Exhibit 2.1

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

by and among

CUSTOM SENSORS & TECHNOLOGIES LTD.,

CROUZET AUTOMATISMES SAS

CUSTOM SENSORS & TECHNOLOGIES (HUIZHOU) LIMITED
and

SENSATA TECHNOLOGIES HOLDING N.V.

Dated as of July 30, 2015

i

EXHIBITS

Exhibit A:    Pre-Closing Restructuring
Exhibit B:    Form of FIRPTA Certificate
Exhibit C:    Applicable Accounting Principles
Exhibit D:    Form of Transition Services Agreement
Exhibit E:    Form of Reverse Transition Services Agreement
Exhibit F:    Form of China Bill of Sale and Assignment and Assumption Agreement
Exhibit G:    Key Terms of Extraction Notes
Exhibit H:    Form of Subcontract Agreement
Exhibit I:    Form of Tax Consolidation Exit Agreement
Exhibit J:    Term Sheets for Proposed Trademark License Agreements
Exhibit K:    Form of European Offer Letter
Exhibit L:    Alternative Pre-Closing Restructuring

STOCK AND ASSET PURCHASE AGREEMENT
This STOCK AND ASSET PURCHASE AGREEMENT, dated as of July 30, 2015 (this “Agreement”), is made by and among CUSTOM SENSORS & TECHNOLOGIES LTD., a private limited company organized under the laws of England and Wales (“US Seller”), CROUZET AUTOMATISMES S.A.S., a Société par Actions Simplifiée organized under the laws of France (“French Seller”), CUSTOM SENSORS & TECHNOLOGIES (HUIZHOU) LIMITED, a corporation organized under the laws of China (“China Asset Seller” and, together with US Seller and French Seller, “Sellers”), and SENSATA TECHNOLOGIES HOLDING N.V., a public limited company organized under the laws of the Netherlands (“Buyer”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.
R E C I T A L S:
WHEREAS, the following Subsidiaries of Sellers are engaged in the Business: (i) Custom Sensors & Technologies US Corporation, a Delaware corporation (“CST”), and its Subsidiaries (other than BEI Precision Systems & Space Company, Inc., a Delaware corporation (“PSSC”)), (ii) Crydom SSR, (iii) BEI France and (iv) China Asset Seller;
WHEREAS, US Seller owns all of the issued and outstanding shares of common stock of CST (the “CST Shares”);
WHEREAS, on the terms and subject to the conditions set forth herein, (i) US Seller desires to sell to Buyer, and Buyer desires to purchase from US Seller, the CST Shares, and (ii) China Asset Seller desires to sell and convey to Buyer, and Buyer desires to purchase and assume from China Asset Seller, the China Assets and the China Liabilities;
WHEREAS, French Seller owns all of the issued and outstanding shares of Crydom SSR (the “UK Shares”) and BEI France (the “French Shares” and, together with the UK Shares, the “European Company Shares”);
WHEREAS, Buyer and French Seller are parties to the European Offer Letter, pursuant to which the French Seller has the right to exercise the European Sale Option on the terms and subject to the conditions thereof;
WHEREAS, BEI Sensors & Systems Company, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of CST (“BEISSC”), (i) owns and operates, among other things, the Systron Donner Inertial business division and the Crouzet North America business division (collectively, the “Retained Divisions”) of Sellers and (ii) owns 100% of the capital stock of PSSC (the businesses conducted by PSSC and the Retained Divisions referred to, collectively, as the “Retained US Businesses”); and
WHEREAS, the parties desire that the Retained US Businesses and certain retained headquarters functions be separated from CST and transferred to the US Seller (or another Affiliate of US Seller other than CST or any of its Subsidiaries) prior to the purchase and sale of the CST Shares described above in accordance with the Pre-Closing Restructuring.

NOW, THEREFORE, the parties agree as follows:
ARTICLE 1
SALE AND PURCHASE OF SHARES
Section 1.1    Sale and Purchase of Shares; Assignment and Assumption of China Assets and Liabilities.
(a)    Subject to the terms and conditions hereof, at the Closing and following the Pre-Closing Restructuring, (i) US Seller shall sell to Buyer, and Buyer shall purchase from US Seller, the CST Shares, free and clear of any Liens, (ii) if (and only if) the French Seller exercises the European Sale Option, the French Seller shall sell, or cause to be sold, to Buyer, and Buyer shall purchase, the European Company Shares, free and clear of any Liens, and (iii) China Asset Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from China Asset Seller, the China Assets, free and clear of all Liens other than Permitted Liens, pursuant to the China Bill of Sale and Assignment and Assumption Agreement, for the following consideration: (x) an aggregate purchase price of (A) $957,000,000 (provided, that if the French Seller exercises the European Sale Option, such amount shall be increased to $1,000,000,000), plus (B) an amount equal to the Closing Cash, minus (C) an amount equal to the Closing Debt, minus (D) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital, plus (E) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, minus (F) an amount equal to the Company Group Transaction Expenses (such amount, the “Purchase Price”), which amount shall be payable as set forth in Section 1.2(b)(ii) and, in the case of items (B) through (F) above, shall be calculated in accordance with the definitions contained herein and in accordance with the Applicable Accounting Principles and subject to adjustment as set forth in Section 1.3, and (y) the assumption by Buyer of the China Liabilities and the assumption by Buyer of all Liabilities of US Seller under the Extraction Notes pursuant to the China Bill of Sale and Assignment and Assumption Agreement or Extraction Notes Assignment and Assumption Agreement, as applicable.
(b)    The Purchase Price (plus the Assumed Liabilities) shall be allocated among the CST Shares, the French Shares, the UK Shares and the China Assets as set forth on Schedule 1.1; provided, that if the French Seller does not exercise the European Sale Option, the Purchase Price (plus the Assumed Liabilities) shall be allocated among the CST Shares and the China Assets as set forth on Schedule 1.1 (in either case, such allocation, the “Allocation”). Any adjustment to the Purchase Price pursuant to this Agreement shall be allocated to the Shares or to the China Assets (as applicable) to which the adjustment relates; provided, that if an adjustment to the Purchase Price does not relate to specific Shares or to the China Assets, then such adjustment shall be allocated as reasonably agreed by Sellers and Buyer. To the extent that the percentage of the Purchase Price paid to any Seller is not equal to the percentage of the Purchase Price allocated to such Seller in the Allocation (such Seller’s “Allocated Purchase Price”), the parties shall, and shall cause their respective Affiliates to, take all necessary actions to refund, repay and redistribute among the Sellers as promptly as reasonably practicable any amounts paid to any Seller in excess of such Seller’s Allocated Purchase Price, such that, after giving effect to any such refunds, repayments and redistributions, the amount of Purchase Price received by each Seller shall be equal to such Seller’s Allocated Purchase Price.
Section 1.2    Closing.
(a)    The closing of the sale and purchase of the Shares and the China Assets, the assumption of the China Liabilities, the assumption of the Liabilities under the Extraction Notes and other transactions contemplated hereby (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (or such other place as is agreed in writing by the parties), on the later of (i) October 1, 2015, and (ii) the first Business Day of the first calendar month commencing after the Closing Trigger Date. The “Closing Trigger Date” shall mean the first date on which (x) all of the conditions to Closing in Article 6 (other than those conditions that by their nature are satisfied by actions taken at the Closing, provided such conditions are then capable of being satisfied) are satisfied or waived by the party entitled to the benefit of such conditions, and (y) the Marketing Period has ended (or been waived by the Buyer). The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”.
(b)    At the Closing:
(i)    Sellers shall deliver, or shall cause to be delivered, to Buyer:
(A)    one or more certificates representing all of the CST Shares, in each case, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;
(B)    if the European Sale Option is exercised, (1) a share transfer form (ordre de mouvement) representing the transfer of all of the French Shares, together with a corresponding tax form (CERFA 2759), each duly executed by French Seller, and accompanied by the share transfer books (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) duly updated with the transfer of all the French Shares to Buyer, and (2) one or more share certificates in respect of the UK Shares, together with all applicable transfer documents duly executed in favor of Buyer or its designee;
(C)    the officer’s certificate required pursuant to Section 6.2(a), in form and substance reasonably satisfactory to Buyer, duly executed by an authorized officer of each Seller;
(D)    a duly executed statement in the form of Exhibit B;
(E)    the resignations of all officers and directors of the Companies and the Transferred Subsidiaries set forth on Schedule 1.2(b)(i)(E);
(F)    each of the Ancillary Agreements (other than the European Offer Letter), duly executed by Sellers and any of their Affiliates that are to be a party thereto;

(G)    the Tax Consolidation Exit Agreement, duly executed by the parties thereto;
(H)    (i) a duly executed pay-off letter in customary form from each of the holders of, or the agent of the holders of, Indebtedness set forth on Schedule 1.2(b)(i)(H) (as such schedule may be updated prior to the Closing) certifying the amount to be paid at the Closing to the holders thereof and that all such Indebtedness (including any amounts payable at or as a result of the Closing) owing to such holder shall have been paid in full upon receipt by such holder of the amounts set forth in such pay-off letter and that, following such payment, such agent or holders shall take actions necessary to evidence release of all Liens and guaranties and cancel notes in connection therewith (including actions necessary to file UCC financing statements (and other required termination statements) and to effect the termination of all Liens on the assets of the Companies and the Transferred Subsidiaries with respect to such Indebtedness and delivery of all possessory collateral in the possession of any agent, lender or holder in respect of such Indebtedness);
(I)    resolutions of the board of directors or equivalent body of each Seller and each Company approving this Agreement, the transfer of the Shares and China Assets to Buyer and the other transactions contemplated hereby, certified by an authorized officer of each such Person; and
(J)    if the European Sale Option has been exercised, (x) minutes of the works’ council (comité d'entreprise) and/or any other relevant employee representative body of the French Seller and BEI France confirming that the information and consultation procedure have resulted in the remittance of its opinion (avis), or evidence that works council (comité d'entreprise) and/or any other relevant employee representative body of the French Seller and BEI France have been duly and timely informed and consulted and are deemed to have rendered their opinion and (y) evidence that the rights of employees to be informed of the sale of majority stakes of their company, set forth by French Law 2014-856 dated 31 July 2014 (Loi sur l’Economie Sociale et Solidaire) has been duly complied with (including, without limitation, copies of the letters sent to each of BEI France’s employees to inform them of their rights set forth by such law).
(K)    A list of all bank accounts of the Companies and the Transferred Subsidiaries.
(ii)    Buyer shall deliver, or cause to be delivered: (a) to US Seller by wire transfer of immediately available funds to one or more accounts designated in writing by US Seller at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the portion of the Estimated Purchase Price allocated to the CST Shares in accordance with the Allocation; (b) if the European Sale Option has been exercised, to French Seller, by wire transfer of immediately available funds, to one or more accounts designated in writing by French Seller at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the portion of the Estimated Purchase Price allocated to the European Company Shares in accordance with the Allocation; and (c) to the China Asset Seller, by wire transfer of immediately available funds, to an account designated in writing by the China Asset Seller at least two (2) Business Days prior to the Closing Date, an amount in cash that is the Renminbi equivalent of the portion of the U.S. dollar-denominated Estimated Purchase Price allocated to the China Assets in accordance with the Allocation calculated at the middle exchange rate between Renminbi and US dollars published by the People’s Bank of China on two (2) Business Days prior to the Closing Date.
(iii)    Buyer shall deliver, or cause to be delivered, to Sellers:
(A)    the officer’s certificate required pursuant to Section 6.3(a), in form and substance reasonably satisfactory to Sellers, duly executed by an authorized officer of Buyer; and
(B)    each of the Ancillary Agreements, duly executed by Buyer.
Section 1.3    Purchase Price Adjustment.
(a)    Pre-Closing Adjustment. At least three (3) Business Days prior to the Closing Date, Sellers shall prepare (or cause to be prepared) and deliver to Buyer (together with reasonable supporting documentation or files to enable Buyer review) (x) an estimated unaudited combined balance sheet of the Business as of the Effective Time (the “Estimated Closing Balance Sheet”) and (y) a statement (the “Estimated Closing Statement”), in each case setting forth:
(i)    an estimated calculation of the Closing Cash (the “Estimated Closing Cash”);
(ii)    an estimated calculation of the Closing Debt (the “Estimated Closing Debt”) and the payment amounts and wire transfer instructions for all payments to be made at the Closing to Sellers contemplated hereunder;
(iii)    an estimated calculation of the Closing Working Capital (the “Estimated Closing Working Capital”);
(iv)    an estimated calculation of the Company Group Transaction Expenses (the “Estimated Company Group Transaction Expenses”); and
(v)    an estimated calculation of the Purchase Price pursuant to Section 1.1 based on the amounts described in clauses (i) through (iv) of this Section 1.3(a) (the “Estimated Purchase Price”);
in each case, derived from the Estimated Closing Balance Sheet and calculated in good faith in accordance with the provisions of this Agreement.
(b)    Closing Statement. As promptly as reasonably practicable, but no later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Closing Statement”) consisting of (i) an unaudited combined balance sheet of the Business as of the Effective Time (the “Closing Balance Sheet”), (ii) a calculation of the Closing Cash derived from the Closing Balance Sheet, (iii) a calculation of the Closing Debt derived from the Closing Balance Sheet, (iv) a calculation of the Closing Working Capital derived from the Closing Balance

Sheet; (v) a calculation of the Company Group Transaction Expenses derived from the Closing Balance Sheet, and (vi) a calculation of the amount, if any, payable pursuant to clause (g) of this Section 1.3, determined based on the foregoing calculations. The Closing Statement shall be prepared in good faith in accordance with the Applicable Accounting Principles and the provisions of this Agreement.
(c)    Dispute Notice. The Closing Statement shall become final, binding and conclusive upon Sellers and Buyer on the forty-fifth (45th) day following Sellers’ receipt of the Closing Statement, unless prior to such forty-fifth (45th) day Sellers deliver to Buyer a written notice (a “Dispute Notice”) stating that Sellers believe that the Closing Statement contains mathematical errors or was not prepared in accordance with the Applicable Accounting Principles or the provisions of this Agreement, and specifying in reasonable detail each item or amount that Sellers dispute (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting Sellers’ positions. Sellers shall not challenge the Closing Statement on any other basis, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 1.3(b).
(d)    Resolution Period. During the thirty (30) days immediately following Buyer’s receipt of a Dispute Notice delivered by Sellers under Section 1.3(c) (the “Resolution Period”), Buyer and Sellers shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Dispute Notice. If Sellers and Buyer reach agreement with respect to any such Disputed Items, Buyer shall promptly revise the Closing Statement to reflect such agreement.
(e)    Independent Accountant. If Buyer and Sellers are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and Sellers shall jointly engage, and submit the unresolved Disputed Items (the “Unresolved Items”) to, the Independent Accountant for resolution in accordance with the terms of this Section 1.3(e). The Independent Accountant shall act as an arbitrator to determine, based solely on presentations by Buyer and Sellers and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. Buyer and Sellers shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.3 and in accordance with the Applicable Accounting Principles and the provisions of this Agreement, and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of Buyer’s and Sellers’ disagreement (which range shall in no event be greater than the range represented by the amounts set forth in the Closing Statement and Dispute Notice for such unresolved Disputed Items). Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request and shall be afforded an opportunity to discuss the Unresolved Items with the Independent Accountant at such hearing as the Independent Accountant shall request or permit; provided that (i) each party shall provide the other party with a copy of all materials provided to, and communications with, the Independent Accountant, and (ii) no party (or any of its Affiliates, advisors or representatives) shall engage in any ex parte communication with the Independent Accountant at any time with respect to the Unresolved Items. The determination of the Independent Accountant as to any Disputed Items shall be final, binding and conclusive upon Buyer and the Sellers (absent manifest error) and the decision of the Independent Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The fees, expenses and costs of the Independent Accountant shall be borne by Buyer and Sellers in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant. For example, if (x) the total amount of the Unresolved Items submitted to the Independent Accountant for resolution in accordance with the terms of this Section 1.3(e) is $1,000, (y) the aggregate amount of the Unresolved Items resolved by the Independent Accountant in favor of Sellers is $600 and (z) the total amount of fees, expenses and costs of the Independent Accountant in connection with such dispute is $100, then Buyer shall bear $60 of such amount and Sellers shall bear $40 of such amount.
(f)    Access to Information. Each party shall use its reasonable best efforts to provide promptly to the other party, reasonable access at reasonable times to the books and records of such party and to appropriate employees and representatives (including independent accountants) as such other party shall reasonably request in connection with preparation and review of the Estimated Closing Statement, the Closing Statement or any component thereof or information contained or referred to therein, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to each party and its representatives entering into any such access letters required by the other party’s accountants in connection herewith), and shall otherwise cooperate reasonably and in good faith with such other party to arrive at a final determination of the amounts set forth in the Estimated Closing Statement and the Closing Statement, as the case may be.
(g)    Final Adjustment. Within five (5) Business Days after the Closing Statement is finalized pursuant to clause (c), (d) or (e) of this Section 1.3:
(i)    (A) if the Closing Working Capital exceeds the Estimated Closing Working Capital, Buyer shall pay to Sellers an amount equal to such excess, or (B) if the Closing Working Capital is less than the Estimated Closing Working Capital, Sellers shall pay to Buyer an amount equal to such shortfall;
(ii)    (A) if the Closing Cash exceeds the Estimated Closing Cash, Buyer shall pay to Sellers an amount equal to such excess, or (B) if the Closing Cash is less than the Estimated Closing Cash, Sellers shall pay to Buyer an amount equal to such shortfall; and
(iii)    (A) if the Closing Debt exceeds the Estimated Closing Debt, Sellers shall pay to Buyer an amount equal to such excess, or (B) if the Closing Debt is less than the Estimated Closing Debt, Buyer shall pay to Sellers an amount equal to such shortfall; and

(iv)    (A) if the Company Group Transaction Expenses exceed the Estimated Company Group Transaction Expenses, Sellers shall pay to Buyer an amount equal to such excess, or (B) if the Company Group Transaction Expenses are less than the Estimated Company Group Transaction Expenses, Buyer shall pay to Sellers an amount equal to such shortfall.
(h)    Method of Payment, Etc. Any amount paid in respect of adjustments to the Purchase Price made pursuant to this Section 1.3 shall be (i) paid by wire transfer of immediately available funds to an account designated by the receiving party and (ii) treated as an adjustment to the Purchase Price for applicable Tax purposes to the extent permitted by Tax Law.
Section 1.4    Withholding. Buyer, its Affiliates, and any other Persons acting on their behalf shall be entitled to deduct and withhold from any amounts payable under this Agreement any Taxes required to be deducted and withheld with respect to any such payments under the Code, the Treasury Regulations issued thereunder or any other applicable provision of Law. To the extent that Buyer becomes aware of any applicable deduction or withholding in respect of the Estimated Purchase Price with respect to the sale of the Shares and the China Assets (other than on account of US Seller’s failure to timely deliver the certificate pursuant to Section 1.2(b)(i)(D)), Buyer shall promptly, and in any event at least three (3) Business Days prior to the Closing Date, provide written notice to the applicable Seller of its intention to make such deduction or withholding. To the extent such amounts are withheld with respect to any Person, such amounts shall be treated as having been paid to or on behalf of such Person to the extent such amounts are properly remitted to the applicable Governmental Authority. Upon request by Sellers, Buyer shall furnish Sellers with official receipts (or copies thereof) evidencing the payment of any withheld amounts (or, if such receipts are not available, other evidence of payment reasonably acceptable to Sellers).
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the sections of the Seller Disclosure Letter corresponding to the respective Sections or sub-Sections of this Article 2 (subject to Section 10.7), Sellers jointly and severally represent and warrant to Buyer, as follows (it being agreed that, (i) except for the Pre-Closing Restructuring Representations, the representations and warranties when made on the date of this Agreement are made as though the Pre-Closing Restructuring had been completed prior to the date hereof and, thus, do not and are not intended to refer to any of the Retained US Businesses or the retained headquarters functions, which are expressly excluded from the scope thereof, and (ii) for the avoidance of doubt, all of the representations and warranties contained in this Article 2 are made on the basis assuming that the French Seller has exercised the European Sale Option; provided that such representations and warranties regarding French Seller and/or the European Company Shares shall only be deemed to be granted by the Sellers if (and only if) the French Seller has exercised the European Sale Option:
Section 2.1    Corporate Status. Each Seller and each of the Companies is a corporation or other legal entity (as indicated on Section 2.1 of the Seller Disclosure Letter) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as indicated on Section 2.1 of the Seller Disclosure Letter) and has all requisite corporate or other comparable power and authority to carry on its business in all material respects as now conducted. Each Seller and each of the Companies is duly qualified to do business as a foreign corporation or other foreign entity and is in good standing (where such concept is recognized), in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Sellers have delivered to Buyer true and complete copies of the Organizational Documents of each of the Companies as in effect on the date hereof.
Section 2.2    Corporate and Governmental Authorization.
(a)    Each Seller and each of its Affiliates party to any Ancillary Agreement has all requisite corporate or comparable power and authority to execute and deliver this Agreement (if applicable) and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller and each of its Affiliates of this Agreement (if applicable) and each of the Ancillary Agreements to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action of such Person and its respective equity holders. Each Seller has duly executed and delivered this Agreement and on the Closing Date each Seller and its Affiliates will have duly executed and delivered each of the Ancillary Agreements to which it is a party. This Agreement constitutes, and each Ancillary Agreement to which any Seller or its Affiliates will be a party, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Seller or Affiliate, enforceable against such Seller or Affiliate in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity) (the “Enforceability Exceptions”).
(b)    The execution and delivery by each Seller and its Affiliates of this Agreement (if applicable) and each of the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, require no consent, waiver, approval, Order, authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and the other Competition Laws of the jurisdictions set forth in Section 2.2(b)(i) of the Seller Disclosure Letter, (ii) compliance with any applicable requirements of the other Laws as set forth in Section 2.2(b)(ii) of the Seller Disclosure Letter and (iii) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to adversely affect, in any material respect, the Business or the ability of such Seller or Affiliate to perform its obligations hereunder or thereunder or result in (A) the termination, forfeiture or loss of, on the imposition of any Lien on, any Asset or other material property, asset, Contract or other right of either Company or any Transferred Subsidiary or included in the China Assets, (B) the imposition of any material restriction or limitation on the conduct of the Business or the activities of any Company or Transferred Subsidiary or (C) the

incurrence of any material Loss on the part of the Business or any Company or Transferred Subsidiary.
Section 2.3    Non-Contravention. The execution and delivery by each Seller or its Affiliates of this Agreement (if applicable) and each of the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or breach any provision of the Organizational Documents of such Seller or its Affiliate party to any Ancillary Agreement or any of the Companies or the Transferred Subsidiaries, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with, breach or violate any provision of any applicable Law in any material respect, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of a Contract or Permit affecting the Assets or the Business or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on the Assets, or capital stock or other equity interests in any Company or any Transferred Subsidiary, except in the case of (b), (c) or (d) as would not, individually or in the aggregate, have a Material Adverse Effect.
Section 2.4    Capitalization; Title to Shares.
(a)    The authorized, issued and outstanding capital stock or other voting or equity interests of each of the Companies, and the record and beneficial ownership thereof, is set forth in Section 2.4(a) of the Seller Disclosure Letter. The Shares have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with, and are not subject to, any preemptive, subscription, option, right of first refusal or offer, co-sale, participation or similar rights. French Seller owns all of the European Company Shares, beneficially and of record, and US Seller owns all of the CST Shares, beneficially and of record, in each case, free and clear of any Lien. Upon delivery of and payment for the Shares at the Closing and, in the case of the French Shares, upon registration of the transfer of the French Shares on the share transfer register of BEI France, Buyer will acquire good and valid title to all of the Shares, free and clear of any Lien.
(b)    Except for the Shares, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Company, (ii) securities of any Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in such Company, (iii) options, warrants, calls, subscriptions, rights of first refusal or offer, co-sale rights, participation rights, stock appreciation rights, stock units, phantom stock, deferred stock, performance stock, profit participation, other equity or equity-linked securities or other rights or agreements, commitments or understandings of any kind to acquire, or other obligation of any Seller or any of the Companies or any of their respective Affiliates to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in any Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Company, (iv) voting trusts, proxies or other similar agreements or understandings to which any Seller or any of the Companies or any of their respective Affiliates is a party or by which any Seller or any of the Companies or any of their respective Affiliates is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in any Company or (v) Contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in any Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities.
(c)    There is no liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any of the Company Securities.
Section 2.5    Transferred Subsidiaries; Ownership Interests.
(a)    The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in all Transferred Subsidiaries, the respective jurisdictions of formation of such Transferred Subsidiaries and the Companies’ direct or indirect ownership interests in such Transferred Subsidiaries are set forth in Section 2.5(a) of the Seller Disclosure Letter. All of the outstanding shares of capital stock of and other voting or equity interests in each Transferred Subsidiary have been duly authorized and validly issued, fully paid and nonassessable, were issued in compliance with, and are not subject to, any preemptive, subscription, option, right of first refusal or offer, co-sale, participation or similar rights and, except as set forth in Section 2.5(a) of the Seller Disclosure Letter, are owned beneficially and of record by one of the Companies or a wholly owned Transferred Subsidiary, as set forth in Section 2.5(a) of the Seller Disclosure Letter, free and clear of any Liens, except as may be set forth in the Organizational Documents of such Transferred Subsidiary. Except as set forth in Section 2.5(a) of the Seller Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Transferred Subsidiary, (ii) securities of any Company or any of their respective Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Transferred Subsidiary, or (iii) options, warrants, calls, subscriptions, options, rights of first refusal or offer, co-sales, participations or similar rights, stock appreciation rights, stock units, phantom stock, deferred stock, performance stock, other equity or equity-linked securities or other rights or agreements, commitments or understandings of any kind to acquire from any Company or any of their respective Subsidiaries or respective Affiliates, or other obligation of Seller, any of the Companies or any of their respective Subsidiaries or respective Affiliates to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in any Transferred Subsidiary or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Transferred Subsidiary (the items in clauses (i) (ii) and (iii) being referred to collectively as the “Transferred Subsidiary Securities”). There are no outstanding obligations of any Company or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any Transferred Subsidiary Securities. There is no liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any of the Transferred Subsidiary Securities, except any such dividends payable to one of the Companies or a wholly owned Transferred Subsidiary. Except as set forth in Section 2.5(a) of the Seller Disclosure Letter, no Company or any Transferred Subsidiary owns, or is subject to any obligation to acquire, any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person. No Company or any Transferred Subsidiary has any outstanding bonds, debentures, notes or, other than as set forth in Section 2.4 and Section 2.5 of the Seller Disclosure Letter, other securities, in each case the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of any Company or any Transferred Subsidiary on any matter.
(b)    Sellers have made available to Buyer true and complete copies of the Organizational Documents of each Transferred Subsidiary as in effect as of the date hereof. Each Transferred Subsidiary is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its jurisdiction of formation and has all requisite corporate or comparable power and authority to carry on its business as now conducted. Each Transferred Subsidiary is duly qualified to do business as a foreign corporation or other foreign entity and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or in good standing, which includes each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 2.6    Financial Statements. Attached as Section 2.6(a) of the Seller Disclosure Letter are complete copies of the unaudited pro forma combined management accounts of the Business consisting of a balance sheet as of December 31, 2014 (the “Balance Sheet Date”) and a profit and loss statement for the twelve (12) month period ended on the Balance Sheet Date (the “Financial Statements”). Attached as Section 2.6(b) of the Seller Disclosure Letter are complete copies of the unaudited working capital statement of the Business and profit and loss statement of the Business, as of and for the four (4) month period ended on April 30, 2015 (and, in the case of such profit and loss statement, for the comparative four (4) month period ended April 30, 2014) (the “Interim Financial Statements”). The Financial Statements and the Interim Financial Statements have each been prepared based on the books and records of the Business, and subject to (i) in the case of the Financial Statements, the special purpose accounting principles set forth on Section 2.6(c) of the Seller Disclosure Letter (the “Annual Special Purpose Accounting Principles”), and (ii) in the case of the Interim Financial Statements, the special purpose accounting principles set forth on Section 2.6(d) of the Seller Disclosure Letter (the “Interim Special Purpose Accounting Principles”) have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) and present fairly, in all material respects (A) in the case of the Financial Statements, the financial position and results of operations of the Business as of the dates and for the periods indicated therein (subject to and except as disclosed in the footnotes or comments thereto), and (B) in the case of the Interim Financial Statements, the results of operation and working capital of the Business (including both the current assets and current liabilities thereof, but excluding the China Assets and China Liabilities) as of and for the four (4) month period ended April 30, 2015 (and, in the case of such profit and loss statement, for the comparative four (4) month period ended April 30, 2014).
Section 2.7    No Undisclosed Material Liabilities. Except (a) for Liabilities and obligations disclosed or reserved against in the Financial Statements (or disclosed in the footnotes or comments thereto), (b) for Liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) for Liabilities not in excess of $1,000,000 in the aggregate, and (d) as set forth in Section 2.7 of the Seller Disclosure Letter, the Companies, the Transferred Subsidiaries and the Business do not have any Liabilities or obligations of any nature whatsoever, whether accrued, contingent or otherwise, of the type required to be reflected or disclosed on a balance sheet for the Business (or in the footnotes thereto) prepared in accordance with IFRS.
Section 2.8    Absence of Certain Changes. From the Balance Sheet Date  (a) through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has been no Material Adverse Effect and (c) through the date of this Agreement, none of Sellers or their Affiliates (including the Companies or the Transferred Subsidiaries) has taken or refrained from taking any action that, if proposed to be taken or refrained from being taken after the date hereof, would require the consent of Buyer under clauses (a) – (j) , and (n) of Section 4.1, except in the case of clauses (a) and (c) of this Section 2.8, for actions taken to effect the transactions contemplated by this Agreement or as otherwise contemplated by this Agreement.
Section 2.9    Material Contracts.
(a)    Except as disclosed in Section 2.9(a) of the Seller Disclosure Letter, or entered into after the date hereof in compliance with Section 4.1, none the Companies or the Transferred Subsidiaries or (solely in connection with the Business) the Sellers or their other Affiliates, nor any of their respective assets, properties or operations, is a party to or bound by:
(i)    any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any Asset) or otherwise granting a material Lien on all or any part of the Assets (other than a Lien that will be released on or prior to Closing);
(ii)    any joint venture, partnership, limited liability company, stockholder, strategic alliance or other similar Contracts (including any Contract providing for joint research or development of Intellectual Property, marketing or distribution, or the sharing of profits or expenses);
(iii)    any Contract or series of related Contracts relating to the acquisition or disposition of the capital stock or equity interests or any business or material amount of assets of any Person or Persons (whether by merger, sale of stock, sale of assets or otherwise);
(iv)    any Contract that (A) materially limits (or would, as a result of the Closing, materially limit) the freedom of any of the Companies or the Transferred Subsidiaries to compete in any line of business or with any Person or in any area (including, for the avoidance of doubt, both in respect of geography or market area or market segments), (B) provides for annual payments in excess of $500,000, and contains a provision requiring that the pricing provided under such Contract is equal to or less than the pricing provided to any other third party, or (C) required aggregate payments to any distributor of Business Products in excess of $1,000,000 in the year ended December 31, 2014 and has an express provision granting such distributor exclusivity in any geographic area or with respect to any Business Product;
(v)    any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Companies and the Transferred Subsidiaries over the remaining term of such Contract or related Contracts of $1,000,000 or more or under which the Companies and the Transferred Subsidiaries made payments of $1,000,000 or more during the twelve-month period ending on December 31, 2014;
(vi)    any sales, distribution, agency or other similar Contract providing for the sale by the Companies or the Transferred Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Companies or the Transferred Subsidiaries over the remaining term of the Contract of $1,500,000 or more or under which payments of $1,500,000 or more were made to the Companies or the Transferred Subsidiaries during the twelve-month period ending on December 31, 2014;
(vii)    any Contract relating to any interest rate, derivatives or hedging transaction;
(viii)    any Contract (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any Liabilities or obligations of any of the Companies or the Transferred Subsidiaries or (B) any Company or any Transferred Subsidiary has directly or indirectly guaranteed any Liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(ix)    any Contract involving annual payments in excess of $500,000 (i) requiring the purchase of all or substantially all of its requirements of a particular product or service from a supplier, or (ii) that is a warranty Contract or arrangement with respect to services rendered or products sold, other than warranties entered into in the ordinary course of business consistent with past practice (an example of which is incorporated as part of Section 2.9(a)(ix) of the Seller Disclosure Letter);
(x)    any settlement, conciliation or similar Contract or arrangement, the performance of which (A) will involve payment by the Company or any Transferred Subsidiary of consideration in excess of $500,000, or (B) imposes material monitoring or reporting responsibilities to any Governmental Authority outside the ordinary course of business;
(xi)    any lease of personal property providing for annual payments in excess of $250,000; or
(xii)    any power of attorney currently in effect executed on behalf of any entity of the Company Group authorizing any Person to act on behalf of such entity.

(b)    Each Contract, commitment, arrangement or plan disclosed, or required to be disclosed (or entered into after the date hereof that would have been required to be disclosed on Section 2.9(a) of the Seller Disclosure Letter if it were entered into prior to the date hereof), in the Seller Disclosure Letter pursuant to Sections 2.9(a), 2.11(b), 2.15, 2.16(a), 2.19(a) or 2.20(a) (but solely to the extent currently in effect) (each, a “Material Contract”) is a valid and binding agreement of the Company or the Transferred Subsidiary party thereto and, to the Knowledge of Sellers, each of the other parties thereto, enforceable in accordance with its terms (in each case, subject to the Enforceability Exceptions) and is in full force and effect, and none of the Companies or the Transferred Subsidiaries or, to the Knowledge of Sellers, any other party thereto, is in default or breach (including, with notice or the passage of time or both) in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any written notice of any intention to terminate, any such Material Contract, and, to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default thereunder or result in a termination thereof or would cause or permit the acceleration of or other material changes of or to any material right or obligation or the loss of any material benefit thereunder. True, correct and complete copies of the Material Contracts (or, in the case of any oral Material Contract, a true and correct description or written summary of all material terms), together with all amendments, exhibits, attachments, waivers or other changes thereto in effect as of the date of this Agreement have been made available to Buyer.
Section 2.10    Assets and Properties.
(a)    The Companies, the China Asset Seller (with respect to the China Business) and the Transferred Subsidiaries hold valid legal (and, in the case of Owned Real Property, good and marketable indefeasible fee simple) title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar Contract, all of the material assets reflected on the balance sheet set forth in the Financial Statements as of the Balance Sheet Date or otherwise used in and material to the Business other than assets sold, or used pursuant to any lease, license or similar contract that has terminated, in each case after the Balance Sheet Date (collectively, the “Assets”), in each case free and clear of any Liens other than Permitted Liens. The machinery, equipment and other tangible assets of the Companies and the Transferred Subsidiaries that are used in and material to the operations of the Business are in good operating condition and repair in all material respects, subject to normal wear and tear.  China Asset Seller has valid title to all of the material China Assets, free and clear of any Liens other than Permitted Liens.
(b)    Section 2.10(b) of the Seller Disclosure Letter lists, as of the date hereof, all material real property owned by the Companies or any of the Transferred Subsidiaries or included in the China Assets (together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto, the “Owned Real Property”). Section 2.10(b) of the Seller Disclosure Letter also lists the address and owner of each parcel of Owned Real Property. Other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as set forth on Section 2.10(b) of the Seller Disclosure Letter, none of the Companies, Transferred Subsidiaries or China Asset Seller has leased, subleased or licensed to any third-party the right to use or occupy any of the Owned Real Property.
(c)    Section 2.10(c) of the Seller Disclosure Letter lists, as of the date hereof, all real property leased, subleased, licensed or otherwise occupied by the Companies or any of the Transferred Subsidiaries or used by the China Asset Seller in the conduct of the Business (the “Leased Real Property”, and the leases, subleases, licenses and other occupancy agreements pursuant to which such real property is leased, subleased, licensed or otherwise occupied, including all amendments, modifications and other supplements thereto, collectively the “Leases”) and sets forth the address, landlord and tenant for each Lease. There is no existing material default or material breach under any Lease by the Company or the Transferred Subsidiary party thereto or, to the Knowledge of Sellers, by any other party thereto. True, correct and complete copies of the Leases have been made available to Buyer.
(d)    To the Knowledge of Sellers, as of the date hereof, none of the Companies, Transferred Subsidiaries, or China Asset Seller has received written notice from any Governmental Authority of any pending or threatened (i) Litigation or other governmental action to modify the zoning classification of all or any part of the Owned Real Property or Leased Real Property or (ii) governmental moratoria materially affecting the Owned Real Property or Leased Real Property or any other impediments that are reasonably likely to materially interfere with the use or disposition of the Owned Real Property or Leased Real Property or the value or operations of the Owned Real Property or Leased Real Property following the Closing.
(e)    To the Knowledge of the Sellers, (i) the use being made of the Owned Real Property and Leased Real Property is in material conformity with the certificates of occupancy issued for such properties, (ii) the Owned Real Property and Leased Real Property is in material compliance with all building, fire, zoning and other laws, ordinances and regulations applicable thereto, including, as applicable, the Americans with Disabilities Act, in all material respects, and (iii) the Owned Real Property and Leased Real Property and the present use and condition thereof do not materially violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable thereto, as modified by any duly issued variances.
(f)    There is no pending or, to the Knowledge of Sellers, threatened Litigation or other proceeding to condemn or take by eminent domain any Owned Real Property.
Section 2.11    Intellectual Property
(a)    Section 2.11(a) of the Seller Disclosure Letter lists as of the date hereof all United States and foreign (i) trademark and service mark registrations and applications, (ii) copyright and mask work registrations and applications, (iii) domain name registrations, (iv) issued patents and pending patent applications (including provisional applications) ((i) through (iv), collectively, the “Registered Intellectual Property”), and (v) unregistered Intellectual Property material to the Business, that are, in each case, owned by the Companies or any of the Transferred Subsidiaries or (to the extent used in connection with the Business) Sellers or their other Subsidiaries. The Registered Intellectual Property and any other Intellectual Property owned by the Companies or any of the Transferred Subsidiaries, including all such Intellectual Property set forth or required to be set forth on Section 2.11(a) of the Seller Disclosure Letter (collectively, the “Owned Intellectual Property”), are owned by one of the Companies or the Transferred Subsidiaries, free and clear of all Liens, except for Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate, to be material and adverse to the conduct of the Business, (i) one of the Companies, the Transferred Subsidiaries or the China Asset Seller is the sole owners of each item of Owned Intellectual Property, (ii) to the Knowledge of Sellers, each item of Registered Intellectual Property is valid, enforceable, and subsisting and (iii) has not been abandoned or canceled, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller, is threatened in writing, that challenges the validity, enforceability, registration, or ownership of any Owned Intellectual Property.
(b)    Section 2.11(b) of the Seller Disclosure Letter sets forth, as of the date hereof, any written Contract for Intellectual Property to which any of the Companies, Transferred Subsidiaries or the Sellers (in the case of the Sellers, only to the extent such Contract is used in and is material to the conduct of the Business), is a party, including pursuant to which any of the Companies, Transferred Subsidiaries, or the Sellers: (A) is granted a right or license to Intellectual Property material to the Business not owned by any such Persons, but excluding any (x) non-exclusive licenses which grant the Companies or Transferred Subsidiaries rights to use or practice rights under any Intellectual Property in connection with the manufacture or sale of products in the ordinary course of business or (y) readily available off-the-shelf, click wrap or shrink wrap Software; and (B) grants to any other Person any rights in any Business Intellectual Property, other than non-exclusive licenses granted to customers, sales representatives, distributors, suppliers or vendors in the ordinary course of business.
(c)    Except as set forth in Section 2.11(c) of the Seller Disclosure Letter during the last six (6) years, (i) the conduct of the Business has not infringed on or misappropriated any Intellectual Property rights of any Person, (ii) to the Knowledge of Sellers, no Person has infringed on or misappropriated any of the Owned Intellectual Property, and (iii) through the date of this Agreement, (A) none of Sellers, the Companies or the Transferred Subsidiaries have received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation and (B) there been no pending or, to the Knowledge of Sellers, threatened, Litigation against any of Sellers, the Companies or the Transferred Subsidiaries alleging any such infringement or misappropriation, except, in the case of each of clauses (i) and (ii) herein, for such infringements or misappropriations as have not been, and would not reasonably be expected to be, individually or in the aggregate, material and adverse to the conduct of the Business.
(d)    All Persons who have developed, created any portion of, or otherwise would have any rights in or to, any Owned Intellectual Property that is material to the conduct of the Business have entered into written agreements that assign to the Companies or the Transferred Subsidiaries such Person’s rights therein and thereto, or the Companies or the Transferred Subsidiaries own such Intellectual Property pursuant to applicable Law.
(e)    Except for actions or failure to take actions that would not reasonably be expected to be material and adverse to the Business, Sellers, the Companies and the Transferred Subsidiaries

have taken commercially reasonable actions to (i) maintain, police and protect each item of the Registered Intellectual Property and (ii) maintain the secrecy of the trade secrets and source code included in the Owned Intellectual Property. No Business Intellectual Property which is in source code form, or any other Software, design files, manufacturing schematics, algorithms, or mask works included in the Business Intellectual Property that is in human-readable form (collectively, the “Human-Readable Materials”) is as of the date hereof or as of the Closing Date held by any escrow agent or other Person who is not an employee, adviser or consultant of the Companies, Transferred Subsidiaries, or the Sellers, which Person is subject to contractual obligations preventing the disclosure by such Person of such Human-Readable Materials.  None of the Companies, any of the Transferred Subsidiaries, or any of the Sellers are under any obligation to deliver, license or disclose to any other Person any such Human-Readable Materials.
(f)    At no time during the conception of or reduction to practice of any Owned Intellectual Property material to the conduct of the Business was any developer, inventor or other contributor to such Intellectual Property employed by the Company Group subject to any employment agreement or invention assignment or other obligation with any third Person (including any Governmental Authority) that would vest all or partial ownership of any Owned Intellectual Property material to the conduct of the Business in a third Person.
(g)    In connection with the operation of the Business, the Companies and the Transferred Subsidiaries have not used any open source software (i.e., any software that is subject to any “open source,” “copyleft,” or other similar types of license terms) in any Software included in the Business Products in a manner that would require the Companies or the Transferred Subsidiaries to distribute or otherwise make available any material Business Intellectual Property in source code form, or otherwise license any material Software to any other Person at no charge. The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Companies and the Transferred Subsidiaries (collectively, the “IT Assets”) (i) operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Companies and the Transferred Subsidiaries and have not materially malfunctioned or failed within the last three (3) years, and (ii) are sufficient for the immediate needs of the Companies and the Transferred Subsidiaries. The Companies and the Transferred Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Companies and the Transferred Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.
Section 2.12    Litigation. Except as set forth in Section 2.12 of the Seller Disclosure Letter, (a) there is not, and at no time since January 1, 2013 has there been, any Litigation pending or, to the Knowledge of Sellers, threatened against or affecting the Business, the Assets, any of the Companies or the Transferred Subsidiaries, except any such Litigation that, if adversely determined, would not reasonably be expected, individually or in the aggregate, to result in any Liability to the Business, any of the Companies or the Transferred Subsidiaries in an amount in excess of $500,000, or in the imposition of any materially restrictive non-monetary obligations on the Business, any of the Companies or the Transferred Subsidiaries, and (b) there are no, and at no time since January 1, 2013 have there been any, (i)  material settlement agreements or similar written agreements with any Governmental Authority, or (ii) outstanding material orders, judgments, stipulations, writs, decrees or injunctions, determinations or awards (collectively, “Orders”) issued by any Governmental Authority, in each case, against or affecting the Business, the Assets, any of the Companies or the Transferred Subsidiaries.
Section 2.13    Compliance with Laws; Licenses and Permits.
(a)    The Business, the Companies and the Transferred Subsidiaries (i) are, and at all times since January 1, 2013 have been, in compliance in all material respects with applicable laws (including common law), statutes, ordinances, rules, regulations and Orders of any Governmental Authority (“Laws”), (ii) have not at any time since January 1, 2013 received any written notice of or been charged with any material violation of any Laws and (iii) to the Knowledge of Sellers, are not, and since January 1, 2013 have not been, under investigation by any Governmental Authority with respect to any material violation of any Laws.
(b)    The Business, the Companies and the Transferred Subsidiaries are, and at all times during the past five (5) years have been, in compliance, in all material respects, with the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, and all anti-corruption laws that apply to the Companies’ and the Transferred Subsidiaries’ operations world-wide (collectively, “Anti-corruption Laws”). To the Knowledge of the Sellers, neither the Business nor any of the Companies or the Transferred Subsidiaries, any director, officer, employee, Representative or other Person acting on behalf of any of the Companies or the Transferred Subsidiaries has during the last five (5) years offered, paid or promised or authorized to pay, directly or indirectly, anything of value to any Person or to any Government Official for the purpose, in whole or in part, of corruptly: (A) influencing any act or decision of such Government Official; (B) inducing such Government Official to do or omit to do an act in violation of a lawful duty; (C) securing any improper advantage; (D) inducing such Government Official to influence any act or decision of a Governmental Authority or state-owned enterprise; or (E) otherwise violating any Anti-corruption Law, except, in each case, as would not reasonably be expected to result in the imposition of material liabilities on the Business, any of the Companies or the Transferred Subsidiaries, either individually or in the aggregate. To the Knowledge of Sellers, neither the Business nor any of the Companies or the Transferred Subsidiaries, nor any director, officer, employee, Representative or other Person acting on behalf of any of the Companies or the Transferred Subsidiaries is or has during the last five (5) years been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-corruption Laws, and no such investigation, inquiry or enforcement proceedings have during the last five (5) years been threatened or are pending. Complete and accurate copies of the anti-bribery policies and procedures adopted by each Company or Transferred Subsidiary listed in Section 2.13(b) of the Seller Disclosure Letter have been made available to Buyer.

(c)    Except as set forth in Section 2.13(c)(i) of the Seller Disclosure Letter, the Companies, the Transferred Subsidiaries and the China Asset Seller have all licenses, franchises, permits, certificates, approvals or other similar authorizations of Governmental Authorities affecting, or relating to, the Assets or the operation of the Business deemed by Sellers necessary or advisable for the operation of the Business (the “Permits”), except where the failure to have such Permits would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, the Companies or the Transferred Subsidiaries. Such Permits are valid and in full force and effect and none of the Companies, the Transferred Subsidiaries or the China Asset Seller is in material breach or default under any such Permit. Each such material Permit is listed on Section 2.13(c)(ii) of the Seller Disclosure Letter.
Section 2.14    Environmental Matters.
(a)    Except as set forth in Section 2.14(a) of the Seller Disclosure Letter:
(i)    the Companies, the Transferred Subsidiaries and, with respect to the Business, Sellers are, and since January 1, 2013 have been, in material compliance with all, and have no material Liability under any, applicable Environmental Laws and are in possession of, and are, and since January 1, 2013 have been, in compliance with, all material Permits required under applicable Environmental Laws and, with respect to such Permits, (x) each such Permit is valid and in full force and effect, and no appeals or other proceedings are pending or threatened with respect to the issuance, terms or conditions of any such Permit, and (y) neither any Seller nor any Company nor any Transferred Subsidiary has received any written notice or other written communication from any Governmental Authority regarding any material modification, revocation, withdrawal, non-renewal, suspension, cancellation, or termination of any such Permit;
(ii)    during the past three (3) years, none of any Seller, any Company or any Transferred Subsidiary has received from any Governmental Authority any written notice of material violation or alleged violation of or material Liability under any Environmental Law, other than any such violation or alleged violation or Liability that has been resolved without future material obligation not disclosed or reflected in Financial Statements;
(iii)    there is not, and at no time since January 1, 2013 has there been, any Litigation pending or, to the Knowledge of Sellers, threatened against the Business or any of the Companies or the Transferred Subsidiaries arising under any Environmental Law including with respect to Hazardous Substances;
(iv)    the Companies, the Transferred Subsidiaries and, with respect to the Business, Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any person to, any Hazardous Substance, or owned or operated any property or facility that is or has been contaminated by any Hazardous Substance into the soil or groundwater on any Real Property, in each case so as to give rise to any material Liabilities pursuant to Environmental Laws;

(v)    since January 1, 2013, neither the Companies nor any of the Transferred Subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any Liability of any other Person pursuant to Environmental Laws with respect to any pending environmental investigation;
(vi)    Sellers have made available to Buyer true and complete copies of all environmental reports, assessments and audits (including, without limitation, all Phase I, Phase II and similar reports) possessed by, or under the custody or control of, Sellers, the Companies or the Transferred Subsidiaries pertaining to environmental conditions and compliance with or Liability under Environmental Laws in relation to the Business and Real Property.
(b)    Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in Sections 2.2(b), 2.3, 2.6, 2.7, 2.8, 2.12, 2.13 and 2.18 and this Section 2.14 are the sole and exclusive representations made by Sellers relating to matters arising under Environmental Laws.
Section 2.15    Employees, Labor Matters, etc.
(a)    Except as set forth in Section 2.15(a) of the Seller Disclosure Letter, none of Sellers, the Companies or the Transferred Subsidiaries is, with respect to the Transferred Employees or the Transferred Seller Employees, a party to or otherwise bound by any Collective Agreement, no Transferred Employee nor any Transferred Seller Employee is subject to or covered by any such agreement; and, as of the date hereof, there are no labor unions, works councils or other similar organizations or groups representing or, to the Knowledge of Sellers, purporting or attempting to represent any Transferred Employee or Transferred Seller Employee. True and complete copies of each Collective Agreement set forth in Section 2.15(a) of the Seller Disclosure Letter have been made available to Buyer prior to the date hereof.
(b)    Section 2.15(b) of the Seller Disclosure Letter sets forth a true and complete list of all employment or severance agreements with any Transferred Employee and/or any Transferred Seller Employee with respect to (a) any executive officer or corporate officer of any Company or Transferred Subsidiary or (b) any other current employee whose annual base compensation during the current fiscal year will exceed $150,000 and which may not be terminated at will, or by giving notice of ninety (90) days or less, without an obligation to pay severance, termination or notice pay, other than severance or termination pay required by applicable Law or an applicable collective bargaining agreement. Correct and complete copies of the Contracts listed on Section 2.15(b) of the Seller Disclosure Letter have been made available to Buyer prior to the date hereof.
(c)    Since January 1, 2013, there have been no strikes, slowdowns, pickets or work stoppages by, or lockouts of, or other similar trade union or labor activities or organizing campaigns, material grievances or other material labor disputes with respect to, any employees of any Company or any Transferred Subsidiary or any Transferred Employee and, to the Knowledge of Sellers, none are threatened as of the date hereof.

(d)    Since January 1, 2013, neither the Company nor any of the Transferred Subsidiaries has implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988, the Trade Union and Labour Relations (consolidation) Act 1992 or any similar Law (including, without limitation, California Labor Code ss. 1400 et seq.) (collectively, the “WARN Act”) for which any Company or Transferred Subsidiary could have any remaining material liability.
(e)    Each of the Seller, the Companies and the Transferred Subsidiaries are, and since January 1, 2013 have remained, with respect to the Transferred Employees and the Transferred Seller Employees, in compliance in all material respects with all applicable Laws (and applicable collective bargaining agreements) relating to labor, employment, fair employment practices, and terms and conditions of employment. To the Knowledge of Sellers, since January 1, 2013, neither the Companies nor any Transferred Subsidiary has experienced any attempt by organized labor to cause any Company or any Transferred Subsidiary to comply with or conform to the demands of organized labor relating to non-represented employees of any Company or any Transferred Subsidiary.
(f)    Except as would not result in material liability to BEI France, there is no individual who may be entitled to claim that his or her current or former consulting or contractor relationship with BEI France constitutes an employee-employer relationship. The representations and warranties contained in this Section 2.15(f) shall apply solely with respect to BEI France.
Section 2.16    Employee Benefit Plans and Related Matters; ERISA.
(a)    Disclosure. Section 2.16(a)(i) of the Seller Disclosure Letter lists all material Company Benefit Plans, and Section 2.16(a)(ii) of the Seller Disclosure Letter lists all material Seller Benefit Plans. Sections 2.16(a)(i) and 2.16(a)(ii) of the Seller Disclosure Letter separately identify which plans listed thereon are Transferring Plans. With respect to each Company Benefit Plan listed in Section 2.16(a)(i) of the Seller Disclosure Letter that is a Transferring Plan, Sellers have provided to Buyer complete and correct copies (as applicable) of: (i) the plan document, as amended from time to time, any related trust agreements, insurance contracts or other funding vehicles and all amendments thereto; (ii) the most recent determination or opinion letter provided by a Governmental Authority and any currently pending application to a Governmental Authority for a determination letter; (iii) the most recent summary plan description or other written summary provided to participants thereof and all summaries of material modifications thereto; and (iv) all material notices of or correspondence with any Governmental Authority relating to any Company Benefit Plan. With respect to each Seller Benefit Plan that is listed in Section 2.16(a)(ii) of the Seller Disclosure Letter that is a Transferring Plan, Sellers have provided to Buyer complete and correct copies (as applicable) of the current plan document and all amendments thereto, any related trust agreements, insurance contracts or other funding vehicles and all amendments thereto, the most recent determination or opinion letter provided by a Governmental Authority, the most recent summary plan description and all summaries of material modifications thereto or other written summary provided to participants thereof, and all notices of or correspondence with any Governmental Authority relating to such Seller Benefit Plan.

(b)    Qualification. Each Company Benefit Plan and each Seller Benefit Plan that is listed in Section 2.16(a)(i) or Section 2.16(a)(ii) of the Seller Disclosure Letter that is intended to be qualified under Section 401(a) of the Code or otherwise receive favorable Tax treatment under applicable foreign Tax Law, and the trust (if any) forming a part thereof, has been determined by the applicable Governmental Authority to be so qualified, such determination has not been revoked and there are no existing circumstances or events that would reasonably be expected to adversely affect such Benefit Plan’s qualified status.
(c)    Compliance. Except as would not result in material Liability to any of the Companies or any of the Transferred Subsidiaries, each Company Benefit Plan and Seller Benefit Plan has been established, maintained, operated, funded and accounted for in all material respects in accordance with its terms, applicable Law and any applicable Collective Agreements. Neither Seller nor any of its Affiliates has engaged in, nor has any other Person engaged in, any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan or any Seller Benefit Plan for which any Company or any Transferred Subsidiary would have any material Liability. No condition or circumstance exists that would result in a Liability to any of the Companies or the Transferred Subsidiaries under or with respect to any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 430 of the Code or any applicable similar Law (including, in each case, on account of being an ERISA Affiliate of any Person). The Company Group has complied in all material respects and is in compliance in all material respects with the requirements of Section 4980B of the Code. None of the Companies or the Transferred Subsidiaries has any Liability as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person (other than the other Companies and Transferred Subsidiaries).
(d)    Modification. Other than normal plan design changes occurring in the ordinary course of business or such other modifications as are required to comply with applicable Law or any applicable collective bargaining agreements, there has been no amendment to, written interpretation or announcement (whether or not written) by Seller, any other member of the Seller Group, any Company or any Transferred Subsidiary relating to, or change in employee participation or coverage under, any Transferring Plan which would materially increase the expense of maintaining such Transferring Plan above the current level of the expense incurred in respect thereof.
(e)    Contributions. Except as would not result in material Liability to any of the Companies or the Transferred Subsidiaries, all contributions, distributions, reimbursements and premium payments in respect of all Company Benefit Plans and Seller Benefit Plans have been timely made or paid, or if such contributions, distributions, reimbursements or premium payments are not yet due, such amounts have been properly accrued and reflected in the Financial Statements.
(f)    Pension Plans. None of the Companies or the Transferred Subsidiaries sponsors, maintains or contributes to, or has maintained, sponsored or contributed to, or has, within the preceding six (6) years, any Liability under or with respect to, and no Seller Benefit Plan or Company Benefit Plan is or at any time within the preceding six (6) years was, an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code.
(g)    Claims, Litigations, Audits Etc. Other than routine claims for benefits made in the ordinary course of business or as would not result in material Liability to the Companies or any of the Transferred Subsidiaries, there are no pending or, to the Knowledge of Sellers, threatened Litigation or claims by or on behalf of any participant in any Company Benefit Plan or Seller Benefit Plan, or otherwise involving any Company Benefit Plan or any such Seller Benefit Plan or the assets of any Company Benefit Plan or any such Seller Benefit Plan for which any Company or any Transferred Subsidiary or any Company Benefit Plan or any such Seller Benefit Plan could have any material Liability. Except as would not result in material Liability to the Company or the Transferred Subsidiaries, no Company Benefit Plan or Seller Benefit Plan is presently under or subject to an audit, investigation, inquiry or examination (nor has notice been received by any Seller, any Company or any Transferred Subsidiary of a potential audit, investigation, inquiry or examination) by any Governmental Authority, whether domestic or foreign.
(h)    Acceleration; Change in Control Payments. Except as set forth on Section 2.16(h) of the Seller Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) result in an increase in the amount of compensation or benefits, the acceleration of the vesting or timing of payment of any compensation or benefits payable, or any loan forgiveness to or in respect of any Transferred Seller Employee or any current or former employee, officer, director or independent contractor of any Company or any Transferred Subsidiary, or any increased or accelerated funding obligation with respect to any Company Benefit Plan (“Change in Control Payments”). Notwithstanding the foregoing, Section 2.16(h) of the Seller Disclosure Letter need not set forth any Change in Control Payments that are required by applicable Law or an applicable collective bargaining agreement.
(i)    Multiemployer Plans. None of the Companies or the Transferred Subsidiaries maintains, sponsors, contributes to or is obligated to contribute to, or has, within the preceding six (6) years, maintained, sponsored, contributed to or been obligated to contribute to, or has any Liability under or with respect to, a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.
(j)    Sections 280G and 4999. Except as set forth in Section 2.16(j) of the Seller Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transaction contemplated by this Agreement (either alone or in combination with any other event) by any employee, officer, director, stockholder or other service provider would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(k)    The consummation of the transactions contemplated by this Agreement will not (i) cause the rights of any employee or other individual service provider who is a party to any Contract to which the Company or any Subsidiary is a party, or by which it or their respective properties, assets or rights are bound or affected, to accelerate with respect to the time of payment, funding or vesting of any benefit provided thereunder (whether by reason of a change of control of the Company or otherwise), (ii) result in any payment becoming due to any current employee or former employee or other individual service provider of the Company or any Subsidiary, or (iii) increase any benefits otherwise payable to any employee or other individual service provider pursuant to any Contract to which the Company or any Subsidiary is a party.
(l)    Post-Termination Health and Life Benefits. Except as set forth on Section 2.16(l) of the Seller Disclosure Letter, neither the Companies nor any Transferred Subsidiary has any obligation to provide or Liability under or with respect to post-employment, post-service or retiree health benefits or life insurance or other welfare benefits to any current or former employees, directors or contractors of any Company or any Transferred Subsidiary or other Person, other than (A) with respect to individuals in the United States, for health continuation coverage required by Section 4980B of the Code or similar applicable Law for which the covered individual pays the full cost of coverage, and (B) with respect to individuals outside of the United States, as required by applicable Law or any collective bargaining agreement.
(m)    Code Sections 4999 and 409A Gross-Ups. No Transferred Seller Employee nor any employee of any Company or any Transferred Subsidiary is entitled to gross-up of any Taxes imposed by Sections 4999 or 409A of the Code.
(n)    Non-US Benefit Plans. Without limiting the generality of the foregoing representations, each Company Benefit Plan or Seller Benefit Plan that is listed in Section 2.16(a)(ii) of the Seller Disclosure Letter subject to the Laws of any jurisdiction outside of the United States or that covers Persons working primarily outside the United States (i) has been established, maintained and funded in all material respects in accordance with its terms, all applicable Laws and any applicable collective bargaining agreements, (ii) if it is intended to qualify for special tax treatment, meets all requirements for such treatment, (iii) is not a defined benefit pension or similar type of plan, and (iv) has no material amount of unfunded or underfunded accounting, actuarial or other Liability or obligation of any kind except for such amounts as are reflected on the Reference Balance Sheet.
(o)    UK Subsidiaries. If (and only if) the European Sale Option is exercised, and except as would not result in material Liability to any of the UK Subsidiaries, no Transferred Employee employed by any of the UK Subsidiaries, Transferred Seller Employee who will become employed by any of the UK Subsidiaries pursuant to this Agreement or former employee or former officer of any of the UK Subsidiaries has previously had his contract of employment transferred to any of the UK Subsidiaries or his present employer (in the case of a Transferred Seller Employee) from another employer in circumstances where the Transfer Regulations applied and before that transfer he was an active member of an occupational pension scheme administered in the United Kingdom providing defined benefit pension benefits.   In addition, the UK Subsidiaries have not at any time been employers of, or associated or connected (as defined in the United Kingdom’s Insolvency Act 1986) with an employer of, an occupational pension scheme administered in the United Kingdom providing defined benefit pensions.

Section 2.17    Tax Matters.
(a)    Filing and Payment. All Income Tax Returns and other material Tax Returns filed or required to be filed by or on behalf of each of the Companies and the Transferred Subsidiaries have been duly and timely filed (taking into account valid extensions) and all such Tax Returns are true, complete and correct in all material respects and were prepared in substantial compliance with applicable Law. All Taxes required to be paid by each of the Companies and the Transferred Subsidiaries (whether or not shown on a Tax Return) have been duly and timely paid. All Taxes withheld or required to be withheld by each of the Companies and the Transferred Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or set aside for such purpose in accordance with applicable Tax Law.
(b)    Procedure and Compliance. No written agreement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes with respect to any of the Companies or the Transferred Subsidiaries has been requested, filed or entered into with any Governmental Authority. There are no examinations, audits or other similar proceedings pending or threatened in writing by any Governmental Authority with respect to any Taxes of the Companies or the Transferred Subsidiaries, which have not been fully resolved. No Governmental Authority has asserted in writing any deficiency with respect to Taxes against any of the Companies or the Transferred Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, which has not been fully resolved. No jurisdiction in which any of the Companies or the Transferred Subsidiaries has not filed a Tax Return has asserted in writing that such Company or Transferred Subsidiary is or may be required to file such a Tax Return or is or may be liable for Taxes with respect to such jurisdiction, except for such assertions which have subsequently been fully resolved. Section 2.17(b) of the Seller Disclosure Letter sets forth all federal, state, local, and non-U.S. Consolidated or Combined Returns filed or required to be filed with respect to any of the Companies or the Transferred Subsidiaries for taxable periods ended after September 30, 2014 and indicates for each such Tax Return (i) the applicable members of the Company Group or the Seller Group (or any other taxpayer) associated with such Tax Return and (ii) the applicable Taxing Authority associated with such Tax Return.
(c)    Unpaid Taxes. The unpaid non-Income Taxes of the Companies and the Transferred Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for non-Income Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies and the Transferred Subsidiaries in filing their Tax Returns. Since the Balance Sheet Date, none of the Companies of the Transferred Subsidiaries has incurred any liability for non-Income Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent or that is otherwise not consistent with past custom and practice.
(d)    Spin-Offs and Tax Sharing Agreements. None of the Companies or the Transferred Subsidiaries (i) has participated during the past two (2) years in any transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement or (ii) is a party to any Tax sharing, allocation or indemnity agreement (other than any ordinary course commercial agreement the primary purpose of which does not relate to Taxes) (any such non-excluded agreement, a “Tax Sharing Agreement”) other than, prior to the Closing, the Tax Consolidation Agreement and, as of the Closing, the Tax Consolidation Exit Agreement.
(e)    Certain Events. None of the Companies or the Transferred Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting made or requested prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law), (ii) use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iii) written agreement with a Taxing Authority executed prior to the Closing (including any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law)), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amounts received or deferred revenue accrued on or prior to the Closing Date, or (vi) any election under Section 108(i) of the Code made prior to the Closing Date. None of the Companies or the Transferred Subsidiaries that has filed or is required to file a U.S. federal Income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) (or any similar provision of state, local, or non-U.S. Tax Law) or has any obligation with respect to any such listed transaction.
(f)    Tax Liens. There are no Tax Liens other than Permitted Liens upon any property or assets of the Companies or the Transferred Subsidiaries or the China Assets.
(g)    U.S. Tax Classification. Section 2.17(g) of the Seller Disclosure Letter sets forth the U.S. federal Income Tax classification of each of the Companies and the Transferred Subsidiaries.
(h)    Letter Rulings. None of the Companies or the Transferred Subsidiaries has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing Authority).
(i)    Powers of Attorney. There is no power of attorney (or similar authority) with respect to the Companies or the Transferred Subsidiaries as to any matters relating to Taxes that will have any effect after the Closing Date.
(j)    Affiliated Group Liability. Since the date in October 2005 when Schneider Electric Holdings, Inc. directly or indirectly acquired the stock of CST, none of the Companies or the Transferred Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated Income Tax Return (other than a group the common parent of which was Schneider Electric Holdings, Inc. or was a Company or Transferred Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Schneider Electric Holdings, Inc. and its Subsidiaries, the Companies or the Transferred Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, by contract, or otherwise.
(k)    Sole Tax Representations. The representations and warranties set forth in Section 2.8, Section 2.16 and this Section 2.17 are the sole representations and warranties relating to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes. The representations of Sellers made in this Section 2.17 (other than Section 2.17(e)) refer only to the past activities of the Companies and the Transferred Subsidiaries and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning after the Closing Date.
Section 2.18    Insurance. Section 2.18 of the Seller Disclosure Letter lists, as of the date hereof, all current material insurance policies covering the Companies, the Transferred Subsidiaries, the Assets, the directors, officers and employees of the Companies or the Transferred Subsidiaries or otherwise related to the Business (the “Policies”), including the name of the carrier, policy number, policy period, main limit amount, and deductible amount and whether such Policies will be transferred pursuant to the terms and conditions of this Agreement. All of the Policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis). No written notice of cancellation, termination or revocation of any such Policy or that the issuer of any Policy is not willing or able to perform in any material respect its obligations thereunder has been received by Sellers, the Companies or any Transferred Subsidiary. All premiums payable under the Policies have been timely paid, and each Seller and its Subsidiaries (including the Companies and the Transferred Subsidiaries) have otherwise complied in all material respects with the terms and conditions of the Policies. There is no material claim by or with respect to any of the Companies, the Transferred Subsidiaries, the Assets or the Business pending under any of the Policies as to which coverage has been denied or disputed in any material respect by the underwriters of the Policies or in respect of which such underwriters have reserved their material rights.
Section 2.19    Transactions with Affiliates; Shared Assets; Shared Contracts; Guarantees.
(a)    Section 2.19(a) of the Seller Disclosure Letter lists, as of the date hereof, all Contracts, commitments or arrangements (including all intercompany services agreements) to or by which any of (x) the Companies or the Transferred Subsidiaries or the Business, on the one hand, and (y) any member of the Seller Group or any officer, director, stockholder or Affiliate of any of Seller, the Companies or their respective Affiliates, or to the Knowledge of Seller any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person holds any material beneficial interest (such Persons described in this clause (y), “Related Parties”), on the other hand, are a party or otherwise bound.
(b)    Section 2.19(b) of the Seller Disclosure Letter lists, as of the date hereof, all Contracts providing for any material guarantee, keepwell, letter of credit, indemnity or contribution agreement, support agreement, comfort letter, insurance surety bonds or other contingent obligations related to the Business made in respect of the obligations of, or for the benefit of any obligee of, the Business or any of the Companies or the Transferred Subsidiaries

by any member of the Seller Group, whether or not any of the Companies or Transferred Subsidiaries are a party thereto.
Section 2.20    Government Contracts.
(a)    Section 2.20(a) of the Seller Disclosure Letter lists all Government Contracts that are currently active in performance, or have been active in performance in the past five (5) years but have not been closed after receiving final payment, and to the extent permitted to be disclosed under applicable Law, all outstanding Government Bids and the estimated value if awarded.
(b)    Other than as set forth on Section 2.20(b) of the Seller Disclosure Letter, with respect to each Government Contract and each Government Bid:
(i)    each of the Companies, the Transferred Subsidiaries and the Business has complied in all material respects with the terms and conditions of such Government Contract since January 1, 2013, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein and are not in receipt of any written claim of material default or breach under any such Government Contract; and
(ii)    each of the Companies, the Transferred Subsidiaries and the Business has complied in all material respects with all requirements of applicable Laws and requirements pertaining to such Government Contract or Government Bid.
(c)    Excluding with respect to any purchase orders providing for payment of less than $500,000, none of the Companies or Transferred Subsidiaries, nor any of their respective officers, directors or employees acting on their behalf (i) since January 1, 2013, has been determined to be non-responsible or non-qualified, or been debarred, suspended or found to not be eligible, from participating in the award of Contracts with any Governmental Authority or, to the Knowledge of Sellers, proposed or threatened with being found non-responsible or non-qualified, or being debarred, suspended or found not to be eligible, from participating in the award of Contracts with any Governmental Authority or (ii) is under civil, administrative or criminal investigation or indictment with respect to any alleged overpricing or overcharge, false claim, false statement, misrepresentation, product substitution, parts counterfeiting, fraudulent or criminal activity involving such Government Contract or a bid for a Government Contract, or has received or submitted any written notice of an investigation, demand, subpoena, disclosure, report or document request regarding any such concerns.  With respect to each Government Contract and Government Bid since January 1, 2013, (x) all representations made by the Companies with respect to any such Government Contract or Government Bid were complete and correct in all material respects as of their effective date and all invoices and remittances to Governmental Authorities or others in connection with such Government Contracts or Government Bids were submitted in compliance in all material respects with applicable Law and (y) neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified Sellers, the Companies or the Transferred Subsidiaries in writing that any of the Companies or the Transferred Subsidiaries has breached or violated in any material respect any applicable Law, certification, representation, clause, provision or requirement pertaining to such Government Contract since January 1, 2013.

Section 2.21    Sufficiency of Assets. After giving effect to the Pre-Closing Restructuring and assuming receipt of all required third party consents, as of the Closing, the China Assets and the assets, rights and properties (including Intellectual Property and Contracts) held by the Companies and the Transferred Subsidiaries to be (and that, as of the Closing, are) directly or indirectly transferred to Buyer at the Closing hereunder, together with (i) the Transition Services Agreement, (ii) the Trademark License Agreements, (iii) the Subcontract Agreement, (iv) the Excluded Accounts Receivables and (v) the office space, personal computers and equipment used by certain Transferred Employees located at the Seller Group sales offices not included in the Owned Real Property or the Leased Real Property, collectively, will constitute at the Closing all of the assets, rights and properties necessary for (A) the continued conduct of the Business in all material respects after the Closing in substantially the same manner as conducted (x) in the one year period prior to the date of this Agreement and (y) immediately prior to the Closing, other than services currently provided to the Business by the members of the Seller Group (and related computer programs and software) that are identified as “Excluded Services” in the Transition Services Agreement and (B) the provision of the services by Buyer to Sellers or their Affiliates under the Reverse Transition Services Agreement. To Sellers’ Knowledge, except for any reason attributable principally to Buyer or its Affiliates, and subject to the assumptions and the Ancillary Agreements referred to above in this Section 2.21, Buyer and the Companies and the Transferred Subsidiaries will be able to use all such assets, rights and properties in substantially the same manner immediately after the Closing as such assets, rights and properties have been used (x) in the one year period prior to the date of this Agreement and (y) immediately prior to the Closing. After giving effect to the Pre-Closing Restructuring and assuming receipt of all required third party consents, as of the Closing, , none of the material Intellectual Property used in the Business is owned or controlled, or will be owned or controlled, by any of the Sellers or any of their Subsidiaries (other than the Transferred Subsidiaries) other than (i) trademarks that are the subject of the Trademark License Agreements, (ii) information technology licenses to be sublicensed pursuant to the Transition Services  Agreement and (iii) know-how with respect to plant and manufacturing operations and procedures that are generically applicable to, and used in the manufacture of, both the Business Products and the products of the Retained Businesses of the Seller Group.
Section 2.22    Customers and Suppliers.
(a)    Listed in Section 2.22(a) of the Seller Disclosure Letter are the names of, (i) in the case of the Largest Divisions, the ten (10) largest customers (by revenue) of each such business division, and (ii) in the case of BEI Kimco and Newall, the five (5) largest customers (by revenue) of each such business division (the customers required to be disclosed pursuant to this Section 2.22(a), each, a “Significant Customer”), in each case for the twelve-month period ended December 31, 2014.
(b)    Listed in Section 2.22(b) of the Seller Disclosure Letter are the names of, (i) in the case of the Largest Divisions, the ten (10) largest suppliers (by purchases) of each such business division, and (ii) in the case of BEI Kimco and Newall, the five (5) largest suppliers (by purchases) of each such business division (the suppliers required to be disclosed pursuant to this Section 2.22(b), each, a “Significant Supplier”), in each case for the twelve-month period ended December 31, 2014.

(c)    None of the Companies, the Transferred Subsidiaries or Sellers or any of their respective Affiliates has, as of the date hereof, received any written notice from any Significant Customer or Significant Supplier indicating that such Significant Customer or Significant Supplier will terminate its Contract, cancel or materially change the terms of its business relationship or reduce its sales to or purchases from the Companies or the Transferred Subsidiaries where the aggregate effect of such material changes or reductions with respect to such customer or supplier would reasonably be expected to reduce the 2015 or 2016 annual revenue from such customer, or reduce the 2015 or 2016 annual sales from such supplier, or increase the cost of goods purchased from such supplier, in each case, by more than 25% from the levels for such supplier or customer in the calendar year ended December 31, 2014 .
Section 2.23    Finders’ Fees. Except for the Persons set forth in Section 2.23 of the Seller Disclosure Letter, whose fees and expenses will be paid by Sellers, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of any Seller, any of the Companies or any of their respective Affiliates who is or might be entitled to any fee or commission from Buyer or any of its Affiliates (including, after the Closing, the Companies and the Transferred Subsidiaries) in connection with the transactions contemplated hereby.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as follows:
Section 3.1    Corporate Status. Buyer is a public limited company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
Section 3.2    Corporate and Governmental Authorization.
(a)    Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it will be a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of, enforceable against Buyer in accordance with its respective terms, subject to the Enforceability Exceptions.
(b)    The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth in Section 3.2(b)(i) of the Buyer Disclosure Letter, (ii) compliance with any applicable requirements of the other Laws set forth in Section 3.2(b)(ii) of the Buyer Disclosure Letter and (iii) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair the ability Buyer to consummate the transactions contemplated hereby and thereby.
Section 3.3    Non-Contravention. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party, and the performance of its obligations hereunder and thereunder do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Buyer or any other member of the Buyer Group, as applicable, (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any applicable Law or (c) require any consent or other action by any Person under any provision of any material agreement or other instrument to which any member of the Buyer Group is a party.
Section 3.4    Financing. Buyer has delivered to Sellers a true and complete copy of the executed commitment letter, dated as of the date hereof, among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sensata Technologies, B.V., a direct, wholly-owned Subsidiary of Buyer (as amended, supplemented or otherwise modified from time to time in compliance with Section 4.10(a), the “Debt Financing Commitment”), pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein and in the fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to Sellers, with only fee amounts, pricing caps and certain flex and other economic terms (none of which would adversely affect the conditionality, enforceability or availability of the Debt Financing, or reduce the aggregate principal amount thereof redacted)), to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding the Purchase Price) and related fees and expenses (such committed financing, together with, unless the context requires otherwise, any debt securities to be issued in lieu thereof, the “Debt Financing”). As of the date hereof, (a) the Debt Financing Commitment has not been amended or modified and (b) the commitments contained in the Debt Financing Commitment have not been withdrawn or rescinded. Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to Sellers, with only fee amounts, pricing caps and certain flex and other economic terms (none of which would adversely affect the conditionality, enforceability or availability of the Debt Financing, or reduce the aggregate principal amount thereof) redacted), as of the date hereof, there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Financing Commitments delivered to Sellers prior to the date hereof. Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees in connection with the Debt Financing Commitments that are due and payable on or prior to the date hereof and, as of the date hereof, the Debt Financing Commitment is in full force and effect and is the valid, binding and enforceable obligations of Buyer and, to the knowledge of Buyer, each of the other parties thereto, subject to the Enforceability Exceptions. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Commitment and related fee letters delivered to Sellers on or prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer, or, to the knowledge of Buyer, any other party thereto, under the Debt Financing Commitment. Assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2 and the completion of the Marketing Period, as of the date hereof, Buyer does not have any reason to believe that it will be unable to satisfy, on a timely basis, all conditions to be satisfied by it under the Debt Financing Commitment. Assuming the Debt Financing is funded in accordance with the Debt Financing Commitments and the satisfaction of the conditions set forth in Section 6.1 and 6.2, Buyer will have at the Closing funds sufficient to (i) pay the portion of the Purchase Price to be paid in cash in accordance with Section 1.2(b)(ii) and (ii) satisfy all of the other payment obligations of Buyer under this Agreement and the Debt Financing Commitment, in each case, that are due and payable at Closing.
Section 3.5    Solvency. Assuming (a) the accuracy of the representations and warranties set forth in Article 2, (b) the satisfaction of the conditions set forth in Sections 6.1 and 6.2 and set forth in the Debt Financing Commitment, as of the Closing (c) that any estimates, projections or forecasts of the Business have been prepared in good faith based on assumptions that were when made, and, as of the date hereof, continue to be, reasonable, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings entered into in connection herewith) and (d) that, immediately after giving effect to the Pre-Closing Restructuring, the Company Group, together with the China Assets and China Liabilities, are Solvent, the Buyer Group, taken as a whole on a combined basis, will be Solvent. For purposes of this Section 3.5, “Solvent” means that: (i) the fair saleable value (determined on a going concern basis) of the combined assets of the Buyer Group or the Company Group (together with the China Assets and China Liabilities), as applicable but in each case taken as a whole, shall be greater than the total amount of the combined liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with IFRS, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of the Buyer Group or the Company Group (together with the China Assets and China Liabilities), as applicable but in each case, taken as a whole; (ii) the Buyer Group or the Company Group (together with the China Assets and China Liabilities), as applicable but in each case, on a combined basis, shall be able to pay its debts and obligations in the ordinary course of business as they become due; and (iii) the Buyer Group (including the Companies and the Transferred Subsidiaries) or the Company Group (together with the China Assets and China Liabilities), as applicable but in each case, taken as a whole, on a combined basis, shall have adequate capital and liquidity to carry on its members’ businesses and all businesses in which they are about to engage.
Section 3.6    Purchase for Investment. Buyer is purchasing the Shares for investment for their own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and agree that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with non-U.S. securities Laws, in each case, to the extent applicable.

Section 3.7    Litigation. There is no Litigation pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer or any of its Subsidiaries before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 3.8    Finders’ Fees. Except as set forth on Section 3.8 of the Buyer Disclosure Letter, which fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from any Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.
ARTICLE 4.
CERTAIN COVENANTS
Section 4.1    Conduct of the Business. From the date hereof until the Closing Date, except as (x) otherwise expressly permitted or required by this Agreement or the Ancillary Agreements (including actions required to be taken in order to consummate the Pre-Closing Restructuring in the manner provided in Exhibit A hereto and, as applicable, the exercise or failure to exercise the European Sale Option), (y) set forth in Section 4.1 of the Seller Disclosure Letter or (z) otherwise consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) Sellers shall, and shall cause their respective Subsidiaries (including the Companies and the Transferred Subsidiaries) to (A) conduct the Business in the ordinary course consistent in all material respects with past practice, (B) continue to make capital expenditures in the ordinary course of business substantially consistent with past practice (and, with respect to 2015, in an aggregate amount not less than 85% of the budgeted amount therefor under the capital expenditure budget for the Business set forth in Section 4.1(q) of the Seller Disclosure Letter (the “2015 CapEx Budget”) (prorated, as applicable, through the Closing Date in the event that the Closing occurs in 2015)), (C) use reasonable best efforts to preserve the business operations, assets, organization and goodwill of the Business, relationships with employees, customers, suppliers and other Persons having material business relationships with the Business, books and records of the Business, Permits and the Policies and insurance coverage for the Business, (D) notwithstanding the fact that the Facility Consolidation is set forth on Section 4.1 of the Seller Disclosure Letter, keep Buyer reasonably apprised on a reasonably current basis in respect of the Facility Consolidation and matters related thereto and consider in good faith requests made by Buyer in respect of the Facility Consolidation (including in respect of (x) mitigation of impacts on business relations resulting therefrom (including in respect of employees, customers and suppliers) and (y) creation and maintenance of sufficient inventory at the Thousand Oaks Facility), and (E) keep Buyer reasonably apprised on a reasonably current basis in respect of any Litigation initiated or proposed to be initiated by any of the Companies or any of the Transferred Subsidiaries (other than non-material Litigation in the ordinary course of business and Litigation in which claimed damages are less than $50,000), and (ii) in accordance with other affirmative requirements set forth herein and without limiting the generality of the foregoing, Sellers shall not, and shall not permit any of their respective Subsidiaries (including the Companies or any of the Transferred Subsidiaries) to take any of the following actions with respect to the Business, or any of the Companies or the Transferred Subsidiaries, or any of their respective assets, properties employees or liabilities, as applicable:

(a)    (i) amend (including through merger) the Organizational Documents of any of the Companies or the Transferred Subsidiaries, (ii) take or authorize any action to wind up the affairs, liquidate or dissolve a Company or Transferred Subsidiary, or (iii) form (or participate in the formation of) or invest or commit to invest in any legal entity or other Person (other than investment or commitment to invest in a Company or a current wholly-owned Subsidiary of a Company);
(b)    (i) amend any Company Benefit Plan or any Seller Benefit Plan or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Benefit Plan or Seller Benefit Plan, (ii) grant to any Transferred Employee or Transferred Seller Employee any right to or any increase in change in control, severance or termination pay, or (iii) increase or take any action to increase the rate of compensation to any Transferred Employee or Transferred Seller Employee, or increase or take any action to increase benefits under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan available to any Transferred Employee or Transferred Seller Employee, in the case of each of clause (i), (ii) and (iii) other than (X) Ordinary Course Annual Compensation Increases, (Y) to the extent required under any existing Company Benefit Plan, Seller Benefit Plan or collective agreement in effect on the date hereof or (Z) bonus compensation, severance or other amounts that are paid in full prior to Closing or with respect to which Buyer, the Companies and the Transferred Subsidiaries shall have no Liability; provided, however, that this subsection (b) shall not prohibit any member of the Seller Group from amending in any material respect any Seller Benefit Plan that is not listed on Section 2.16(a)(ii) of the Seller Disclosure Letter or adopting any new arrangement for which the Companies and the Transferred Subsidiaries will not have any Liability after the Closing, in each case in the ordinary course of business, so long as such action is not targeted at any Transferred Employee or Transferred Seller Employee (or group thereof) and applies uniformly to employees of the Companies and the Transferred Subsidiaries and other similarly-situated employees of the Seller Group (but, unless otherwise required by applicable Law or any applicable Collective Agreement, such amendments or actions shall not be required to be taken into account in determining whether Buyer has satisfied its obligations under Section 4.4(a)(i));
(c)    issue, sell, pledge, transfer, purchase, redeem or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or Contract with respect to the issuance, sale, pledge, transfer of, or redemption or repurchase of, any Company Securities or any Transferred Subsidiary Securities or make any changes (by combination, reorganization or otherwise) in the capital structure of any of the Companies or the Transferred Subsidiaries;
(d)    pay, declare or make any dividend or other distribution other than dividends or distributions payable solely in cash or Cash Equivalents prior to the Effective Time (so long as, after payment of such dividend or distribution, the amount of cash and Cash Equivalents in the Company Group at Closing remains reasonably sufficient to operate the Business in the ordinary course without undue disruption for the period immediately following the Closing);
(e)    sell, assign, transfer, pledge or encumber, or grant, create or incur any Lien (other than a Permitted Lien and Liens securing existing Indebtedness or Indebtedness incurred as permitted by this Section 4.1) on, any of its Assets (other than Intellectual Property, which shall be governed under Section 4.1(f)), interests or businesses, including the equity interests of the Companies and the Transferred Subsidiaries, other than (i) dispositions of Assets for consideration of less than $500,000 in the aggregate, and (ii) sales of inventory and other tangible personal property in the ordinary course of business and sales of worn-out or obsolete tangible personal property;
(f)    sell, assign, transfer, pledge (other than granting, creating or incurring any Permitted Lien or Lien securing existing Indebtedness or Indebtedness incurred as permitted by this Section 4.1), lease, license or sublicense, or otherwise dispose of to any Person any material Business Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;
(g)    make any material change to its accounting policies or practices, except as required by applicable accounting standards or applicable Law;
(h)    make or adopt any change in any method of Tax accounting or in any Income Tax or other material Tax election that would bind a Company or Transferred Subsidiary after Closing, settle or compromise any Income Tax or other material Tax liability or claim for Income Tax or other material Tax refund, file any amended Tax Return, prepare or file any Tax Return in a manner inconsistent with past practice, enter into any closing agreement relating to Taxes or any Tax Sharing Agreement (other than the Tax Consolidation Exit Agreement), consent to any extension or waiver of the limitations period applicable to any claim or assessment for Taxes, incur any Income Tax or other material Tax outside the ordinary course of business (other than with respect to the Pre-Closing Restructuring) that would not be indemnifiable under Section 8.2, or fail to pay any Tax as such Tax becomes due and payable, except, in each case, as required by applicable Tax Law;
(i)    make any acquisition of, or investment in, or loan to, or acquire all or substantially all of the properties or assets of, any Person or group of related Persons (or any division or business unit thereof), whether directly or indirectly (whether by purchase of stock, securities or equity interests, or by merger, consolidation or otherwise, and whether in one or a series of related transactions);
(j)    merge or consolidate with any other Person, or restructure, reorganize, or recapitalize any of the Companies or Transferred Subsidiaries;
(k)    (i) enter into, terminate, assume or amend in any respect that is materially adverse to the Business any Material Contract disclosed (or that would be required to be disclosed if it were entered into prior to the date hereof), determined for purposes of clauses (iv), (v) and (vi) of Section 2.9(a) by replacing references in such clauses to the 12-month period ended December 31, 2014, with what is reasonably expected for the 12-month period commencing on the Closing Date) under clauses (ii), (iv), (v), (vi), (viii) or (ix) of Section 2.9(a) or Section 2.19(a), or (ii) enter into any Lease that would be required to be disclosed if it were entered into prior to the date hereof under Section 2.10(c) that has a term in excess of twelve (12) months and that involves annual rental payments in excess of $75,000, individually, or $250,000, in the aggregate (it being agreed that, except as otherwise expressly provided in this Section 4.1, no member of the Company

Group shall be permitted to enter into, terminate, assume or amend in any respect any other Contract or Material Contract (or any Contract that would be required to be disclosed as a Material Contract if it were entered into prior to the date hereof) other than in the ordinary course of business); provided, however, that this Section 4.1(k) shall not apply to any supplier, distributor, or customer Contracts related to the pressure division of the Business; and provided further, that Sellers shall have the right to redact any other Contracts containing competitively sensitive information as Seller’s counsel reasonably determines should not be disclosed to Buyer in connection with the provisions of this Section 4.1(k) in order to ensure compliance by the Parties with applicable Laws);
(l)    (i) enter into, assume, extend or amend in any material respect any employment agreement or other Contract with, or otherwise hire, any employee or other individual making (or proposed to be making) in excess of $150,000 per annum in aggregate base cash compensation, in each case, other than in the ordinary course of business consistent with past practice, or (ii) in any calendar year, make any hire, when taken together with all other hires or other cash compensation increases for existing employees during such year, that would result in total payroll expenses in respect of cash compensation for the Business for such year exceeding 105% of the total payroll expenses in respect of cash compensation for the Business incurred during the prior calendar year;
(m)    settle or compromise any Litigation or investigation involving or against the Business, any Company or any of the Transferred Subsidiaries, except (x) for matters for which a reserve has been made in the Financial Statements (provided that such settlement, offer or proposal is not in an amount in excess of such reserve and does not include any form of non-monetary or equitable relief (other than customarily provided in settlement and release agreements)), and (y) with respect to any specific matter, a settlement that does not exceed $250,000, individually, or $1,000,000, in the aggregate, and does not involve any non-monetary or equitable relief (other than customarily provided in settlement and release agreements);
(n)    initiate any Litigation in the name or on behalf of any member of the Company Group that claims damages in excess of $1,000,000;
(o)    implement any layoffs implicating the WARN Act;
(p)    incur, offer, place, arrange, syndicate, assume, guarantee or otherwise become liable for, any Indebtedness for borrowed money (directly, contingently or otherwise), other than Indebtedness which can be paid-off in full at the Closing;
(q)    commit to make any future capital expenditure not made prior to Closing, except for capital expenditures that are consistent with the 2015 CapEx Budget or the capital expenditure budget for the Business adopted with respect to the 2016 fiscal year of the Company, which 2016 budget, for purposes of this paragraph, will not exceed 125% of the 2015 CapEx Budget;
(r)    make any material change to any intercompany services or arrangements provided to or on behalf of the Business or any Company or Transferred Subsidiary that will continue following the Closing, other than in the ordinary course of business consistent with past practices;

(s)    collect or discount accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of services or supplies or delay capital repairs or maintenance, other than in the ordinary course of business consistent with past practices;
(t)    terminate, or voluntarily decline to renew any Permit material to the Business, except in the ordinary course of business consistent with past practice;
(u)    enter into, terminate, or make any material changes to a relationship with any supply chain management provider (including by modifying, amending or replacing existing arrangements with inbound or outbound third-party logistics providers), in each case without first consulting with Buyer with respect thereto and giving Buyer the reasonable opportunity to review and comment thereon;
(v)    transfer the employment of any employee who is currently employed by a Company or a Transferred Subsidiary to a member of the Seller Group (other than the Excluded Employees), or transfer the employment of any employee who is member of the Seller Group (other than the Company or a Transferred Subsidiary) to the Company or a Transferred Subsidiary; or
(w)    agree or commit to do any of the foregoing.
Section 4.2    Access to Information; Confidentiality; Books and Records.
(a)    From the date hereof until the Closing Date, Sellers shall (i) give Buyer, its counsel, financial advisors, consultants, lenders, auditors and other authorized representatives and agents (including, for the avoidance of doubt, the Financing Sources) (the “Buyer Representatives”) reasonable access to the offices, properties, books and records (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of the Companies, the Transferred Subsidiaries and the Business, (ii) furnish to Buyer and the Buyer Representatives such financial and operating data and other information relating to the Companies, the Transferred Subsidiaries or the Business as such Persons may reasonably request (including furnishing, (1) as soon as available but in no event later than forty-five (45) days following the end of each calendar month, the unadjusted management accounts of the Business for each such calendar month, and (2) as soon as available but in no event later than sixty (60) days following the end of each calendar quarter, the unadjusted management accounts of the Business for such calendar quarter, in each case prepared in the ordinary course of business consistent with past practice), and (iii) instruct the employees, accountants, counsel, consultants and financial advisors of Sellers and their Affiliates to cooperate with Buyer in connection with Buyer’s preparation to integrate the Companies and the Transferred Subsidiaries into Buyer’s organization following the Closing.
(b)    From and after the Closing, Sellers and Buyer shall, upon reasonable notice by any Seller or its Affiliates to Buyer or by Buyer to any Seller, as the case may be, (i) provide one another and their respective representatives reasonable access to their properties, information, data, books, records, employees and auditors to the extent relating to the Business or the Companies or the Transferred Subsidiaries with respect to any pre-Closing period or matter occurring prior to the Closing, (ii) permit one another and their respective representatives to make such copies and inspections of any such information, data, books and records as any of them may reasonably request, (iii) make available to one another and their respective representatives, their officers, employees, accountants and representatives to provide reasonable assistance and co-operation in the review of information described in this Section 4.2(b) and (iv) cooperate with one another and their respective representatives, including by furnishing such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals and make available their respective employees as witnesses, to the extent reasonably necessary or appropriate in connection with any Litigation arising out of the Business or operations of the Companies or the Transferred Subsidiaries in which the requesting party or any of its Affiliates are or may from time to time be involved, in each case other than with respect to any actual or potential Litigation involving disputes between Buyer, on the one hand, and any Seller, on the other hand.
(c)    Prior to, and for a period of six (6) months following, Closing, upon the written request of Buyer and at Buyer’s sole cost and expense, Sellers shall, and shall cause each member of the Seller Group and each of their respective employees to, use reasonable best efforts to promptly provide Buyer and the Buyer Representatives with such financial and other information relating to the Business as is reasonably available to the Sellers that may be required in connection with, or is otherwise reasonably advisable or useful in connection with, the preparation of any financial statements of the Business (including any audited financial statements) (it being understood, for the avoidance of doubt, that such information may, to the extent necessary, include information pertaining to the Seller Group as related to the Business) as may be necessary or advisable to prepare or audit financial statements in accordance with GAAP, IFRS or such other applicable accounting standards designated by Buyer, to the extent and in such form and for such periods as would be required for a filing pursuant to the Exchange Act (including Regulation S-X thereunder and other accounting rules and regulations of the SEC), including in order to enable the Buyer to satisfy any reporting obligation it may have to file such financial statements with the Securities and Exchange Commission following the Closing Date under Item 9.01 of Form 8-K under the Exchange Act (including any auditors’ consents to permit the incorporation by reference of any such audited financial statements of the Business in any pending registration statement of the Buyer), but for the avoidance of doubt regardless of whether any such filing is in fact required, and to otherwise reasonably cooperate with Buyer and Buyer Representatives in connection with the preparation of any such audited financial statements of the Business; provided however, that the Sellers shall not be required to provide any financial or other information pursuant to this Section 4.2(c) that is not then reasonably available to the Sellers.
(d)    Anything to the contrary in Section 4.2(a) or Section 4.2(b) notwithstanding, (i) access rights pursuant to Section 4.2(a), Section 4.2(b) or Section 4.2(c) shall be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the party granting such access, (ii) the party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party (provided that such party shall reasonably cooperate to obtain consent to disclose, so that Buyer and its representatives may obtain access to such information), (B) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege (provided that such party shall cooperate to enable Buyer to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Buyer and its representatives may obtain access to such information), (C) if the provision of access to such document (or portion thereof) or information, as determined by such party in good faith, would reasonably be expected to conflict with applicable Laws or agreements with Governmental Authorities or (D) that such party determines in good faith constitutes competitively sensitive cost or pricing information including bidding history (provided, that, if requested by Buyer, such documents or information under this section (ii)(D) will be provided to members of the clean team pursuant to a “clean team agreement” to be negotiated in good faith and entered into by the parties following the date hereof (the “Clean Team Agreement”), (iii) neither any Seller nor any of its Affiliates or representatives shall have any obligation to provide Buyer or its representatives (A) access to any portion of any Consolidated or Combined Return not related to the Companies or the Transferred Subsidiaries or (B) access to the properties or assets of any of the Companies or their respective Subsidiaries to conduct any subsurface or Phase II environmental investigation, or other intrusive sampling or testing of any environmental medium without Sellers’ consent (it being agreed that, in the event that the restrictions of clauses (ii)(A) – (C) or (iii) apply, Sellers shall provide Buyer with a reasonably detailed description of the information not provided and Sellers and Buyer shall cooperate in good faith to design and implement, to the extent practicable, alternative disclosure arrangements to enable Buyer to evaluate any such information without violating Law or the applicable privilege or breaching Sellers’ obligations to any Third Party), and (iv) the party requesting access pursuant to Section 4.2(a) or Section 4.2(b) shall reimburse the other party promptly for all reasonable and documented out-of-pocket costs and expenses incurred by the other party in connection with any such request made after the Closing.
(e)    All information provided to Buyer or its respective Affiliates pursuant to this Section 4.1 prior to the Closing shall be held by Buyer as Confidential Information (as defined in the Confidentiality Agreement, dated as of June 13, 2015 between Custom Sensors & Technologies, Inc. and Sensata Technologies, Inc. and, to the extent applicable, the Clean Team Agreement (such Confidentiality Agreement and, to the extent applicable, the Clean Team Agreement being collectively referred to as (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement is hereby amended to provide that it shall continue in full force and effect until the Closing Date, at which time it shall automatically terminate.
(f)    From and after the Closing Date: (i) for a period of two (2) years after the Closing Date, Sellers shall, and shall cause their Affiliates and representatives to, maintain in confidence any written, oral or other information relating to the Companies and the Transferred Subsidiaries obtained by virtue of Sellers’ ownership of the Business or the Companies and the Transferred Subsidiaries prior to the Closing, and (ii) for a period of two (2) years after the Closing Date, Buyer shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to any Seller or its Affiliates (other than to the extent related to the Business, the Companies and the Transferred Subsidiaries) obtained by virtue of Buyer’s or Sellers’ ownership, management or provision of services to the Business, the Companies and the Transferred Subsidiaries from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law (in which case such party shall notify the other party and cooperate reasonably in obtaining any appropriate protective order or other limitation to maintain the confidentiality of such information) or such information can be shown to have been in the public domain through no fault of the applicable party.
(g)    Subject to Sections 4.2(f) and (g), Sellers and their Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of the Business, Companies and the Transferred Subsidiaries relating to periods ending on or prior to the Closing Date or the pre-Closing portion of any Straddle Period (i) relating to information (including employment and medical records) regarding the Transferred Employees, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request, or (iii) as may be necessary for any Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case subject to compliance with all applicable privacy Laws. Buyer agrees that, with respect to all original books, data, files, information and records of the Companies and the Transferred Subsidiaries existing as of the Closing Date, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent in the aggregate than those generally applied by Buyer to its own books and records and (z) for at least seven years after the Closing Date, preserve and retain all such original books, data, files, information and records.
(h)    Promptly following receipt of the written request therefor, after the Closing, Sellers shall, and shall cause the other members of the Seller Group to, deliver to Buyer any books and records of the Business or the Companies or Transferred Subsidiaries in Sellers’ or such other Seller Group member’s or their respective representatives’ possession or under their control to the extent not already in the possession of the Companies or the Transferred Subsidiaries.
Section 4.3    Governmental Approvals; Third-Party Consents.
(a)    Sellers and Buyer shall (i) cooperate to make, in the most expeditious manner practicable, all filings and applications with and to, and obtain all licenses, permits, consents, approvals, authorizations, qualifications and Orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement and (ii) use reasonable best efforts to obtain consents from other Persons reasonable or necessary under Contract, or the applicable Law governing such Contract, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including any such consents listed or referenced in Section 2.3 of the Seller Disclosure Letter; provided, that in obtaining any such consent, unless required by the applicable agreement neither Sellers nor Buyer shall be obligated to (i) pay or commit to pay to such Person whose consent is being solicited any cash or other consideration (other than filing/application fees and similar charges imposed by any Governmental Authority), and (ii) make any commitment or incur any liability or other obligation due to such Person (and Sellers shall not make any such commitment or incur any liability or other obligation due to such Person that is binding upon the Companies, the Transferred Subsidiaries or the Business, without Buyer’s written consent). In furtherance of the foregoing, Buyer agrees to provide such information in its possession or within its control as to financial capability, resources and creditworthiness as may be reasonably requested by any Government Authority whose consent or approval is sought hereunder.
(b)    In furtherance of the provisions set forth in Section 4.3(a), (i) Sellers and Buyer shall file or cause to be filed (x) as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, with the United States Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) all notification and report forms that may be required pursuant to the HSR Act, and (y) within fifteen (15) Business Days after the date hereof, a pre-notification filing under any other applicable Law referred to in Section 2.2(b)(ii) of the Seller Disclosure Letter or Section 3.2(b)(ii) of the Buyer Disclosure Letter, as applicable, for the transactions contemplated hereby, and thereafter provide as promptly as practicable any supplemental information requested in connection therewith, and (ii) include in each such filing, notification and report form referred to in the immediately preceding clause (i) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Competition Law or other applicable Law. In connection therewith, Sellers and Buyer shall (A) furnish to the other party such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and other Competition Laws, (B) subject to applicable Laws, provide the other party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the views of such other party regarding such filing or submission (excluding information not customarily shared by parties in transactions of this nature), (C) not extend any applicable waiting or review periods, withdraw any such filing or application or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other party, (D) not have any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 4.3(b) unless they have engaged in prior consultation with the other party and, to the extent permitted by such Governmental Authority, given the other party the reasonable opportunity to participate and (E) keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority.
(c)    Buyer further agrees to use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Law or other Law so as to enable the Closing to occur as soon as reasonably practicable (and in any event prior to the End Date), including the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall obligate Buyer to (i) litigate or otherwise contest any Litigation or Order or the entry of any Order seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions under any Competition Law or (ii) agree to any divestitures of any product lines, categories of assets or businesses or operations.

Section 4.4    Employees and Employee Benefits.
(a)    U.S. Transferred Employees.
(i)    For a period of twelve (12) months following the Closing Date or if earlier, the date of termination of employment of the relevant employee (the “Continuation Period”), Buyer shall, or shall cause its Affiliates to, provide employees of the Companies and the Transferred Subsidiaries as of the Closing who are located in the United States (including those employees who are full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence (but excluding the Excluded Employees) (the “U.S. Transferred Employees”) with (A) cash compensation (including base salary or wage rates and target bonus or other target incentive opportunities, but excluding equity-based compensation) that is substantially comparable in the aggregate to that provided to such U.S. Transferred Employees as of the date of this Agreement, and (B) employee benefits (excluding equity-based compensation or benefits, defined benefit pension, nonqualified deferred compensation and post-termination or retiree welfare benefits) that are comparable in the aggregate to the employee benefits (excluding equity-based compensation or benefits, defined benefit pension, nonqualified deferred compensation and post-termination or retiree welfare benefits) provided to similarly situated employees of Buyer. Notwithstanding the foregoing, any U.S. Transferred Employee who is not actively at work and is receiving or eligible to receive short-term or long-term disability benefits as of the Closing Date (an “Absent Employee”) shall become and remain an employee of Sellers and their Affiliates (other than any of the Companies and any of the Transferred Subsidiaries) until and unless such employee presents himself or herself for active employment within six (6) months following the Closing Date or such longer period as may be provided under applicable Law. At such time, the Absent Employee will become an employee of Buyer or its Affiliates and will be treated as a U.S. Transferred Employee for all purposes hereunder as required by applicable Law. Nothing in this Section 4.4 shall be construed to prohibit Buyer and its Affiliates from terminating the employment of any U.S. Transferred Employee or any other Person at any time and for any or no reason.
(ii)    Under the employee benefit plans, programs and arrangements established or maintained by Buyer or any of its Affiliates in which U.S. Transferred Employees are eligible to participate during the plan year in which the Closing occurs (the “New U.S. Benefit Plans”), each U.S. Transferred Employee shall be credited with the same amount of service as was credited as of the Closing under the Benefit Plans in which such U.S. Transferred Employee participated immediately prior to the Closing providing the same type of benefit for purposes of eligibility to participate, vesting, vacation or other paid time off rate accrual and eligibility to receive benefits (but not benefit accrual under any defined benefit pension plan, and not for any purpose under any equity-based plan or arrangement); provided that such crediting of service shall not operate to duplicate any benefit or compensation and shall be credited only to the extent such service was credited for the same purpose under an analogous Company Benefit Plan immediately prior to the Closing. In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New U.S. Benefit Plans and with respect to the applicable plan year in which the Closing Date occurs, Buyer shall or shall cause its Affiliates to use commercially reasonable efforts to allow each U.S. Transferred Employee to immediately be eligible to participate in such New U.S. Benefit Plans without any waiting time, to the extent coverage under such New U.S. Benefit Plans replaces coverage under a Benefit Plan providing the same type of benefit in which such U.S. Transferred Employee was eligible to participate immediately prior to the Closing (such plans, collectively, the “Old U.S. Benefit Plans”), and to the extent such waiting time did not apply with respect to such U.S. Transferred Employee immediately prior to the Closing. In addition, and without limiting the generality of Section 4.4(a)(i), this Section 4.4(a)(ii) or any other provisions herein, for purposes of each New U.S. Benefit Plan providing medical, dental, pharmaceutical, and/or vision benefits to any U.S. Transferred Employee and his or her dependents, provided that the Buyer is provided with the administrative information that is necessary to comply with the following provisions (i) and (ii): (i) Buyer and its Affiliates shall use commercially reasonable efforts to cause all pre-existing condition exclusions under such New U.S. Benefit Plan to be waived for such U.S. Transferred Employee and his or her covered dependents, to the extent any such pre-existing condition exclusions were waived or were inapplicable under the comparable Old U.S. Benefit Plan, and (ii) Buyer and its Affiliates shall use commercially reasonable efforts to cause any eligible expenses incurred by such U.S. Transferred Employee and his or her covered dependents during the portion of the plan year prior to the Closing Date under the Old U.S. Benefit Plan to be taken into account under such New U.S. Benefit Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such U.S. Transferred Employee and his or her covered dependents for the applicable plan year that includes the Closing Date, to the extent such credit would have been given under any comparable Old U.S. Benefit Plan.
(iii)    Provided that Sellers have supplied Buyer with a true and complete list of employee layoffs, by date and location, implemented in the 90-day period preceding the Closing by the Companies and the Transferred Subsidiaries located in the United States, Buyer and its Affiliates shall be solely responsible for and indemnify and hold harmless Sellers and their Affiliates for any “plant closing” or “mass layoff” as such terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or U.S. Transferred Employee that occurs on or after the Closing Date as a result of Buyer’s or its Affiliates’ actions, and for any Losses arising out of or resulting from Buyer’s or its Affiliates’ actions or failures to provide any required notice under WARN Act.
(b)    Non-U.S. Transferred Employees. With respect to any employees of the Companies and the Transferred Subsidiaries as of the Closing who are located outside of the United States (including those employees who are full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence but excluding the Excluded Employees) (the “Non-U.S. Transferred Employees” and, collectively with the U.S. Transferred Employees, the “Transferred Employees”), in the event that the applicable Laws of any country or any applicable collective agreement require Buyer or its Affiliates (i) to maintain Terms and Conditions of Employment with respect to any Non-U.S. Transferred Employee following the Closing or (ii) to continue or cause to be continued any employment contract of any Non-U.S. Transferred Employee, Buyer shall cause the entity that employs such Non-U.S.

Transferred Employee following the Closing to comply with such requirements to the extent required by applicable Law; provided, however, that nothing in this Section 4.4(b) shall prevent Buyer from terminating the employment of any Non-U.S. Transferred Employee after the Closing (for which Buyer shall be responsible for any costs or liabilities) or otherwise modifying the Terms and Conditions of Employment of any Non-U.S. Transferred Employees to the extent permitted by Law or otherwise agreed with the applicable employee(s) or representative(s) thereof. “Terms and Conditions of Employment” shall mean the rights of Non-U.S. Transferred Employees according to their individual terms and conditions of employment with Seller or its Affiliates as of the date of this Agreement (or as of the Closing if required by applicable Law) and, where applicable, under company or shop agreements, and any arrangements based on works customs and unilateral undertakings, if and to the extent they provide to a Non-U.S. Transferred Employee direct and enforceable causes of action against the employer.
(c)    Other Provisions Regarding Transferred Employees.
(i)    Prior to the Closing, Buyer and Seller shall reasonably cooperate and take such steps as may be necessary to cause, effective as of the Closing Date, the employment of the employees of Sellers and their Affiliates whose names, titles, job functions and jurisdictions of employment are set forth in Section 4.4(c)(i) of the Seller Disclosure Letter (the “Transferred Seller Employees”) to be transferred to the Buyer or an Affiliate of Buyer designated by Buyer (including by offering employment to such Transferred Seller Employees (which offers shall be for a comparable position and in the same geographic location as applied immediately prior to Closing and shall otherwise comply with the requirements set forth in Section 4.4(a)(i) or Section 4.4(b), as applicable), or through such legal or other transfer process as may apply in the applicable jurisdiction), and from and after such transfer such employees shall be treated as Transferred Employees for all purposes under this Agreement. In connection with such transfers of employment of the Transferred Seller Employees, except as otherwise expressly provided in Section 4.4(c)(ii), the Buyer agrees that the Buyer or its applicable Affiliates shall assume all liabilities and obligations of any kind in connection with, involving or relating to the employment of or employee benefits provided to or accrued by the Transferred Seller Employees, including with respect to periods prior to the Closing Date (but without limiting any of the indemnification or other rights of Buyer pursuant to this Agreement and the Ancillary Agreements), except to the extent such liabilities are provided under a funded or fully insured Seller Benefit Plan (such liabilities, the “Transferred Employment Liabilities”). After the Closing, Buyer and its applicable Affiliates will be responsible for and indemnify and hold harmless Sellers and their Affiliates for and against all Transferred Employment Liabilities; provided, however, that it is understood and agreed that (A) Sellers or another member of the Seller Group shall be responsible for any legally required severance, termination pay and other similar costs and expenses associated with the termination of employment of such Transferred Seller Employees by Seller or another member of the Seller Group for purposes of the transfer of employment (if applicable in the jurisdiction) (“Severance Costs”) and (B) in the event the employment of a Transferred Seller Employee does not automatically transfer to Buyer or one of its Affiliates under applicable Law and such Transferred Seller Employee does not accept employment with Buyer, Sellers or another member of the Seller Group will be responsible for all severance, termination pay and other similar costs and expenses associated with the termination of employment of such Transferred Seller Employee. For the avoidance of doubt, Buyer’s assumption of the Transferred Employment Liabilities will include accrued payroll and, subject to Section 4.4(c)(viii), accrued vacation and paid time off amounts for the Transferred Seller Employees and shall require the Buyer and its Affiliates to provide comparable terms and conditions of employment and to credit each Transferred Seller Employee with the same amount of service as was credited as of the Closing under applicable Benefit Plans in which such Transferred Seller Employee participated immediately prior to the Closing, in each case to the extent that Buyer’s failure to do so would result in Seller or another member of the Seller Group incurring any Severance Costs. Subject to any applicable Law, Sellers shall cause copies of all personnel records of the Transferred Seller Employees to be provided to Buyer or designated Affiliate of Buyer, as applicable. Buyer shall provide to Sellers drafts of all documents to be entered into in connection with the transfer of the Transferred Seller Employees reasonably in advance and will give due consideration to any reasonable comments of Sellers on such documents. If any Transferred Seller Employee requires a work permit or employment pass or other legal or regulatory approval or filing for his or her employment with the Buyer or a designated Affiliate of Buyer, Sellers shall, and shall cause their Affiliates to, authorize the transfer of any such permit, pass or other approval or filing to the Buyer or a designated Affiliate of Buyer, as applicable (provided that Sellers make no representation as to the enforceability of any such transfer) or take all necessary steps as apply in the jurisdiction to cooperate with the Buyer or a designated affiliate of Buyer, as applicable, to apply to the competent Governmental Authority for issuance or update of any such permit, pass or other approval or filing, and will reasonably cooperate with Buyer to seek to provide that all such work permits, passes or other necessary approvals are valid and effective as of the Closing Date to the extent required by applicable Law. In the event that any Transferred Seller Employee is unable to secure a proper permit, pass or other approval permitting such employee to work for Buyer as of the Closing, such employee shall be deemed to have been unable to transfer employment under subsection (B) above of this Section 4.4(c), until such time as any applicable permit, pass or other approval is secured (and the Transferred Seller Employee will transfer employment to Buyer or its Affiliate at such time).
(ii)    As of the Closing, except as otherwise agreed between the Buyer and the Seller pursuant to their reasonable cooperation as provided in Section 4.4(c)(i) above, each of the Companies and the Transferred Subsidiaries shall terminate its participation in each Benefit Plan in which the Non-U.S. Transferred Employees and the Transferred Seller Employees who are located outside of the United States (the “Non-U.S. Transferred Seller Employees”) participated immediately prior to the Closing Date that is not sponsored and maintained by such Company or Transferred Subsidiary, and the participation of the Non-U.S. Transferred Employees and the Non-U.S. Transferred Seller Employees in each Benefit Plan that is not sponsored and maintained by any of the Companies or any of the Transferred Subsidiaries shall be terminated except as specified in the terms of any such Benefit Plan or as required by applicable Law, and each Non-U.S. Transferred Employee and Non-U.S. Transferred Seller Employee shall cease active participation in and benefit accruals under such Benefit Plans and Schneider Plans. Prior to the Closing, the Companies and the

Transferred Subsidiaries shall take all actions necessary to transfer, effective prior to the Closing Date, the sponsorship of, and all assets and liabilities under and with respect to, each Excluded Plan (including any Company Benefit Plan) that is sponsored and maintained by any of the Companies or any of the Transferred Subsidiaries as of the date hereof to one of the Sellers or its Affiliates (other than any of the Companies or any of the Transferred Subsidiaries), and Sellers and its Affiliates shall accept such transfer of the sponsorship of, and all assets and Liabilities under, each Excluded Plan. For purposes of this Agreement, “Excluded Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA that is maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its Affiliates (including the Companies and the Transferred Subsidiaries), in each case covering the U.S. Transferred Employees and the Transferred Seller Employees who are located and reside in the United States (the “U.S. Transferred Seller Employees”), but excluding the plans and arrangements set forth in Section 4.4(c)(ii) of the Seller Disclosure Letter. As of the Closing, each of the Companies and the Transferred Subsidiaries shall terminate its participation in each Excluded Plan, and the participation of the U.S. Transferred Employees and the U.S. Transferred Seller Employees in each such Excluded Plan (and in each Benefit Plan maintained by Schneider Electric SE and its Affiliates in which such employees participate prior to the Closing (“Schneider Plans”)) shall be terminated except as specified in the terms of any such Benefit Plan or as required by applicable Law, and each U.S. Transferred Employee and U.S. Transferred Seller Employee shall cease active participation in and benefit accruals under such Benefit Plans and Schneider Plans. Sellers and their Affiliates (other than any of the Companies and any of the Transferred Subsidiaries) shall assume and retain the sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in connection with any Excluded Plan, including with respect to any Transferred Seller Employees in the United States. The Sellers will use commercially reasonable efforts to transfer all documents, data, records and information relating to the Excluded Plans that prior to the Closing were maintained or sponsored by the Companies or the Transferred Subsidiaries to the Seller or one of its Affiliates prior to the Closing. From and after the Closing, the Seller and its Affiliates and the Buyer and its Affiliates (including the Companies and the Transferred Subsidiaries) will reasonably cooperate with each other with respect to the sharing of information regarding and the administration of such Excluded Plans, which shall include making their employees who have (or have access) to any information or knowledge regarding past actions related to or past administration of such Excluded Plans available to the other party at reasonable times and on reasonable notice, without cost or fee. Sellers shall be solely responsible for any obligations under Code Section 4980B with respect to any “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.
(iii)    Prior to the Closing, Sellers shall take such steps as may be necessary to cause, effective as of no later than the Closing Date, the employment of the employees of the Companies and the Transferred Subsidiaries whose names, titles, job functions and jurisdictions of employment are set forth in Section 4.4(c)(iii) of the Seller Disclosure Letter (the “Excluded Employees”) to be transferred to the Sellers or an Affiliate of Sellers and such Excluded Employees shall not be treated as Transferred Employees for any purpose under this Agreement. In connection with such transfers of employment of the Excluded

Employees, except as expressly provided in Section 4.4(c)(iv), the Sellers agree that the Sellers or their applicable Affiliates shall assume all liabilities and obligations of any kind in connection with, involving or relating to the employment of or employee benefits provided to or accrued by the Excluded Employees, including with respect to periods prior to the Closing Date, except to the extent such liabilities are provided under a funded or fully insured Company Benefit Plan (such liabilities, the “Excluded Employment Liabilities”). From and after the Closing the Sellers and their applicable Affiliates will be responsible for and indemnify and hold harmless the Buyer and its Affiliates (including the Companies and the Transferred Subsidiaries) for and against all Excluded Employment Liabilities. For the avoidance of doubt, in the event the employment of an Excluded Employee does not automatically transfer to the Sellers or one of their Affiliates (other than the Companies and the Transferred Subsidiaries) under applicable Law and such Excluded Employee does not accept employment with the Sellers or their applicable Affiliate (other than the Companies and the Transferred Subsidiaries), the Sellers will be responsible and will reimburse the applicable Company or Transferred Subsidiary for all notice, severance, termination pay and other similar costs and expenses associated with the termination of employment of such Excluded Employee. All personnel records of the Excluded Employees will be transferred to the Sellers or their applicable Affiliate (other than the Companies and the Transferred Subsidiaries).
(iv)    As of the Closing, except as otherwise agreed between the Buyer and the Seller pursuant to their reasonable cooperation, each Excluded Employee who is located outside of the United States (a “Non-U.S. Excluded Employee”) shall cease active participation in and benefit accruals under all Benefit Plans that are sponsored and maintained by any Company or any Transferred Subsidiary, and each of Sellers and their Affiliates (other than the Companies and the Transferred Subsidiaries) shall terminate its participation in each Benefit Plan in which the Non-U.S. Transferred Employees, the U.S. Transferred Seller Employees and/or the Non-U.S. Excluded Employees participated immediately prior to the Closing Date that is sponsored and maintained by any Company or Transferred Subsidiary.
(v)    As soon as practicable following the Closing Date, Buyer or its Affiliates may establish or designate one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code in which U.S. Transferred Employees who were eligible to participate in the Company Benefit Plan or Seller Benefit Plan that is a defined contribution plan immediately prior to the Closing Date (the “Seller DC Plan”) will become eligible to participate after the Closing Date (the “Buyer DC Plan”). As of the Closing Date, all U.S. Transferred Employees who participated in the Seller DC Plan immediately prior to the Closing Date shall cease to contribute to and shall become fully vested in their account balances under the Seller DC Plan. As of the Closing, the Seller or the applicable Company or Transferred Subsidiary shall make to the Seller DC Plan all employer contributions that would have been made on behalf of the U.S. Transferred Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date, it being understood that any accrual in respect of such employer contributions that are actually so made shall not be included as a current liability in Closing Working Capital. As soon as practicable following the Closing Date, the U.S. Transferred Employees who participated in the Seller DC Plan immediately prior to the Closing Date shall be entitled to a distribution of their account balances in accordance with the terms of the Seller DC Plan and applicable Law, and Buyer shall take any and all action necessary to ensure that the Buyer DC Plan accepts a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of such distributions from the Seller DC Plan that are eligible rollover distributions (as defined in Section 402(c) of the Code), (including the promissory notes of any outstanding participant loans, if such rollovers are elected by any U.S. Transferred Employee, provided the rollover occurs within sixty (60) days after the Closing Date).
(vi)    As of the Closing Date, Buyer or its Affiliates may establish or designate medical and dependent care flexible spending account plans (the “Buyer FSA Plans”) that will provide benefits to U.S. Transferred Employees who participated in the Company Benefit Plans or Seller Benefit Plans that are medical and dependent care flexible spending account plans immediately prior to the Closing Date (the “Seller FSA Plans”). On the Closing Date, the U.S. Transferred Employees will cease participation in the Seller FSA Plans. As soon as practicable following the Closing Date, Sellers shall determine on an aggregate basis whether the benefits paid by the Seller FSA Plans to U.S. Transferred Employees for claims incurred prior to the Closing Date exceeded or were less than the amount of payroll deductions Sellers or its Affiliates (including the Companies or the Transferred Subsidiaries) collected from the U.S. Transferred Employees prior to the Closing Date. If the claims paid by the Seller FSA Plans exceeded the payroll deductions, then Buyer or its Affiliates shall promptly reimburse Sellers for any excess of such claims paid. If the claims paid by the Seller FSA Plans are less than the payroll deductions collected by Sellers or its Affiliates (including the Companies or the Transferred Subsidiaries), then Sellers shall promptly pay over to Buyer or its Affiliates (including the Companies and the Transferred Subsidiaries) the excess of the payroll deductions collected over the claims paid. This Section 4.4(c)(vi) shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32.
(vii)    From and after the Closing, Buyer shall, or shall cause one of its Affiliates to, be bound by, and to comply with the terms of all collective bargaining, works council, trade union, or other collective agreements that cover one or more Transferred Employees (each, a “Collective Agreement”) as in effect on the Closing Date until Buyer or its Affiliates negotiate a new collective agreement. Without limiting the generality of the foregoing, from and after the Closing, Buyer shall, or shall cause its Affiliates to, be bound by, and comply with, the terms of all Collective Agreements applicable to Transferred Employees employed in France on the Closing Date in accordance with the provisions of applicable Law, or until Buyer or its Affiliates negotiate a new Collective Agreement with respect to such employees. Notwithstanding anything to the contrary in this Section 4.4, Buyer agrees that the provisions of this Section 4.4 shall be subject to any applicable provisions of a Collective Agreement in respect of Transferred Employees, to the extent the provisions of this Section 4.4 are inconsistent with or otherwise in conflict with the provisions of any such Collective Agreement.

(viii)    Without limiting the generality of Section 4.4(a)(i), effective as of the Closing Date, Buyer shall cause to be credited with respect to each Transferred Employee and Transferred Seller Employee the same number of earned but unused vacation and paid time off days credited by Sellers and their Subsidiaries with respect to such Transferred Employee immediately prior to the Closing Date (except to the extent any accrued vacation amounts are paid out to employees in connection with the transactions contemplated by this Agreement), solely to the extent reflected as a liability in the Closing Working Capital. Following the Closing Date, Buyer shall permit the Transferred Employees to use such vacation and paid time off days in accordance with the vacation and paid time off policies of Buyer or its Affiliates as in effect from time to time. Following the Closing Date, Buyer shall permit the Transferred Employees to use such vacation and paid time off days at times reasonably consistent with the business needs of the Business and in accordance with the vacation and paid time off policies of Buyer as in effect from time to time.
(ix)    Sellers and Buyer shall cooperate in communications with Transferred Employees and Transferred Seller Employees with respect to employee benefit plans and with respect to other matters arising in connection with the transactions contemplated by this Agreement. Such cooperation shall include the provision of information from the Seller or the Companies and the Transferred Subsidiaries to the Buyer concerning the Transferred Employees and Transferred Seller Employees as is necessary or appropriate to facilitate the transactions contemplated by this agreement, including information regarding pay, employee benefits and terms and conditions of employment. Without limiting the foregoing, until the Closing Date, (i) Buyer shall consult with Sellers and obtain Sellers’ consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Transferred Employees or Transferred Seller Employees, whether relating to employee benefits, terms of employment or otherwise and shall provide Sellers with advance copies of, and a reasonable opportunity to comment on (and shall consider in good faith all such comments), all material communications to any employee relating to post-Closing employment, employee benefits, terms of employment or otherwise, and (ii) except with respect to the Excluded Employees in connection with the Pre-Closing Restructuring as provided in Exhibit A, the Sellers shall comply with Section 4.1 prior to transferring the employment of any employee who is currently employed by a Company or a Transferred Subsidiary to an Affiliate of the Seller that is not a Company or a Transferred Subsidiary. In addition, prior to and after the Closing Date, the parties hereto shall reasonably cooperate to satisfy any requirement or custom to, consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any competent labor organization and/or employee representative body.
(x)    No provision of this Section 4.4, whether express or implied, shall (i) constitute or create an employment or other service agreement with any Transferred Employee, any Transferred Seller Employees or any other Person, (ii) be treated as an amendment or other modification of any Benefit Plan, Company Benefit Plan, Seller Benefit Plan or other benefit or compensation plan, policy, program, agreement or arrangement, (iii) limit the right of Buyer, Seller or any of their respective Subsidiaries or Affiliates to amend, terminate or otherwise modify any Benefit Plan, Company Benefit Plan, Seller

Benefit Plan or other benefit or compensation plan, policy, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iv) create any obligation to continue the employment of, or any particular term, condition or arrangement of employment following the Closing of any Transferred Employee, Transferred Seller Employee, Excluded Employee or any other Person at any time. Seller and Buyer acknowledge and agree that all of the provisions contained in this Section 4.4 are included for the sole benefit of the parties and that nothing in this Section 4.4, whether express or implied, shall create any third party beneficiary or other rights in any Person, including, without limitation, any Transferred Employee, Transferred Seller Employee, Excluded Employee, former employee, any participant in any existing Benefit Plan or any dependent or beneficiary thereof.
(xi)    Between the date hereof and the Closing Date, the Seller will (or will cause its applicable Affiliates to) seek and use commercially reasonable efforts to obtain waivers and will solicit shareholder approval (by written consent in a manner reasonably satisfactory to Buyer) of any payments that may, separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Section 280G of the Code) that may be made to individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) in connection with the transactions contemplated by this Agreement, such that such payments would not be deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code. Prior to the Closing Date, the Seller shall deliver to Buyer notification and evidence reasonably satisfactory to Buyer that (a) a vote was solicited in conformance with Section 280G(b)(5) of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any waived payments or benefits that were subject to the stockholder vote, or (b) that such stockholder approval was not obtained and, as a consequence, that such waived payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute “excess parachute payments” pursuant to Section 280G of the Code; provided that Seller shall not be in breach of this covenant solely as a result of the refusal of any disqualified individual to waive the applicable payments and submit them to the applicable stockholder vote, so long as Seller used commercially reasonable efforts to solicit such waiver (provided that Seller shall not be required to provide any additional value to such disqualified individual in order to receive such waiver). The waivers and any communications and documents regarding the 280G approval process (including the computations of parachute payments, the identification of the “disqualified individuals” who are potential recipients of parachute payments, and the waivers of payments and/or benefits executed by the affected individuals) shall be made available to Buyer within a reasonable time prior to the Closing, and Buyer shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) such waivers, communications and documents before they are executed by any applicable “disqualified individual” or the stockholders of the Company or its Subsidiaries (as applicable) and/or distributed to such stockholders.
Section 4.5    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a press release issued by Buyer to be reasonably agreed upon by the

Sellers. Other than the initial press release, and except as required by or advisable under applicable Law or stock exchange rules, neither Buyer nor any member of the Seller Group shall make, or permit any of their Subsidiaries or representatives to make, any additional public announcement in respect of or otherwise publish this Agreement, the Ancillary Agreements or the transactions contemplated hereby without the prior written consent of the other party. In the event that any such additional public announcement is required by or advisable under applicable Law or stock exchange rules, the party obligated to make such announcement shall promptly provide the other party with reasonable advance written notice of such requirement and the content of the proposed announcement and a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto. Promptly after the Closing Date, the parties shall cooperate and agree on both the strategy and content of a joint strategy and script for communications regarding the transaction contemplated hereby with employees, customers and suppliers of the Business.
Section 4.6    Insurance. Except as provided in the second sentence of this Section 4.6, Buyer acknowledges and agrees that, from and after the Closing Date, the Companies, the Transferred Subsidiaries, the Business and the Assets of the Business shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any insurance policies or any self-insured programs of Sellers or any member of the Seller Group, other than the third-party insurance policies listed in Section 4.6 of the Seller Disclosure Letter. With respect to events or circumstances relating to the Business, the Companies, the Transferred Subsidiaries or their assets and current or former employees that occurred or existed prior to the Closing Date and that remain covered by third-party liability insurance policies of any Seller or its Subsidiaries not listed on Section 4.6 of the Seller Disclosure Letter (which, for the avoidance of doubt, shall not include any self-insurance programs or captive policies of any Seller or its Subsidiaries), such Seller or its Subsidiaries shall use reasonable best efforts, if so requested by Buyer, to make claims under such policies, subject to the terms and conditions of such policies; provided that Buyer (i) shall promptly give Sellers notice in writing of any events or circumstances in respect of which Buyer has requested any Seller to make a claim pursuant to this Section 4.6, (ii) shall be responsible for all uninsured or uncovered amounts for such claims (including any applicable deductibles that are not covered by any insurance policies of any Seller or its Subsidiaries), and (iii) shall reimburse each Seller and its Subsidiaries for any documented increased costs incurred by any Seller or any member of the Seller Group as a result of such claims. For the avoidance of doubt, Sellers shall retain all rights to control their insurance policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of such policies, notwithstanding whether any such policies apply to any liabilities of the Business; provided that Sellers and the other members of the Seller Group shall (at the cost and expense of Buyer) provide Buyer and its Affiliates with reasonable cooperation regarding the processing of each claim pursuant to this Section 4.6. Sellers shall provide Buyer with 30 days’ prior written notice of cancellation or termination of any such insurance policy’s coverage in respect of the Business (other than an expiration in accordance with its terms) that are on an “occurrence basis” to the extent termination or cancellation serves to reduce coverage with respect to any claims based on facts or occurrences arising prior to Closing. Nothing in this Section 4.6 shall be construed to limit any Person’s right to indemnification under Article 8.

Section 4.7    Intercompany Accounts; Intercompany Arrangements.
(a)    Sellers shall cause all intercompany accounts between any member of the Seller Group, on the one hand, and any member of the Company Group, on the other hand, to be settled or otherwise eliminated prior to the Closing in such a manner as Sellers shall reasonably determine, in each case without any further Liability to any member of the Seller Group, on the one hand, or to any member of the Company Group, on the other hand (for the avoidance of doubt, intercompany accounts between or among any members of the Company Group shall not be affected by this Section 4.7(a)), except for (i) trade accounts receivable and trade accounts payable incurred in the ordinary course of business on arm’s length terms and included in the calculation of the Closing Working Capital, which accounts shall remain outstanding in accordance with their terms and (ii) the Extraction Notes.
(b)    Effective as of the Closing, other than (x) this Agreement, the Ancillary Agreements and the Tax Consolidation Exit Agreement and (y) as otherwise set forth in Section 4.7(b) of the Seller Disclosure Letter (which Section may be amended from time to time prior to the Closing to reflect any additions or deletions mutually agreed between Sellers and Buyer), (i) all agreements, commitments and other arrangements required to be set forth in Section 2.19(a) of the Seller Disclosure Letter shall be terminated, without any party having any continuing obligations thereunder, and (ii) the parties thereto shall no longer receive any benefits under any such contracts, agreements, arrangements, commitments, instruments or other obligations.
(c)    Following Closing, Sellers shall (or shall cause another member of the Seller Group) to use its reasonable best efforts to collect the Excluded Accounts Receivable and pay to Buyer, promptly following receipt thereof, all after tax proceeds received by members of the Seller Group in respect of the Excluded Accounts Receivable.
Section 4.8    Termination of Guarantees. From and after the date of this Agreement, Buyer shall use its reasonable best efforts to obtain, as of the Closing, the termination of, and full release of each member of the Seller Group from, all obligations of any member of the Seller Group arising under all guarantees, arrangements, keepwells, letters of credit, indemnity or contribution agreements, support agreements, comfort letters, insurance surety bonds or other contingent obligations made in respect of the obligations of, or for the benefit of any oblige of, the Business or any of the Companies or the Transferred Subsidiaries in respect of the Business by any member of the Seller Group, including those set forth in Section 4.8 of the Seller Disclosure Letter, which list may be supplemented by written notice from the Sellers after the date hereof and at least five (5) Business Days prior to the anticipated Closing Date of any such guarantee, indemnity, surety bond, letter of credit, letter of comfort or other similar obligation relating to the Business entered into after the date of this Agreement in the ordinary course of business consistent with past practice and for which the aggregate face amount shall not exceed $5 million in the aggregate for all such arrangements (it being understood for the avoidance of doubt, that (x) any such supplementary notice shall not otherwise modify the Seller Disclosure Letter, and (y) notwithstanding the foregoing subclause (x) to the contrary, the Seller shall not be deemed to be in breach of a representation or warranty contained in this Agreement merely as a result of the creation of such credit support arrangement permitted to be included in any such notice contemplated by this Section 4.8)

(collectively, the “Seller Guarantees”). Such efforts shall include an offer by Buyer (or by a Subsidiary of Buyer) to substitute its own obligations for those of each Seller and the other members of the Seller Group under each Seller Guarantee that is set forth in Section 4.8 of the Seller Disclosure Letter on terms that are not materially less favorable than the terms that apply to any Seller or the other members of the Seller Group. If Buyer is unable to effect such a release and substitution on or prior to Closing with respect to any letter of credit that constitutes a Seller Guarantee (any such letter of credit, an “Unreleased Letter of Credit”), Buyer shall, as promptly as practicable, obtain and deliver to Sellers a letter of credit, with a face amount equal to the face amount of such Unreleased Letter of Credit and with an expiration date that is not sooner than the expiration date of such Unreleased Letter of Credit, and on such other terms and from financial institutions reasonably satisfactory to Sellers; provided that Buyer shall not be required to obtain and deliver to Sellers letters of credit pursuant to this sentence with aggregate face amounts in excess of $5 million. Without limiting the foregoing, from and after the Closing, Buyer shall forever indemnify and hold harmless the Sellers and the other members of the Seller Group against any amounts payable following the Closing by the Sellers and the other members of the Seller Group by reason of or arising out of or in consequence of (i) the Seller Guarantees set forth in Section 4.8 of the Seller Disclosure Letter, (ii) any claim or demand for payment made on the Sellers or any other member of the Seller Group following the Closing with respect to any of the Seller Guarantees set forth in Section 4.8 of the Seller Disclosure Letter and (iii) any claim, action or proceeding initiated following the Closing by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Seller Guarantees set forth in Section 4.8 of the Seller Disclosure Letter.
Section 4.9    Use of Names and Marks.
(a)    Except as expressly provided herein, in the Ancillary Agreements or Section 4.7(b) of the Seller Disclosure Letter (or as the Buyer, Seller and any of their respective Affiliates may otherwise agree in writing from time to time after the Closing), in no event shall (i) Buyer or any of its Subsidiaries (including after the Closing, the Companies and the Transferred Subsidiaries) have any right to use, nor shall Buyer or any of its Subsidiaries (including after the Closing, the Companies and the Transferred Subsidiaries) use, the Names and Source Identifiers set forth in Section 4.9(a)(i) of the Seller Disclosure Letter, or any other Names and Source Identifiers that are confusingly similar to such Names and Source Identifiers (other than after the Closing, the Companies and the Transferred Subsidiaries) (collectively, the “Seller Names and Marks” ), all of which are and shall remain the sole property of the members of the Seller Group or (ii) any member of the Seller Group have any right to use, nor shall any member of the Seller Group use, the Names and Source Identifiers set forth in Section 4.9(a)(ii) of the Seller Disclosure Letter, or any other Names and Source Identifiers that are confusingly similar to such Names and Source Identifiers (collectively, the “Transferred Names and Marks”). Notwithstanding the foregoing sentence, the Companies and the Transferred Subsidiaries may utilize in the conduct of the Business, and each member of the Seller Group may utilize in the conduct of their Retained businesses, existing stationery, business cards, signage, advertising materials, inventory, packaging, product, service and training literature, and other similar materials bearing the Seller Names and Marks (“Seller Materials”) or the Transferred Names and Marks (“Buyer Materials”), respectively, following the Closing until the existing supply of such items is depleted or, in the case of signage, until the date that is ninety (90) days from the Closing Date. Notwithstanding the foregoing, nothing in this Section 4.9(a) shall preclude any of the Companies or the Transferred Subsidiaries, or any member of the Seller Group, from use of the Seller Names and Marks or the Transferred Names and Marks, respectively, to the extent such use involves (i) the use of equipment and other similar articles used in the Business (or in the case of the Transferred Names and Marks, used in Retained Businesses of the members of the Seller Group), notwithstanding that they may bear one or more of the Seller Names and Marks or Transferred Names and Marks; (ii) the appearance of the Seller Names and Marks or Transferred Names and Marks, as applicable, on any tools, dies, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written or electronic data, materials or assets (including computer source code) that are used for internal purposes only in connection with the Business (or in the case of the Transferred Names and Marks, used in Retained Businesses of the members of the Seller Group); (iii) the appearance of the Seller Names and Marks or Transferred Names and Marks, as applicable, in or on any Third Party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such Third Party over which Buyer or the Companies and the Transferred Subsidiaries, on the one hand, or members of the Seller Group, on the other hand, has no control; or (iv) the use of a Seller Name and Mark or Transferred Name and Mark in a non-trademark manner including for purposes of conveying to customers or the general public that the Business is no longer affiliated with Sellers, and/or to reference historical details concerning or make historical reference to the Business. The foregoing permitted uses are subject to (I) compliance by Buyer, the Companies and their Subsidiaries with the quality control requirements and guidelines in effect for the Seller Names and Marks as of the Closing Date and compliance by the members of the Seller Group with the quality control requirements and guidelines in effect for the Transferred Names and Marks as of the Closing Date and (II) to the extent reasonably practicable, the placement of a mutually agreed upon disclaimer on such Seller Materials and Buyer Materials identifying in a readily observable manner that the Companies and the Transferred Subsidiaries, on the one hand, and Sellers, on the other hand, are no longer affiliated with each other.
(b)    Any goodwill arising from the use of the Seller Names and Marks by Buyer, the Companies or the Transferred Subsidiaries shall inure to the benefit of Sellers. Any goodwill arising from the use of the Transferred Names and Marks by any member of the Seller Group shall inure to the benefit of Buyer. Neither Buyer nor any of its Subsidiaries (including after the Closing, the Companies and the Transferred Subsidiaries) shall contest the ownership or validity of any rights of any member of the Seller Group in or to the Seller Names and Marks. No member of the Seller Group shall contest the ownership or validity of any rights of Buyer or any of its Subsidiaries in or to the Transferred Names and Marks.
(c)    The parties hereto acknowledge that any damage caused to any member of the Seller Group by reason of the breach by Buyer or any of its Subsidiaries (including after the Closing, the Companies and the Transferred Subsidiaries), or damage caused to Buyer or any of its Subsidiaries by reason of the breach by any member of the Seller Group, of this Section 4.9 would cause irreparable harm that could not be adequately compensated for in money damages alone. Therefore, each party agrees that, in addition to any other remedies, at law or otherwise,

Sellers or Buyer, whichever is so damaged, shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Buyer or any of its Subsidiaries (including after the Closing, the Companies and their Subsidiaries), or by any member of the Seller Group, as applicable, of this Section 4.9. Buyer further agrees, and will cause its Subsidiaries (including after the Closing, the Companies and the Transferred Subsidiaries) to further agree that, they will stipulate to the fact that any member of the Seller Group has been irreparably harmed by such violation and not oppose the granting of such injunctive relief. Each Seller further agrees, and will cause the other members of the Seller Group to further agree that, they will stipulate to the fact that Buyer or any of its Subsidiaries (including after the Closing, the Companies and the Transferred Subsidiaries) have been irreparably harmed by such violation and not oppose the granting of such injunctive relief. In addition, Buyer hereby waives, and will cause its Subsidiaries (including after the Closing, the Companies and the Transferred Subsidiaries) to waive, any requirement for the securing or posting of any bond in connection with such remedy. In addition, each Seller hereby waives, and will cause the other members of the Seller Group to waive, any requirement for the securing or posting of any bond in connection with such remedy.
Section 4.10    Buyer’s Financing Activities.
(a)    Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Commitment without the prior written consent of Sellers, if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing, including by changing the amount of fees to be paid or original issue discount of the Debt Financing (or payment of fees having similar effect) in each case, other than any such fees or original discount that is paid or otherwise funded by sources other than the Debt Financing, in each case other than pursuant to any “flex” provisions, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) delay (taking into account the Marketing Period) or prevent the Closing when required pursuant to Section 1.2(a) or (B) adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto relative to Buyer’s ability to enforce its rights against such other parties to the Debt Financing Commitment as in effect on the date hereof or in such definitive agreements. Notwithstanding the foregoing, Buyer may, without the consent of Sellers, replace, supplement or amend the Debt Financing Commitment (i) to add lenders, lead arrangers, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof (including the replacement of a lender), (ii) for the implementation or exercise of any “flex” provisions provided in the Debt Financing Commitment or related fee letters as in effect on the date hereof, or (iii) so long as such replacement, supplement or amendment does not (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (or payment of fees having similar effect) in each case, other than any such fees or original discount that is paid or otherwise funded by sources other than the Debt Financing), (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) delay (taking into account the Marketing Period) or prevent the Closing when required pursuant to Section 1.2(a) or (2) adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto relative to Buyer’s ability to enforce its rights against such other parties to the Debt Financing Commitment as in effect on the date hereof or in such definitive agreements. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments, as hereafter amended, supplemented, modified or waived to the extent such amendment, modification, supplement or waiver is permitted by this Section 4.10(a) and references to “Debt Financing Commitment” shall include such documents as hereafter amended, modified, supplemented or waived to the extent permitted by this Section 4.10(a). Buyer shall use its reasonable best efforts to obtain the Debt Financing including (i) maintaining in effect the Debt Financing Commitment in accordance with its terms, (ii) satisfying (or obtaining a waiver of) all conditions applicable to Buyer in the Debt Financing Commitment and otherwise complying in all material respects with its obligations thereunder, in each case, that are within Buyer’s control, (iii) subject to the satisfaction of all conditions or waiver of the conditions set forth in the Debt Financing Commitment and Buyer being required to consummate the Closing pursuant to Section 1.2(a), enforcing their rights under the Debt Financing Commitment and (iv) subject to the satisfaction or waiver of the conditions set forth in the Debt Financing Commitment and Buyer being required to consummate the Closing pursuant to Section 1.2(a), direct the lenders and other Persons providing the Debt Financing to fund on or before the Closing Date the Debt Financing contemplated to be funded on the Closing Date by the Debt Financing Commitment (or such lesser amount as may be required to consummate the transactions contemplated hereby). If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitment (other than on account of a breach by the Seller of this Agreement which prevents or renders impracticable the consummation of the Debt Financing), Buyer shall promptly notify Sellers of such unavailability and, to their knowledge, the reasons thereof, and shall use reasonable best efforts to obtain alternative debt financing from alternative sources in an amount sufficient (when taken together with the cash and Cash Equivalents of the Companies and Transferred Subsidiaries and any then-available Debt Financing pursuant to any then-existing Debt Financing Commitment) to consummate the transactions contemplated hereby (the “Alternative Financing”); provided that such Alternative Financing shall not contain additional conditions that are more onerous to Buyer (in the aggregate) to the funding of the Debt Financing relative to those contained in the Debt Financing Commitment; provided, further, that in no event shall such reasonable best efforts of Buyer be deemed or construed to require Buyer to agree to economic terms of the Alternative Financing that are less favorable in the aggregate than those contemplated by the Debt Financing Commitment (including any flex provisions therein). Buyer shall deliver to Sellers complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which the Debt Financing Commitment or any Alternative Financing shall be made available to Buyer; provided that fee letters relating to fees with respect to the Debt Financing Commitment or the Alternative Financing shall be redacted in a customary manner to remove references to fee amounts, pricing caps and certain flex and other economic terms (none of which would adversely affect the conditionality, enforceability, availability or termination of such Debt Financing Commitment or Alternative Financing, or reduce the aggregate principal amount thereof). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Alternative Financing, as hereafter amended, supplemented, modified or waived to the extent such amendment, supplement, modification or waiver is permitted by this Section 4.10(a) and references to “Debt Financing Commitment” shall include such documents as hereafter amended or supplemented to the extent permitted by this Section 4.10(a).
For purposes of this Agreement, “Marketing Period” shall mean the first period of fifteen (15) consecutive calendar days after the date of this Agreement (none of which calendar days falls within a Blackout Period and provided that each of November 26, 2015, November 27, 2015, July 1, 2016, July 4, 2016 and July 5, 2016, shall not constitute calendar days for purposes of the Marketing Period) throughout which (i) Buyer shall have the Required Financial Information, (ii) the Required Financial Information is at all times Compliant and (iii) all of the conditions set forth in Section 6.1 and Section 6.2 are satisfied (other than (x) those conditions that by their nature are to be satisfied by actions taken at Closing, provided such conditions are then capable of being satisfied, and (y) from and after the Second End Date, the Antitrust Conditions); provided, that, the last of such fifteen (15) consecutive calendar days is not less than three (3) nor more than ten (10) Business Days prior to the first Business Day of a month; provided, that if Sellers in good faith reasonably believe that the Marketing Period has commenced, Sellers may deliver to Buyer a written notice to that effect (stating when Sellers believes it had commenced), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice, unless Buyer in good faith reasonably believes that the Marketing Period has not commenced and, within five (5) Business Days following receipt of such notice from Sellers, delivers a written notice to Sellers to that effect (stating with reasonable specificity why Buyer reasonably believes the Marketing Period has not commenced).
(b)    Buyer shall keep Sellers reasonably informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing. Buyer shall give Sellers prompt oral or written notice after the occurrence of any of the following: (i) any material breach of the Debt Financing Commitments by any other party to the Debt Financing Commitments of which Buyer becomes aware or (ii) the receipt of written notice or other written communication from any Financing Source with respect to any material breach or default, termination or repudiation by any other party to any of the Debt Financing Commitments.
(c)    Prior to the Closing, Sellers shall, and shall cause the Companies, the Transferred Subsidiaries and China Asset Seller to, use its and their reasonable best efforts to cause its officers, directors, employees, consultants, legal representatives, and auditors to cooperate with Buyer in connection with the arrangement of the Debt Financing or Alternative Financing, in each case at Buyer’s sole cost and expense, as may be reasonably requested by Buyer, including using its reasonable best efforts to (i) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing and the members of senior management and other representatives of the Companies and the Transferred Subsidiaries), conference calls, presentations, road shows, drafting sessions, presentations, rating agency presentations and due diligence sessions and sessions with prospective financing sources and investors; (ii)  furnish Buyer and their Financing Sources as promptly as practicable with financial and other pertinent information regarding the Business, the Companies and the Transferred Subsidiaries as may be reasonably requested by Buyer and reasonably available to the Sellers (including the Required Financial Information); (iii) assist Buyer and their Financing Sources in the preparation of (a) bank information memoranda, confirmations and undertakings in connection with the Required Financial Information and authorization letters (including with respect to presence or absence of material non-public information and the accuracy of the information contained therein), rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing and (b) materials for rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing; (iv) cooperate with the marketing efforts of Buyer and its Financing Sources for all or any portion of the Debt Financing or Alternative Financing; (v) using reasonable best efforts to assist Buyer and Buyer’s legal counsel in connection with obtaining any legal opinions that may be required to be delivered in connection with the Debt Financing or the Alternative Financing; (vi)  provide and execute documents as may be reasonably requested by Buyer, including (a) documents requested by Buyer or its Financing Sources relating to the repayment of the existing Indebtedness of the Companies and the Transferred Subsidiaries and the release of related Liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such Indebtedness and (b) agreements, documents or certificates that provide for guarantees or that provide for or otherwise facilitate the creation, perfection or enforcement of liens securing the Debt Financing or the Alternative Financing (including providing reasonable and customary information required in connection with the pledging and identification of Owned or Leased Real Property and Intellectual Property as are reasonably requested by Buyer or the Financing Sources); (vii) provide and execute all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; (viii)  assist Buyer in its efforts to satisfy the conditions precedent set forth in the Debt Financing Commitment to the extent the satisfaction of such conditions requires the cooperation of or is within the control of Sellers or their Subsidiaries; (ix) cooperate with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the Business; and (x) take reasonable actions requested by Buyer in order to obtain all corporate, limited liability company, partnership or other similar approvals and authorizations by the Companies and Transferred Subsidiaries that are reasonably necessary to permit the consummation of the Debt Financing or Alternative Financing, including approval of the provision of guarantees and the pledging of collateral by the Companies and the Transferred Subsidiaries (provided, that the effectiveness of such approvals and authorizations is conditioned upon the occurrence of the Closing); provided that Buyer shall indemnify and hold harmless Sellers and their Affiliates from and against any and all obligations and Losses actually suffered or incurred by them in connection with the Debt Financing or the Alternative Financing and any information utilized in connection therewith (except to the extent suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective representative’s, bad faith or willful misconduct). Buyer shall, promptly upon Sellers’ request, reimburse Sellers for all reasonable and documented out-of-pocket costs incurred by Sellers and their Affiliates in connection with such cooperation (other than with respect to (x) the Sellers’ obligations to deliver interim financial statements pursuant to Section 4.2(a), and (y) the compensation of the Sellers and their Affiliates’ respective employees). Sellers and the Companies and the Transferred Subsidiaries hereby (x) consent to the use of the Companies’ and the Transferred Subsidiaries’ logos in connection with the Debt Financing or the Alternative Financing; provided that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Companies or the Transferred Subsidiaries and (y) expressly authorize the use of the financial statements and other information to be provided pursuant to this clause (c) for purposes of the Debt Financing or the Alternative Financing.
(d)    Notwithstanding anything in this Agreement (including the foregoing) to the contrary, (i) nothing in this Agreement shall require any such cooperation to the extent that it would (A) unreasonably interfere with the ongoing business or operations of the Sellers, the Companies, the Transferred Subsidiaries or any of their Affiliates, (B) require the Sellers, the Companies, the Transferred Subsidiaries or any of their Affiliates to take any action that will conflict with or violate their respective Organizational Documents, contractual obligations or any Laws (it being understood that the foregoing shall not prevent such Persons from seeking any consents reasonably requested by the Buyer in connection with the Debt Financing), (C) result in any officer or director of the Sellers, the Companies, the Transferred Subsidiaries or any of their Affiliates incurring any personal liability with respect to any matters relating to the Debt Financing, (D) require the Sellers to execute or deliver any definitive financing documentation in connection with the Debt Financing or require the Companies, the Transferred Subsidiaries or any of their Affiliates to execute or deliver any definitive financing documentation in connection with the Debt Financing unless the effectiveness of such definitive documentation is conditioned upon the occurrence of the Closing or (E) require Sellers, the Companies or the Transferred Companies to provide any financial statements not included in the Required Financial Information or, without limiting Section 4.2, obtain an audit of any financial statements included in the Required Financial Information; (ii) nothing in this Agreement shall require the Sellers to incur any liability or obligation (other than with respect to out-of-pocket costs and expenses subject to reimbursement or indemnification by Buyer as set forth in Section 4.10(c)) under any agreement entered into in connection with the Debt Financing, and (iii) no liability or obligation (other than with respect to out-of-pocket expenses subject to reimbursement or indemnification by Buyer as set forth in Section 4.10(c)) of the Companies or the Transferred Subsidiaries under any agreement entered into in connection with the Debt Financing shall be effective until the Closing Date (other than customary authorization letters provided pursuant to Section 4.10(c)).
(e)    For the avoidance of doubt and notwithstanding anything to the contrary in this Section 4.10 but subject to the other limitations on remedies set forth in this Agreement, Buyer acknowledges that its obligation to consummate the transactions contemplated hereunder on the terms and subject to the conditions set forth herein are not conditioned upon the availability or the consummation of the Debt Financing or Alternative Financing or receipt of proceeds therefrom.
Section 4.11    Non-Solicitation of Employees; Non-Compete.
(a)    During the period beginning immediately following the Closing and ending on the second anniversary of the Closing Date, Sellers shall not, and shall cause each other member of the Seller Group not to, solicit or hire for employment any individual who is an officer, director, senior executive or manager-level (or above) employee of the Business (which for the avoidance of doubt will include the individuals listed on Section 4.11(a) of the Seller Disclosure Letter, but shall exclude any Excluded Employees and any directors or officers of any company in the Company Group who is not a Transferred Employee or a Transferred Seller Employee) or who receive annual compensation in excess of $100,000, at the Closing and employed by Buyer or any of its Subsidiaries (including the Companies and the Transferred Subsidiaries) immediately following Closing; provided, however, that nothing in this Section 4.11(a) shall prohibit any Seller or any other member of the Seller Group from (A) conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice, or (B) soliciting or hiring any individual whose employment with any of the Companies or the Transferred Subsidiaries terminated at least 180 days prior to the date of such solicitation or hire.
(b)    During the period beginning immediately following the Closing and ending on the second anniversary of the Closing Date, Buyer shall not and shall cause its Subsidiaries (including the Companies and the Transferred Subsidiaries) not to, solicit or hire for employment any individual (x) who at the Closing, is a manager, officer, director or senior executive employed by any member of the Seller Group, and (y) with whom Buyer or its representatives had contact regarding the transactions contemplated in this Agreement prior to the Closing; provided, however, that nothing in this Section 4.11(b) shall prohibit Buyer or its Subsidiaries from (i) conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice, or (ii) soliciting or hiring any individual whose employment with any member of the Seller Group terminated at least 180 days prior to the date of such solicitation or hire.
(c)    During the period beginning immediately following the Closing and ending on the third anniversary of the Closing Date (the “Non-Compete Period”), Sellers shall not, and shall cause each other member of the Seller Group (other than PSSC) not to, directly or indirectly, engage in or acquire more than 5% of (or the right to acquire more than 5% of) any class of voting securities (subject to the other provisions of this Section 4.11) of any Person engaged in, a business that is directly competitive with the Business (a “Competing Business”); provided, however, that nothing in this Section 4.11(c) shall prohibit any Seller or any other member of the Seller Group from:
(i)    engaging in any Retained Business in substantially the manner as the Retained Business is conducted as of the date hereof, including the development, manufacture, distribution and sale by Crouzet Automatismes S.A.S. or any other member of the Seller Group of any: (A) brushless DC motors; (B) levers, grips and wheels used in aerospace/cockpit applications; and (C) products and applications using magnetic sensors technology; provided that, for the avoidance of doubt, Crouzet Automatismes S.A.S. and any other member of the Seller Group will not engage in the development, manufacture, distribution, and sale of:
(A)    linear and rotary voice coil actuators;
(B)    brushless DC motors for (i) medical applications for incubators, infusion pumps (other than peristaltic pumps), hand tools, ventilators, and CPAP machines, (ii) defense applications, (iii) cargo rollers/cargo handling applications, (iv) scanners (which, for the avoidance of doubt, shall not include accessories and arms used with scanners), (v) turbine engine applications, (vi) downhole drilling applications and (vii) high temperature (greater than 150°C) and/or high pressure applications (greater than 500 bars);

(C)    linear variable differential transformers (“LVDT”), rotary variable differential transformers (“RVDT”), and force transducers (defined as product embedding LVDT within a spring); provided that the Seller Group shall not be prohibited from using LVDT/RVDT designed and manufactured by an unaffiliated third party in its systems;
(D)    pressure Sensors, transducers, and transmitters;
(E)    levers, grips, and wheels used in aerospace/cockpit applications that are intended to replace similar products sold by Kavlico as of the Closing Date (including any related platform upgrade); and further, neither Crouzet nor any member of the Seller Group will seek Parts Manufacturing Authorization (PMA) on any component supplied by Kavlico;
(F)    solid state relays and contactors, except for (i) the purchase from the Business and sale of those products that the Business produces for the Seller Group as contemplated by the Crouzet Trademark License Agreement and (ii) solid state contactors for aero and defense under the “SSPC 28 VDC & 115 VAC & GFI” solid state circuit breaker product family and natural extensions thereof;
(G)    magnetic encoders (other than magnetic encoders embedded in motors manufactured by Crouzet Automatismes S.A.S. or any other member of the Seller Group, which are a non-separable component that is integral to the commutation of the motor);
(H)    magnetic sensors (i) in North America or (ii) to any of BEI’s top twenty (20) customers as of the Balance Sheet Date (determined on the basis of revenue for the 12-month period ended on the Balance Sheet Date) anywhere in the world; which, for the avoidance of doubt, shall not include magnetic switches and limit switches;
(I)    linear and rotary potentiometers;
(J)    digital readout systems and linear feedback encoders; or
(K)    optical encoders for applications currently served by the Business;
(ii)    acquiring any Person or business that engages in any Competing Business (and thereafter engaging in such Competing Business) except to the extent that the Competing Business (A) constitutes at the time of acquisition less than twenty-five percent (25%) of the revenues of the Person or business acquired, and (B) has at the time of acquisition less than $20,000,000 per fiscal year in revenues derived from a Competing Business (in which case, neither Seller nor any other member of the Seller Group shall take any action intended to cause such Competing Business to exceed either of such revenues thresholds during the Non-Compete Period), or
(iii)    acquiring any Person or business that engages in any Competing Business if, the applicable Seller or other member of the Seller Group divests that portion of such

Person or business that engages in the Competing Business within twelve (12) months after its acquisition of such Person or business (it being agreed that Seller or such other member of the Seller Group shall inform Buyer of its intention to divest such Competing Business and shall consider in good faith any offer timely submitted by Buyer therefor). The divestiture requirements set forth in this sub-clause (iii) of this Section 4.11(c) and in Section 4.11(e) below shall continue to apply to any Competing Business acquired during the Non-Compete Term pursuant to such exception (and notwithstanding any subsequent expiration of the Non-Compete Term).
(d)    For the avoidance of doubt, the Parties agree that the provisions of this Section 4.11 shall apply only to Sellers and the applicable members of the Seller Group (other than PSSC) and shall not apply to any acquiror of Seller (including any of such acquirer’s other businesses or activities). Prior to the sale to a Third Party of any member of the Seller Group that is not a party hereto (other than PSSC) occurring during the Non-Compete Period, Sellers shall cause such member of the Seller Group to execute and deliver to Buyer a written agreement to be bound by Section 4.10(c).
(e)    Notwithstanding anything herein to the contrary, any Competing Business that was, at the time of acquisition, a Permitted Acquisition, shall immediately cease to be a Permitted Acquisition in the event (x) as of any applicable measurement date, such Permitted Acquisition no longer falls below the thresholds set forth in either of Sections 4.11(c)(ii)(A) or (B) or (y) any member of the Seller Group brings any Litigation that contests the enforceability or validity under applicable Law of this Section 4.11(e), and upon such cessation, any such Permitted Acquisition shall become subject to the divestiture requirements of Section 4.11(c)(iii) (provided that, for the purpose of such divestiture requirement, the twelve (12) month period in such Section 4.11(c)(iii) shall be deemed to run from the date of such cessation).
(f)    Each of Sellers and Buyer acknowledge and agree that the covenants set forth in this Section 4.11 are necessary for the reasonable protection of the other party and are a material inducement for the other party to enter into this Agreement. Each of Sellers and Buyer acknowledges and agrees that the other party may not have an adequate remedy at Law for any breach or threatened or attempted breach of the covenants and agreements set forth in this Section 4.11, and that the other party shall, in addition to the other remedies that may be available to it under this Agreement or applicable Law, be entitled to equitable relief, including specific performance or injunctive relief for the enforcement of the covenants set forth in this Section 4.11. Each of Sellers and Buyer acknowledges and agrees that the time, scope and geographic area of the covenants set forth in this Section 4.11 are reasonable, and if any such covenant is held to be unenforceable by reason of time, scope or geographic area, then such covenant shall be interpreted to extend to the maximum time, scope and geographic area for which it may be enforced as determined by a court of competent jurisdiction by final determination, and such covenant shall only apply in its reduced form. In the event of a breach or violation of this Section 4.11, the duration of the applicable covenant in this Section 4.11 shall be tolled with respect to the applicable covenant for the duration of such breach or violation.

Section 4.12     No Solicitation: Other Bidders. No Seller shall, or shall permit any member of the Seller Group or the Companies or Transferred Subsidiaries or any of its or their directors, officers, employees, stockholders, Affiliates, agents or representatives to, directly or indirectly, (a) solicit, initiate, seek, respond to or take any action to facilitate or encourage the submission of any Acquisition Proposal, (b) enter into, continue or participate in any discussions or negotiations with, furnish any confidential information relating to the Business or afford access to the business, properties, assets, books or records of the Business or the Companies or any of the Transferred Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Person (other than Buyer and its Subsidiaries) in connection with an Acquisition Proposal, (c) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Companies or any of the Transferred Subsidiaries or (d) enter into any agreement, letter of intent, memorandum of understanding or term sheet with respect to, or consummate, an Acquisition Proposal, or, in the case of each of clauses (a) through (d) above, authorize or permit the same. In furtherance and not in limitation of the foregoing, Sellers shall, and shall cause the other members of the Seller Group and the Companies and the Transferred Subsidiaries and their respective representatives and advisors to (i) immediately cease and terminate all communications, discussions or negotiations with any other bidder or prospective acquirer (including any representatives, advisors or financing sources of or to any of such other bidders or prospective acquirers, in their capacity as such) of the Business or any of the Companies or the Transferred Subsidiaries (collectively, the “Other Bidders”), (ii) immediately terminate access by such Other Bidders to any due diligence materials (including electronic or online data rooms), and the management personnel and facilities of the Business, and (iii) within five (5) Business Days following the date hereof, request the return or destruction of all confidential information provided to any of such Other Bidders.
Section 4.13    Further Actions. From the date hereof through the Closing, (a) Sellers and Buyer shall, and shall cause their respective Subsidiaries to (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (ii) without limiting the foregoing, use reasonable best efforts to cause all conditions to Closing to be satisfied (but not waived) as promptly as practicable and in any event on or before the End Date and (b) each party shall keep the other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to satisfaction of the conditions to Closing. Upon the terms and subject to the conditions in this Agreement, each party shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement and the Ancillary Agreements, including to cause the conditions to their respective obligations set forth in Article 6 to be satisfied (and not waived) and otherwise to consummate and make effective the transactions contemplated hereby and thereby as promptly as practicable, including negotiating in good faith, and using reasonable best efforts to reach agreement, concerning the final form of (i) any Ancillary Agreement (or any portion of any Ancillary Agreement) that is currently incomplete or in term sheet form and (ii) the Extraction Notes. From time to time after the Closing Date, at the request of another party, without further consideration and at the expense of the party so requesting, each of the parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby (it being understood, for the avoidance of doubt, that nothing in this Agreement to the contrary shall require Buyer or any of its Affiliates to transfer or assign any assets or properties of the Business or any right in respect thereof or thereunder that was or is, as of the date of this Agreement, the Closing Date or the date upon which such request for transfer or assignment was made, material to the value or operations of the Business). Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any asset or property of the Business or the Retained Businesses, as applicable, or any right in respect thereof or thereunder as to which the transfer or attempted assignment, without obtaining any consent of any Third Party, would constitute a breach thereunder. Sellers and Buyer will use their reasonable best efforts (but without payment of money by Buyer or Sellers) to obtain the consent of such Persons for the assignment of such asset or property of the Business or the Retained Business, as applicable, or any right in respect thereof or thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective (whether in furtherance of its acquisition of the Business or whether in order to further effectuate the Pre-Closing Restructuring), Sellers and Buyer will cooperate in an arrangement reasonably acceptable to both parties under which Buyer would have the same benefits and obligations as though such assignment or transfer had occurred in connection with the Closing.
Section 4.14    Pre-Closing Restructuring. Sellers shall consummate or cause to be consummated the transactions described on Exhibit A (such transactions set forth on Exhibit A, as the same may be amended (i) by mutual agreement between the US Seller and Buyer from time to time in accordance with Section 10.2 or (ii) by Seller from time to time prior to the Closing with the written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), being referred to as the “Pre-Closing Restructuring”) no later than immediately prior to the Closing. The Companies and the Transferred Subsidiaries shall declare and pay such dividends and make such distributions as are necessary in order to distribute, immediately prior to the Closing, all cash in the Company Group that is in excess of Minimum Cash (provided, for the avoidance of doubt, that such distributions shall be made and payable solely in cash and be paid prior to the Closing). Sellers and Buyers agree to use reasonable efforts and cooperate in good faith between signing and Closing in order to determine whether the Pre-Closing Restructuring can be implemented in the manner described on Exhibit L (rather than as described on Exhibit A) (such transactions set forth on Exhibit L being referred to as the “Alternative Pre-Closing Restructuring”) without adversely affecting any member of the Seller Group and their respective equity holders. If Sellers reasonably determine in good faith that the Alternative Pre-Closing Restructuring may be implemented without adversely affecting any member of the Seller Group and its respective equity holders, the Sellers and Buyer will implement the Alternative Pre-Closing Restructuring; provided, that (i) the incurrence of out-of-pocket expenses by any member of the Seller Group that are reimbursed by Buyer shall not be considered to adversely affect any member of the Seller Group or their respective equity holders, (ii) the fact that the Sellers will own two additional legal entities will not be considered to adversely affect any member of the Seller Group or its respective equity holders and (iii) if Sellers reasonably determine that implementation of the Alternative Pre-Closing Restructuring will adversely affect any member of the Seller Group or its respective equity holders, Sellers will cooperate reasonably with Buyer in good faith to identify (and if identified implement)

an alternative to the Alternative Pre-Closing Restructuring that accomplishes the same objectives without having such an adverse effect.
Section 4.15    Buyer Insurance. For the three (3) year period following the Closing Date, Buyer shall, in respect of the Business, maintain insurance or self-insurance for general product liability and product recall coverage on terms consistent with such insurance maintained by Seller in respect of the Business immediately prior to the date of this Agreement (it being understood, for the avoidance of doubt, that any Buyer retention constituting, or any Loss covered by, such self-insurance shall not be deemed to be Losses hereunder).
Section 4.16    Later-Discovered IP Assets. To the extent that on or before the third anniversary of the Closing Date, Seller discovers, or Buyer correctly determines (and notifies Sellers in writing of such determination), that a member of the Seller Group owns or controls any Intellectual Property (excluding the trademarks that are subject to the Trademark Licenses or any software license used to provide the transition services pursuant to the Transition Service Agreement or Reverse Transition Service Agreement) that at the time of Closing (i) was used exclusively or primarily in the Business, Sellers shall assign or cause such member of the Seller Group to assign, all of their right, title and interest in and to such Intellectual Property to CST (or such other entity as designated by CST); provided, however, to the extent that such Intellectual Property was used by any member of the Seller Group (other than the Transferred Subsidiaries) in any of the Retained Businesses such obligation to assign such right, title and interest shall be subject to CST (or such other entity that is designated by CST to be assigned such Intellectual Property) entering into a customary perpetual, non-exclusive, worldwide, royalty-free license agreement with the Seller Group for the use of such Intellectual Property in the Retained Businesses and natural extensions thereof or (ii) was used in the Business but was not used exclusively or primarily in the Business, Sellers shall, or shall cause such member of the Seller Group to, enter into a perpetual, non-exclusive, worldwide, royalty-free license agreement with CST or its designee granting CST or such designee the right to use such Intellectual Property in the Business and natural extensions thereof.
ARTICLE 5.
TAX MATTERS
Section 5.1    Straddle Periods. Items of income, gain, loss, deduction, allowance and exemption for any Straddle Period shall be apportioned between the Pre-Closing Tax Period and the remaining portion of such Tax year or period in the following manner: (a) the amount of Taxes of the Companies or the Transferred Subsidiaries based on or measured by income, gross or net sales, payroll, or payments or receipts for taxable periods (or potions thereof) ending on or before the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which a Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and (b) in the case of any other Taxes of the Companies or the Transferred Subsidiaries (e.g., real and personal property Taxes), the amount of such Taxes that relate to any taxable period (or portion thereof) ending on or before the Closing shall be determined on a per diem basis (i.e., deemed to be the amount of such Tax or the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the

Closing Date and the denominator of which is the number of days in such Straddle Period). For the avoidance of doubt, Company Group Transaction Expenses, to the extent deductible for U.S. federal Income Tax purposes, shall, unless otherwise required by Law, be apportioned to the Pre-Closing Tax Period.
Section 5.2    Tax Returns. Sellers shall be responsible for (i) preparing and timely filing all Consolidated or Combined Returns that are due after the Closing (taking into account valid extensions) and (ii) preparing all Income Tax Returns of CST and its U.S. Subsidiaries that are due after the Closing (taking into account valid extensions) and relate to taxable periods ending on or before the Closing Date. Such Income Tax Returns, and the portions of any Consolidated or Combined Returns involving a Company or any Transferred Subsidiary and that relate to any taxable period (or portion thereof) ending on or before the Closing Date, shall be prepared in accordance with past practice except as required by applicable Tax Law. At least fifteen (15) days prior to the due date for any such Income Tax Return or for any such Consolidated or Combined Return that includes a Company or a Transferred Subsidiary, Sellers shall deliver (or cause to be delivered) a draft copy of each such Return (or, in the case of a Consolidated or Combined Return, a pro forma return limited to the Company or Transferred Subsidiaries that are included in such Consolidated or Combined Return) to Buyer for Buyer’s review and comment. Any such Tax Return (or, in the case of a Consolidated or Combined Return, the pro forma return) shall be subject to Buyer’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Buyer shall cause the Companies and Transferred Companies to timely file any such Income Tax Returns timely provided by Sellers that relate to taxable periods ending on or before the Closing Date. Buyer shall be responsible for preparing and timely filing all other Tax Returns of the Companies and the Transferred Subsidiaries that are due after the Closing (taking into account valid extensions) and relate to any taxable period (or portion thereof) ending on or before the Closing Date, including, for the avoidance of doubt, all Income Tax Returns of the European Companies and of the non-U.S. Subsidiaries of CST, but excluding, in any case, any Consolidated or Combined Returns. Such Tax Returns shall be prepared in accordance with past practice except as required by applicable Tax Law and shall be prepared (w) in the case of Kavlico GmbH, by PwC, (x) in the case of Crydom SSR, by BDO, (y) in the case of BEI France, by Lexcase and (z) in the case of CST’s Mexican Subsidiaries, by Ernst & Young. At least fifteen (15) days prior to the due date for any such Tax Return (taking into account any valid extensions), Buyer shall deliver (or cause to be delivered) a draft copy of each such Tax Return that is an Income Tax Return or is otherwise a material Tax Return to Sellers for Sellers’ review, comment and approval (not to be unreasonably withheld, conditioned or delayed). Except as required by applicable Tax Law, Buyer and the Companies shall accept any comments to such Tax Returns that are reasonably requested by Sellers in writing at least five (5) days prior to filing such Tax Returns; provided that nothing in this Agreement shall prohibit Buyer, the Companies or the Transferred Subsidiaries from timely filing any Tax Return as prepared by Buyer (it being understood that if Buyer and Sellers are unable to resolve any dispute regarding the preparation of any such Tax Return, such Tax Return shall be timely filed as prepared by Buyer, subject to later amendment to reflect the final resolution of any dispute with respect thereto). Except as required by a final determination resulting from a Tax audit or other proceeding, without Sellers’ prior written consent (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Companies and the Transferred Subsidiaries) to, amend any Income Tax Returns or other Tax Returns of the

Company Group or make or change any Income Tax Return or other Tax election or accounting methods of the Company Group, in each case if such action is (i) with respect to any taxable period (or portion thereof) ending on or before the Closing Date, and (ii) reasonably expected to result in (x) an indemnity obligation of Sellers with respect to Taxes under this Agreement or (y) an increase in Income Taxes of the Sellers or any member of the Seller Group. The parties hereto agree to elect out of the installment sale method for all applicable Tax purposes with respect to any gain realized in connection with the Pre-Closing Restructuring (including in relation to the Extraction Notes).
Section 5.3    Tax Contests. Buyer or Sellers, as the case may be, shall notify each other promptly upon receipt by them or any of their Affiliates of notice of any pending audit, examination, notice of deficiency, adjustment, assessment, redetermination, suit or other proceeding relating to Taxes for which such other party or parties, or their Affiliates, may be responsible pursuant to this Agreement (including pursuant to Article 8) or pursuant to applicable Law (each, a “Tax Contest”). As between Sellers and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Companies and the Transferred Subsidiaries), on the other, the party that would be responsible (including under the indemnification provisions of this Agreement) for more than half of the amounts at issue in a Tax Contest (based on a reasonable estimation of the amounts expected to be at issue) shall have, at its sole cost, the exclusive right to control such Tax Contest; provided that the other party shall have, at its sole cost, the right to participate in any such Tax Contest. The controlling party shall (i) keep the other party informed of the progress of any such Tax Contest in a timely manner, (ii) promptly provide copies of all correspondence or other documents relating to such Tax Contest to such other party, (iii) promptly provide notice to such other party of any scheduled meetings (whether telephonic or in person) with any Taxing Authority relating to such Tax Contest, and (iv) not settle any such Tax Contest without the other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for any such Tax Contest relating to a Consolidated or Combined Return, Buyer’s rights under this Section 5.3 shall be applicable only to the extent related to a Company or any Transferred Subsidiary; provided, further, however, that Sellers shall have the sole and exclusive right under this Section 5.3 to control, settle and compromise any Tax Contest relating solely to a French Consolidated or Combined Return.
Section 5.4    Tax Refunds. Any cash refund of Taxes (or credits in lieu thereof) received by Buyer or any of the Companies or Transferred Subsidiaries of Taxes paid by the Companies or the Transferred Subsidiaries with respect to any taxable period (or portion thereof) ending on or before the Closing Date, including any refund or credit attributable to estimated Income Taxes paid with respect to such periods (other than any refund or credit attributable to any loss in a taxable period (or portion thereof) beginning after the Closing Date applied (e.g., as a carryback) to income in a taxable period (or portion thereof) ending on or before the Closing Date) shall be delivered to the Sellers, net of any Taxes (including withholding Taxes) and reasonable out of pocket expenses of Buyer, the Companies or the Transferred Subsidiaries attributable to such refund or credit promptly after receipt of such refund from the applicable Taxing Authority (or, in the case of such a credit, after the filing of the Tax Return claiming such credit). Buyer shall, and after the Closing shall use its reasonably commercial efforts to cause its Affiliates (including the Companies and the Transferred Subsidiaries) to, use its and their reasonably commercial efforts to obtain any such refunds or credits. Notwithstanding the foregoing, Sellers shall not be entitled to any such refund of non-Income Taxes (or credits in lieu thereof) unless and to the extent such refund (or credit) was properly requested or claimed on a Tax Return timely filed on or before the first anniversary date of the Closing Date.
Section 5.5    Books and Records; Cooperation. Subject to Section 4.2(b)(iii), Buyer and Sellers shall (and shall cause their respective Affiliates to), at the requesting party’s cost, (a) promptly provide the other party and its Affiliates with such information, records, documents or assistance as may be reasonably requested in connection with the preparation, signing and filing of any Tax Return or any audit or other examination by any Taxing Authority or any judicial or administrative proceeding relating to Taxes or in connection with other legitimate matters related to Taxes and (b) retain for a period of seven years after the Closing Date all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties; provided that the Buyer’s and Sellers’ obligations pursuant to this Section 5.5 shall terminate upon the seven year anniversary date of the Closing Date.
Section 5.6    Transfer Taxes. All transfer, documentary, sales, use, value-added, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with this Agreement (including any Real Property transfer tax and any similar Tax but, for the avoidance of doubt, excluding any capital gain Taxes imposed with respect to the sale of the Shares under this Agreement) (such non-excluded Taxes, fees and charges, “Transfer Taxes”) shall be borne by Buyer when due, and Buyer shall prepare and file all such Tax Returns and other documentation with respect to all such Taxes and fees; provided, however, that US Seller, rather than Buyer, shall bear any Transfer Taxes imposed as a result of the Pre-Closing Restructuring and shall prepare and file any Tax Returns and other documentation with respect thereto; provided further, that if such Tax Returns or other documentation is not filed before the Closing Date, the preparation and filing of such Tax Returns or other documentation shall be governed by Section 5.2. If required by applicable Law, the other parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties shall use their reasonable best efforts to mitigate or to qualify for any exemption from such Transfer Taxes. For each Tax Return or other filing made with respect to Transfer Taxes, the filing party shall within thirty (30) Business Days following the Closing Date (or, if later, the due date for such Tax Return) provide evidence satisfactory to the non-filing parties that such Tax Returns and filings with respect to Transfer Taxes have been duly and timely filed and the relevant Transfer Taxes duly and timely paid. Immediately following any post-Closing adjustment to the Purchase Price, the parties hereto agree to promptly determine in good faith whether any specific formality shall be required as a result of such adjustment in order to enable the filing party to comply with the required additional publicity or registration formalities pursuant to applicable Laws or to request from the relevant Governmental Authority a refund of unduly paid Transfer Taxes. Upon request, the filing party will provide to the other parties, within thirty (30) days following the expiration of the applicable deadline to proceed to any such publicity or registration formalities pursuant to applicable Law, copies of any documentation evidencing the performance of such formalities.
Section 5.7    Tax Treatment of Indemnity Payments. To the extent permitted under applicable Tax Law, the parties agree to treat any indemnity payment made under Article 8 as an adjustment to the Purchase Price for all federal, state, local and non-U.S. applicable Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
Section 5.8    Tax Agreements and Powers of Attorney. On or prior to the Closing Date, Sellers shall terminate or cause to be terminated all Tax Sharing Agreements and all powers of attorney with respect to Taxes relating to the Companies or any of the Transferred Subsidiaries, in each case such that none of the Companies or the Transferred Subsidiaries shall have any obligations thereunder following the Closing, subject for the avoidance of doubt to the provisions of the Tax Consolidation Exit Agreement.
Section 5.9    French Tax Consolidation. The parties shall pay all liabilities in respect of the impôt sur les sociétés referred to in Article 205 of the French tax code (code général des impôts) and contributions additionnelles referred to in Articles 235 ter ZC and 235 ter ZAA of the French tax code (code général des impôts) (the “French Income Tax”) installments (acomptes) with respect to BEI France for the full calendar year in which the Closing occurs (the “Closing Year”) as required in the Tax Consolidation Exit Agreement. For the avoidance of doubt, the amount of installments payments made by BEI France to Custom Sensors & Technologies S.A.S. during the period running from January 1, 2015 to the Closing Date shall be reflected as a current Tax asset in the Closing Working Capital on the Closing Statement.
Section 5.10    Overlap. To the extent of any inconsistency between this Article 5 and Article 8, this Article 5 shall control as to Tax matters.
ARTICLE 6.
CONDITIONS PRECEDENT
Section 6.1    Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment as of the Closing of the following conditions (any of which may be waived by the mutual written agreement of Buyer and Sellers in whole or in part to the extent permitted by applicable Law):
(a)    HSR Act Notification; Other Competition Laws. The notifications of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated, and the other Competition Law approvals listed on Schedule 6.1 shall have been obtained or any applicable waiting periods thereunder (and any extensions thereof) shall have expired or been terminated.
(b)    No Injunction, Etc. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law or pursuant to any Order or similar action of or by any Governmental Authority.
Section 6.2    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment as of the Closing of the following additional conditions (any of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law).
(a)    Representations; Performance. (i) Each of the representations and warranties of Sellers contained in the first sentence of Section 2.1 (Corporate Status), clause (a) of Section 2.2 (Corporate and Governmental Authorization), clause (a) of Section 2.3 (Non-Contravention), Section 2.4 (Capitalization; Title to Shares), clause (b) of Section 2.8 (Absence of Certain Changes) and Section 2.23 (Finders’ Fees) shall each be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (ii) each of the other representations and warranties of Sellers contained in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date, except (x) in each case of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii) only, where all the failures of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions set forth therein) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Sellers shall have in all material respects duly performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Seller, to the effect set forth above in this Section 6.2(a) with respect to such Seller.
(b)    Closing Deliverables. Buyer shall have received the certificates, documents and other items to be delivered to it pursuant to Section 1.2(b)(i).
(c)    No Material Adverse Effect. From the date of this Agreement through the Closing, there shall not have occurred any event, circumstance, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.3    Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment as of the Closing of the following additional conditions (any of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):
(a)    Representations; Performance. (i) The representations and warranties of Buyer contained in Section 3.1 (Corporate Status), Section 3.2 (Corporate and Governmental Authorization) and Section 3.8 (Finders’ Fees) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, and (ii) each of the other representations and warranties of Buyer contained in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date, except (x) in each case of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii) only, where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifications or exceptions set forth therein) has not, and would not reasonably be expected to, individually or in the aggregate, prevented Buyer’s ability to consummate the transactions contemplated hereby. Buyer shall have in all material respects duly performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of such party, to the effect set forth above in this Section 6.3(a) with respect to such party.
(b)    Closing Deliverables. Sellers shall have received the certificates, documents and other items to be delivered to it pursuant to Section 1.2(b)(iii).
Section 6.4    Frustration of Closing Conditions. Neither Sellers nor Buyer may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was primarily caused by such party’s (or, in the case of Sellers, any other Seller’s) breach of this Agreement.
ARTICLE 7.
TERMINATION
Section 7.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by the written agreement of Buyer and Sellers;
(b)    by either Buyer or Sellers, by written notice to the other party, if:
(i)    the Closing shall not have been consummated on or before the End Date; provided, that, if all of the conditions to Closing set forth in Article 6 (other than conditions that by their nature are to be satisfied by actions taken at Closing, provided that such conditions are then capable of being satisfied (assuming the occurrence of the Marketing Period) have been satisfied or waived, then neither Buyer nor the Sellers shall have the right to terminate this Agreement prior to the Final End Date pursuant to this Section 7.1(b)(i) unless and until the Marketing Period has ended;
(ii)    there shall be any Law (other than an Order) that makes consummation of the Closing illegal or otherwise prohibited by Law (other than an Order); or
(iii)    any Order of any Governmental Authority having competent jurisdiction permanently enjoining or otherwise prohibiting the consummation of the Closing is entered and such Order shall have become final and nonappealable; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Sellers or Buyer if the failure of any Seller or Buyer, respectively, to comply with its obligations under this Agreement was the primary cause of the issuance of such Order;
(c)    by Buyer, by written notice to Sellers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sellers set forth in this Agreement shall have occurred that, if occurring or continuing on the Closing Date, would cause the condition set forth in Section 6.2(a) not to be satisfied, and such breach has not been cured within thirty

(30) days of receipt by Sellers of written notice of such breach from Buyer or is incapable of being cured prior to the applicable End Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in breach of any representation, warranty, covenant or agreement contained herein such that the condition set forth in Section 6.3(a) would not be satisfied as of such time;
(d)    by Sellers, by written notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that, if occurring or continuing on the Closing Date, would cause the condition set forth in Section 6.3(a) not to be satisfied, and such breach has not been cured within thirty (30) days of receipt by Buyer of written notice of such breach from Sellers or is incapable of being cured prior to the applicable End Date; provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if any Seller is then in breach of any representation, warranty, covenant or agreement contained herein such that the condition set forth in Section 6.2(a) would not be satisfied as of such time; or
(e)    by Sellers, by written notice to Buyer, if (i) the Marketing Period has ended, (ii) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided such conditions are then capable of being satisfied) have been satisfied, other than those conditions that have not been satisfied primarily as a result of Buyer’s breach of this Agreement, (iii) Sellers stand ready, willing and able to consummate the Closing as of the date at least one (1) month prior to such termination, and have irrevocably confirmed by written notice to Buyer that they are prepared to consummate the Closing, and (iv) Buyer shall have failed to consummate the Closing on the first Month Start Date following the date on which the Closing should have occurred pursuant to Section 1.2(a) and such notice described in clause (iii) was delivered.
Section 7.2    Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, lenders, agents, successors or assigns) to the other party except as set forth in Section 4.2(e), the indemnification and reimbursement provisions of Section 4.10, this Section 7.2, Section 7.3, Article 9 and Article 10; provided, however, that, no such termination shall relieve any party from liability for (i) failure to perform the obligations of confidentiality set forth in Section 4.2 or (ii) willful and intentional breach of this Agreement (it being understood that (x) if the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing provided such conditions are then capable of being satisfied) are satisfied, the failure of Buyer to consummate the transactions to be completed at Closing on the date on which the Closing is to occur pursuant to Section 1.2(a) will be deemed a willful and intentional breach of this Agreement by Buyer and (y) if the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing provided such conditions are then capable of being satisfied) are satisfied, the failure of Sellers to consummate the transactions to be completed at Closing on the date on which the Closing is to occur pursuant to Section 1.2(a) will be deemed a willful and intentional breach of this Agreement by Sellers). The provisions of Section 4.2(e), the cost reimbursement and indemnification provisions of Section 4.10, this Section

7.2, Section 7.3, Article 9 and Article 10 shall survive any termination hereof pursuant to Section 7.1; provided, for the avoidance of doubt, that no party shall be entitled to an injunction or specific performance or other equitable relief under Section 10.10 following termination of the Agreement.
Section 7.3    Reverse Termination Fee.
(a)    In the event that this Agreement is validly terminated pursuant to (x) Section 7.1(b)(i) or (y) Section 7.1(b)(ii) or Section 7.1(b)(iii) as a result of an Order issued under, or related to an action commenced under or pursuant to, any Competition Law, and, in the case of either clause (x) or (y), at the time of such valid termination all conditions in Section 6.1 and Section 6.2 (other than (A) those conditions that by their nature cannot be satisfied until the Closing, provided such conditions are then capable of being satisfied, (B) the condition in Section 6.1(a) or (C) the condition in Section 6.1(b) if such condition has not been satisfied as a result of an Order issued under, or related to an action commenced under or pursuant to, any Competition Law) are satisfied, then Buyer shall pay to Sellers, by wire transfer of same day funds to an account or accounts designated by Sellers, an aggregate amount equal to the Antitrust Reverse Termination Fee within three (3) Business Days of the date of such termination (it being understood that in no event shall Buyer be required to pay the Antitrust Reverse Termination Fee more than once).
(b)    Notwithstanding anything to the contrary in this Agreement or otherwise, in the event that this Agreement is terminated in the circumstances in which the Antitrust Reverse Termination Fee is payable pursuant to Section 7.3(a) (i) the right to enforce payment thereof (and any amounts payable pursuant to Section 7.3(c)) against Buyer shall be the sole and exclusive remedy of Sellers and their respective Nonparty Affiliates against Buyer and any Financing Source, and any of their respective Nonparty Affiliates, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any Litigation, by virtue of any Law and whether by or through any attempted piercing of the corporate veil, by or through a claim by or on behalf of a party or another Person or otherwise, and (ii) upon payment of the Antitrust Reverse Termination Fee pursuant to Section 7.3(a) (and, if applicable, and any amounts payable pursuant to Section 7.3(c)), none of Buyer or any Financing Source, or any of their respective Nonparty Affiliates, shall have any further Liability or obligation relating to or arising out of this Agreement or the Debt Financing Commitment or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Agreement or otherwise, in no event will the Sellers or any of their Affiliates be entitled to seek or receive damages as a remedy in respect of an alleged breach of Buyer’s obligations under Section 4.3, or in connection with any termination pursuant to Section 7.1(d) or Section 7.1(e) based on an alleged breach of Buyer’s obligations under Section 4.3, that in the aggregate exceed the amount of the Antitrust Termination Fee.
(c)    Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay the Antitrust Reverse Termination Fee when due pursuant to Section 7.3(a) and, in order to obtain such payment, Sellers commence a suit that results in a judgment against Buyer for the amount of the Antitrust Reverse Termination Fee, Buyer shall pay to Sellers, together with the Antitrust Reverse Termination Fee, (i) interest on the Antitrust Reverse Termination Fee at an annual rate equal to the Interest Rate, from the date the Antitrust Reverse Termination Fee was required to be paid pursuant to Section 7.3(a), and (ii) Sellers’ costs and expenses (including reasonable attorneys’ fees) incurred in connection with such suit.
Section 7.4    Extension; Waiver. Either Sellers or Buyer may (a) extend the time for performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement for their benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
ARTICLE 8.
INDEMNIFICATION
Section 8.1    Survival. All representations and warranties made in this Agreement shall survive the Closing until the first anniversary of the Closing Date, other than (i) the representations and warranties set forth in Sections 2.1 (Corporate Status), 2.2(a) (Corporate Authorization), 2.3(a) (Non-Contravention), 2.4 (Capitalization; Title to Shares), 2.5(a) (Transferred Subsidiaries; Ownership Interests), 2.25 (Finders’ Fees), 3.1 (Corporate Status), 3.2(a) (Corporate Authorization) and 3.8 (Finders’ Fees) (the representations and warranties referred to in the foregoing clause and together with the Pre-Closing Restructuring Representations, collectively, the “Fundamental Representations”), which shall survive until the expiration of the applicable statute of limitations (including any extensions thereto) for the item in question, and (ii) the representations and warranties set forth in Sections 2.11 (Intellectual Property) and 2.14 (Environmental Matters), which shall survive until the third anniversary of the Closing. The respective covenants and agreements of Sellers and Buyer contained in this Agreement required to be performed or complied with prior to the Closing (each such covenant and agreement described in this sentence, but, for the avoidance of doubt excluding those contained in Section 1.1 and 4.14, a “Pre-Closing Covenant”) shall survive the Closing until the first anniversary of the Closing Date. All other respective covenants and agreements of Sellers and Buyer contained in this Agreement (each such other covenant or agreement, a “Post-Closing Covenant”) shall survive the Closing hereunder indefinitely or, in the case of any Post-Closing Covenants, for such lesser period of time as may be specified therein (other than those contained in Section 1.1 and 4.14, which shall survive indefinitely), but, in either case, not to exceed the applicable statute of limitations (including any extension thereto) in the event of a breach of such covenant or other agreement.
Section 8.2    Indemnification by Sellers. From and after the Closing, and subject to this Article 8, Sellers shall, jointly and severally, indemnify and hold harmless Buyer, each of its Subsidiaries (including the Companies and the Transferred Subsidiaries) and Affiliates, and Buyer’s and each of its Subsidiaries’ and Affiliates’ respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”), from and against, and shall pay or reimburse the Buyer Indemnitees for, any and all Losses resulting from:
(a)    (i) any breach or inaccuracy, of any surviving representation of Sellers in this Agreement as of the date of this Agreement or as of the Closing Date (as though then made) (which shall be determined without giving effect to any item disclosed in Section 2.17(e) of the

Seller Disclosure Letter), and (ii) any breach or inaccuracy of any surviving representation of Sellers in the Ancillary Agreements or any certificate delivered pursuant to this Agreement as of the date thereof;
(b)    any breach or default in performance by Sellers of any covenant of Sellers in this Agreement or any Ancillary Agreement;
(c)    any Company Group Transaction Expenses or Closing Debt not taken into account in connection with the purchase price adjustment under Section 1.3 of this Agreement;
(d)    Liability resulting from the Pre-Closing Restructuring;
(e)    the ownership or operation of any businesses (other than the Business), including the Retained Businesses, by any member of the Seller Group or, prior to the Closing, any Company or any Transferred Subsidiary (or, in each case, any predecessor thereto);
(f)    (i) all Income Taxes imposed on the Company Group (or any member thereof) with respect to taxable periods (or portions thereof) ending on or before the Closing Date (including Income Taxes of the Company Group resulting from the Pre-Closing Restructuring), (ii) all Income Taxes of any member of an Affiliated Group of which any Company Group member is or was a member on or before the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations, which Income Taxes relate to taxable periods (or portions thereof) of any such Affiliated Group ending on or before, or that include, the Closing Date, but excluding Income Taxes of the Companies and the Transferred Subsidiaries that relate to the portion of any such taxable period beginning after the Closing Date, (iii) all Income Taxes of any Person imposed on the Company Group as a transferee or successor, by contract or otherwise with respect to taxable periods (or portions thereof) ending on or before to the Closing Date, (iv) all Income Taxes relating to inclusions under Section 951 of the Code by Buyer or its Affiliates (including the Company Group) with respect to the portion of any Straddle Period of any Subsidiary of CST that is a “controlled foreign corporation” ending on the Closing Date (for avoidance of doubt, it being understood that the Income Tax of such portion shall be determined as if the Straddle Period of such Subsidiary ended on the Closing Date), reduced by the amount of any net Tax benefit actually realized by Buyer or its Affiliates attributable to any foreign tax credit related thereto, taking into account any overall foreign loss (such net Tax benefit determined by applying the applicable net Tax benefit principles of Section 8.4(d), applied mutatis mutandis), (v) all Income Taxes arising from any election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Tax law) made prior to the Closing Date, or (vi) resulting from any breach by Sellers of any covenant of Sellers contained in Article 5, other than, in each case, Income Taxes arising out of (x) any breach or default in performance by Buyer (or, following the Closing, by the Company Group) of any of their obligations under this Agreement or (y) any action taken or caused to be taken by Buyer or the Company Group outside the ordinary course of business on the Closing Date after the Closing to the extent not contemplated under this Agreement or carried out or effected without the consent of Sellers; provided that notwithstanding anything herein to the contrary, the Buyer Indemnitees shall not be entitled to indemnification for a reduction in or loss of any net operating loss carryforwards, capital loss carryforwards, or other Tax attributes in existence as of the Closing Date, but the availability of any net operating loss carryforwards, capital loss carryforwards or other Tax attributes attributable to Tax periods (or portions thereof) beginning after the Closing Date shall not be considered in determining the existence or amount of any Loss; and
(g)    the Retained Claims, in an amount not to exceed $1,000,000; and
(h)    (i) any Third Party Claim asserted or made prior to the third anniversary of the Closing Date alleging that products sold by the Business prior to the Closing failed to conform with applicable Contractual specifications, express or implied warranties or Law, (ii) any investigation by any Governmental Authority initiated prior to the third anniversary of the Closing Date concerning allegations that products sold by the Business prior to the Closing failed to conform with applicable Contractual specifications, express or implied warranties or Law; provided, that a Buyer Indemnified Party is notified in writing of such investigation, and provides such notification to Sellers, prior to the third anniversary of the Closing Date and (iii) any product recall initiated by the Company Group prior to the third anniversary of the Closing Date related to products sold by the Business prior to the Closing as a result of the failure of such products to conform with applicable Contractual specifications, express or implied warranties or Law to the extent that the decision to initiate such product recall was reasonably consistent with industry practice or such product recall was required by any Governmental Authority or the result of any action of any Governmental Authority; provided that no claim for indemnification may be made under Section 8.2(a) with respect to any Losses resulting from any breach of representation or warranty to the extent such Losses also result from the matters described in this Section 8.2(h).
Section 8.3    Indemnification by Buyer. From and after the Closing, and subject to this Article 8, Buyer shall indemnify and hold harmless each Seller, its Subsidiaries and Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”), from and against, and shall pay or reimburse the Seller Indemnitees for, any and all Losses resulting from:
(a)    (i) any breach or inaccuracy of any surviving representation of Buyer in this Agreement, as of the date of this Agreement or as of the Closing Date (as though then made), and (ii) any breach or inaccuracy of any surviving representation of Buyer in the Ancillary Agreements or any certificate delivered pursuant to this Agreement as of the date thereof;
(b)    any breach or default in performance by Buyer of any covenant of Buyer in this Agreement or any Ancillary Agreement;
(c)    any Assumed Liability; or
(d)    the ownership or conduct of the Business from and after the Closing except with respect to any matter for which Sellers are required to indemnify the Buyer Indemnitees or otherwise be responsible for pursuant to this Agreement or any of the Ancillary Agreements.
Section 8.4    Limitations on Indemnity. Buyer and Sellers agree, for themselves and on behalf of the Buyer Indemnitees and the Seller Indemnitees, as follows:

(a)    No Buyer Indemnitee will assert any claims for indemnification under Section 8.2(a) (except for claims for indemnification resulting from breach of any Fundamental Representation, the Tax Representations solely as related to Income Taxes or Section 2.21 (Sufficiency of Assets)): (i) in respect of any Loss incurred or suffered by such Buyer Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all such Qualifying Losses that Buyer Indemnitees may have under Section 8.2(a) (except for Losses resulting from breach of any Fundamental Representation, the Tax Representations solely as related to Income Taxes or Section 2.21 (Sufficiency of Assets)) exceeds $5,000,000 (the amount referred to in this clause (ii), the “Indemnity Threshold”), in which event the Buyer Indemnitees shall only be entitled to indemnification for such Qualifying Losses in excess of the Indemnity Threshold. The aggregate liability of Sellers in respect of all claims for indemnification pursuant to Section 8.2(a) (except for claims for indemnification arising out of any breach of any Fundamental Representation, the Tax Representations solely as related to Income Taxes or Section 2.21 (Sufficiency of Assets)) and Section 8.2(h) shall not exceed $75,000,000 (the “Cap”). Without limiting the foregoing, no Buyer Indemnitee will assert any claim for indemnification under Section 8.2(h) or any matter that could give rise to a claim for breach of any other representation of Sellers that could also give rise to a claim for indemnification under Section 8.2(h) (a “Product Liability Claim”) until such time as the aggregate of all such Qualifying Losses that Buyer Indemnitees may have under Section 8.2(a) and Section 8.2(h) in respect of all Product Liability Claims exceeds $5,000,000, in which event the Buyer Indemnitees shall only be entitled to indemnification for such Qualifying Losses in respect of Product Liability Claims in excess of $5,000,000. For the avoidance of doubt, the Indemnity Threshold will not apply to Product Liability Claims. The aggregate liability of Sellers for all claims or Losses under Article 8 (except for Losses resulting from a breach of any Post-Closing Covenant or Losses under Section 8.2(e)) shall in no event exceed the Purchase Price.
(b)    No Seller Indemnitee will assert any claims for indemnification under Section 8.3(a) (except for claims for indemnification or arising out of any breach of any Fundamental Representation): (i) in respect of any Loss incurred or suffered by such Seller Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all such Qualifying Losses that Seller Indemnitees may have under Section 8.3(a) exceeds an amount equal to the Indemnity Threshold, in which event the Seller Indemnitees shall only be entitled to indemnification for such Qualifying Losses in excess of the Indemnity Threshold. The aggregate liability of Buyer in respect of all claims for indemnification pursuant to Section 8.3(a) (except for claims for indemnification arising out of any breach of any Fundamental Representation) shall not exceed the Cap. The aggregate liability of Buyer for all claims or Losses under Section 8.3(a) and 8.3(b) (except for Losses resulting from a breach of any covenant to be performed after the Closing) shall in no event exceed the Purchase Price.
(c)    Any liability for any Loss subject to indemnification under this Article 8 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement. No Person shall be entitled to any recovery under this Agreement in respect of any Loss to the extent that such recovery would constitute a duplicative payment of any amounts included in the calculation of the purchase price adjustment pursuant to Section 1.3.

(d)    With respect to each indemnification obligation in this Agreement: (i) all Losses (other than Losses with respect to the China Business) shall be net of net Tax benefits actually realized by Buyer Indemnitees in connection with the relevant Losses prior to the making of the applicable indemnity payment; provided that to the extent any net Tax benefit is actually realized in the two (2) taxable periods succeeding the taxable period in which such Loss occurred, Buyer shall pay, or cause to be paid, to the Sellers within thirty (30) days the amount of such net Tax benefit, reduced by any Taxes (including withholding Taxes) and expenses related thereto; (ii) all Losses shall be net of any Eligible Third Party Proceeds and (iii) in no event shall an Indemnifying Party have liability to the Indemnified Party for any punitive damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim or otherwise paid to any Third Party, including any Governmental Authority. A Tax benefit shall be deemed to be actually realized if and to the extent the Buyer Indemnitees’ cumulative liability for Taxes through the end of a taxable period, calculated by excluding any Tax items attributable to the applicable Loss (including, for the avoidance of doubt, any increase in Tax), exceeds the Buyer Indemnitees’ actual cumulative liability for Taxes through the end of such taxable period, calculated by taking into account any Tax items attributable to the applicable Loss (to the extent permitted by relevant Tax law and treating such Tax items attributable to the applicable Loss as the last items claimed for any taxable period). A Tax benefit shall be realized upon the filing of a Tax Return claiming such Tax benefit or if the benefit is a refund of previously paid Taxes, upon the receipt of such refund.
(e)    If any portion of Losses to be indemnified or reimbursed by an Indemnifying Party may be covered, indemnifiable or reimbursable, in whole or in part, by third-party insurance coverage maintained by the Indemnified Party or under any Contract indemnity or similar right (other than this Agreement) available to the Indemnified Party, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party and if the Indemnifying Party so requests, the Indemnified Party shall use its commercially reasonable efforts, at the Indemnifying Party’s cost, to recover or collect the maximum amount of such Losses recoverable under such insurance policy, Contract indemnity or similar right, in which event all such proceeds actually received, net of Taxes, and costs incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Third Party Proceeds”. In any case where an Indemnified Party recovers from a Third Party any Eligible Third Party Proceeds in respect of any Losses for which an Indemnifying Party has actually reimbursed such Indemnified Party pursuant to this Article 8, such Indemnified Party shall promptly pay over to the Indemnifying Party such Eligible Third Party Proceeds so recovered, but not in excess of the amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.
(f)    Any Indemnified Party shall use its efforts required by Law to mitigate any Losses incurred by such party upon and after becoming aware that any event or condition is reasonably likely to give rise to any indemnification rights hereunder.
(g)    Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to indemnify or hold harmless any Buyer Indemnitees for Losses arising from or relating to any matter arising under any Environmental Law, to the extent (i) resulting from any soil or groundwater sampling conducted by or at the direction of the Buyer Indemnitees, other than any such sampling (A) required under applicable Law, (B) required by any Governmental Authority, (C) approved by a Seller representative in writing, or (D) reasonably necessary to respond to a Third Party Claim or a general threat to public health or safety or (ii) Buyer or any of its Affiliates (A) remediate environmental conditions in excess of industrial standards or other applicable minimum remedial standards as evidenced by a “no further action” letter or equivalent sign-off from a Governmental Authority with valid jurisdiction, including standards based on land use restrictions and engineering controls where appropriate and available, except where a Buyer is required to do so under applicable Law or by a Governmental Authority, or (B) incur costs in excess of those reasonably necessary to bring a condition into compliance with applicable Environmental Laws and applicable remedial standards as evidenced by a “no further action” letter or equivalent sign-off from a Governmental Authority with valid jurisdiction.
(h)    No claim for indemnification may be made under Section 8.2 or Section 8.3, as applicable, for or in respect of any breach of any representation, warranty, covenant or agreement after the expiration of the survival period applicable to such representation, warranty, covenant or agreement (as provided in Section 8.1); provided that any claim asserted by an Indemnified Party prior to the expiration of the applicable survival period described herein shall survive (and be subject to indemnification) until it is finally and fully resolved.
(i)    To the extent permitted by applicable Law, all indemnification payments made pursuant to this Article 8 shall be treated as adjustments to the Purchase Price.
(j)    Notwithstanding anything contained herein to the contrary, for purposes of this Article 8, each representation and warranty in this Agreement (other than the representations and warranties set forth in clause (b) of Section 2.8 (Absence of Certain Changes) and the second sentence of Section 2.6 (Financial Statements)) and the Seller Disclosure Letter, Buyer Disclosure Letter and schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material”, “in all material respects” or “Material Adverse Effect” or similar phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).
(k)    Notwithstanding anything in this Agreement to the contrary, Sellers hereby agree that no Seller Indemnitees will be entitled to seek indemnity, reimbursement or contribution from the Companies or the Transferred Subsidiaries or their respective officers or directors for any indemnity or other obligation for which Sellers are liable to any Buyer Indemnitees under this Agreement.
Section 8.5    Notification of Claims; Third Party Claims.
(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 8, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent that the Indemnifying Party is materially prejudiced by reason of such failure to give timely notice. The parties agree that (i) in this Article 8 they intend to shorten (in the case of the limited survival periods specified in Section 8.1) or extend (in the case of the unlimited survival periods specified in Section 8.1) the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 8.1 for such representation, warranty, covenant or agreement, (iii) notices for claims in respect of a breach of a Post-Closing Covenant must be delivered prior to the date that is six months after the later of the last day of the effective period of such Post-Closing Covenant and the date the Indemnified Party become aware of such breach (provided that this limitation shall not apply to Section 1.1, or Section 4.14) and (iv) any claims for indemnification for which notice is not timely delivered in accordance with the preceding subclauses (i) and (ii) shall be expressly barred and are hereby waived, provided that if, prior to such applicable date, a party shall have notified any other party in accordance with the requirements of this Section 8.5(a) of a claim for indemnification under this Article 8 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article 8 notwithstanding the passing of such applicable date.
(b)    Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 in respect of a pending or threatened claim or demand by a Third Party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification (other than with respect to Taxes) under this Agreement (such claim or demand being a “Third Party Claim” and including without limitation a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense. The Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall pay such expenses (i) if the named parties to any such Third Party Claim (including any impleaded parties) include both such Indemnifying Party and the Indemnified Party and such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to such Indemnifying Party, or if available to such Indemnifying Party the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party, (ii) if the Indemnified Parties shall have been advised by counsel that representation of any such Indemnified Parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them or (iii) if the Indemnified Party was requested by the Indemnifying Party to so participate. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge is on exclusively monetary terms and does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber or agree to encumber any of the assets of any Indemnified Party or agree to any restriction or condition or other non-monetary relief that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).
(c)    Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not have the right to control the defense of a Third Party Claim (and the Indemnified Party shall control such defense (subject to the right of the Indemnifying Party to approve any settlement thereof (such approval not to be unreasonably withheld, conditioned or delayed))) to the extent that it (i) seeks an injunction or equitable relief against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot reasonably be separated from any claim for monetary damages, (ii) involves any customer or supplier of the Business, the Companies or the Transferred Subsidiaries and such Third Party Claim could reasonably be expected to materially impair Buyer’s, any Company’s or any Transferred Subsidiary’s relationship with such customer or supplier or (iii) has a reasonable likelihood of resulting in Losses that (A) would exceed the Cap or (B) assuming the Indemnity Threshold remains applicable, would not be likely to cause the Indemnity Threshold to be exceeded, individually or in the aggregate with any other claims for indemnification that are subject to the Indemnity Threshold. If the Indemnifying Party does not have the right to control the defense of a Third Party Claim under this Section 8.5(c), then the Indemnified Party shall allow the Indemnifying Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, the Indemnified Party shall pay such expenses if the Indemnifying Party was requested by the Indemnified Party to so participate.
(d)    Notwithstanding anything to the contrary in this Article 8 (including Section 8.1 and Section 8.3), (i) no Indemnifying Party shall have any liability under this Article 8 for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party (unless consent was unreasonably withheld, conditioned or delayed), and (ii) any Indemnified Party shall be entitled to be fully indemnified and held harmless under this Article 8 for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnifying Party without the consent of such Indemnified Party, in each case, provided that such consent was required pursuant to this Section 8.5 and such requisite consent has not been unreasonably withheld, conditioned or delayed.
(e)    In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 that does not involve a Third Party Claim, the

Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article 8. Within the 30-day period beginning on the date of receipt by the Indemnified Party of such dispute notice, the Indemnified Party and the Indemnifying Party shall reasonably cooperate with and assist each other in determining the validity of any such claim for indemnity by the Indemnified Party, and the Indemnifying Party and the Indemnified Party shall attempt to agree upon the rights and obligations of the respective parties with respect to each of such claims for indemnity as to which the Indemnifying Party disputes liability, and any agreement reached regarding their respective rights with respect to any of such claims shall be set forth in a written agreement signed by the parties. If the Indemnified Party and the Indemnifying Party are unable to agree as to any particular item or amount, then either the Indemnified Party or the Indemnifying Party may submit such dispute for resolution in accordance with Section 10.4(b).
(f)    In the event of any conflict between Section 5.3 and this Section 8.5, the provisions of Section 5.3 shall govern.
Section 8.6    Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Sellers and Buyer hereby agree that, subject to Section 10.10, following the Closing, excluding any claims for fraud, the sole and exclusive remedy of a party (including any Seller Indemnitee or Buyer Indemnitee) for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement (other than the matters covered by Section 1.3) shall be the indemnification rights set forth in this Article 8. In furtherance of the foregoing and subject to Section 10.10 and the indemnification provisions set forth in this Article 8, Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action that any Buyer Indemnitee may have against Seller or any of its Affiliates, or their respective Nonparty Affiliates in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and Sellers hereby waive, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against either Buyer or any of its Affiliates, or their Nonparty Affiliates in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, in each case to the extent such rights, claims and causes of action arise under or are based upon any Federal, state, provincial, local or non-U.S. statute, law, ordinance, rule or regulation or otherwise, other than for claims under this Article 8 or for specific performance. Notwithstanding the foregoing, for the avoidance of doubt, none of the limitations in this Article 8 (including survival, baskets, caps, offsets, or the exclusive remedy and waiver of this Section 8.6) will affect or apply to, or otherwise limit, any claims for fraud.
ARTICLE 9.
DEFINITIONS
Section 9.1    Certain Terms. The following terms have the respective meanings given to them below:
“2015 CapEx Budget” has the meaning set forth in Section 4.1.
“Absent Employee” has the meaning set forth in Section 2.4(a)(i).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of all or any material portion of the combined assets of the Business or of any equity or voting securities of any Company or Transferred Subsidiary or other Company Securities or Transferred Subsidiary Securities, or other equity investment in, any Company or Transferred Subsidiary, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning any equity or voting securities any Company or Transferred Subsidiary or other Company Securities or Transferred Subsidiary Securities, (C) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Business, any Company or any Transferred Subsidiary, (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or that could reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated hereby.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code (or any similar combined, consolidated, unitary or similar group defined under a similar provision of state, local, or non-U.S. Tax law).
“Agreement” has the meaning set forth in the Preamble.
“Allocated Purchase Price” has the meaning set forth in Section 1.1(b).
“Allocation” has the meaning set forth in Section 1.1(b).
“Alternative Financing” has the meaning set forth in Section 4.10(a).
“Alternative Pre-Closing Restructuring” has the meaning set forth in Section 4.14.
“Ancillary Agreements” means, collectively, (i) the Transition Services Agreement, (ii) the Reverse Transition Services Agreement, (iii) the Subcontract Agreement, (iv) the China Bill of Sale and Assignment and Assumption Agreement (v) the Extraction Notes Assignment and Assumption Agreement, (vi) the BEI Formative Trademark License Agreement, (vii) the Crouzet Trademark License Agreement and (viii) the European Offer Letter.
“Anti-corruption Laws” has the meaning set forth in Section 2.13(b).
“Antitrust Conditions” means, as of any applicable measuring date, the conditions set forth in (i) Section 6.1(a) and (ii) Section 6.1(b) (but in the case of this sub-clause (ii), only in respect of an Order issued under, or related to an action commenced under or pursuant to, any Competition Law).

“Antitrust Reverse Termination Fee” means an amount equal to (i) $55,000,000, or (ii) solely in the event the Agreement is terminated after Buyer exercises its option to extend the End Date to the Final End Date, $80,000,000.
“Applicable Accounting Principles” means (i) the specific accounting principles, methods, policies, practices and procedures set out in Exhibit C, and (ii) to the extent any accounting principles, methods, policies, practices and procedures are not addressed in Exhibit C, IFRS as in effect as of December 31, 2014. To the extent of any conflict or inconsistency between the specific accounting principles, methods, policies, practices and procedures set out in Exhibit C and IFRS, the specific accounting principles, methods, policies, practices and procedures set out in Exhibit C shall control.
“Assets” has the meaning set forth in Section 2.10(a).
“Assumed Liabilities” means, either individually or collectively, as applicable, the China Liabilities and the Extraction Notes.
“Balance Sheet Date” has the meaning set forth in Section 2.6.
“BEI France” means BEI Sensors SAS, a Société par Actions Simplifiée organized under the laws of France and registered with the trade and companies register of Strasbourg under number 419 890 728.
“BEI Formative Trademark License Agreement” means the BEI Formative Trademark License Agreement to be negotiated in good faith between the parties between the date hereof and the Closing Date substantially on the terms set forth in the term sheet attached hereto as Exhibit J and executed on the Closing Date.
“BEI Kimco” means the businesses generally referred to by Sellers or by the general public as “BEI Kimco” and “BEI Kimco Magnetics” (and similar references or descriptions).
“BEI Position Sensors” means the businesses generally referred to by Sellers or by the general public as “BEI Position Sensors” and “BEI Sensors” (and similar references or descriptions).
“BEISSC” has the meaning set forth in the Recitals.
“Benefit Plan” means, with respect to any Person, each compensation or benefit plan, scheme, program, policy, arrangement or Contract (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control, vacation, retirement, French “interessement”, French “participation”, French “Plan d’épargne”, pension, disability, fringe benefit, accident, welfare, end-of-career indemnity, jubilee, long-service or severance plan, program, policy, arrangement, Contract, or any Collective Agreement, unilateral commitment or binding practice concerning employees that is sponsored, maintained, contributed to or required to be contributed to by such Person, any of its Subsidiaries or any of its ERISA Affiliates, or with respect to which any of them has or could incur Liability.
“Blackout Period” means any date or dates falling within any of the following periods: (i) August 15, 2015 through September 7, 2015, and (ii) December 12, 2015 through January 3, 2016.
“Business” means the business of developing, marketing, selling, offering for sale, licensing, offering for license, distributing, and providing services with respect to any of the products sold on or prior to the date hereof or the Closing Date or that are currently under development as of the date hereof or as of the Closing Date by the Sellers and their Subsidiaries, by or for (i) the HFM reporting units of the Seller and its Subsidiaries (“HFM Reporting Units”) entitled “C-Newall Electronics, Inc.”, “C-Newall Measurement Systems Ltd”, “C-BEI Ideacod, SAS”, “C-BEI Encoders”, “C-Kavlico US”, “C-Kavlico GmbH”, “C-Kimco Motors”, “C-Crydom US”, “C-Crydom UK”, “C-Crydom Mexico”, and “CSTT” (collectively, the “Principal Business Units”), including products under the brand names “KAVLICO”, “NEWALL”, “BEI INDUSTRIAL ENCODER”, “BEI IDEACOD”, “BEI SENSORS”, “DUNCAN ELECTRONICS”, “BEI KIMCO”, or “CRYDOM”, (ii) the China Business, (iii) the sales operations of the HFM Reporting Units listed as Affiliates in the Annual Special Purpose Accounting Principles (collectively, the “International Affiliates Reporting Units”) with respect to products of the Principal Business Units, and (iv) the headquarters function of the HFM reporting unit entitled “CSTGroup_KUSD.US4700” to the extent relating to the business activities described in clauses (i) through (iii) above no matter who performs such function (it being understood and agreed that for the purpose of allocating compensation expense and employment related liabilities within this accounting unit, the Business shall include only the Transferred Employees performing such headquarters function but not the Excluded Employees or the other employees to be retained by the Retained Business pursuant to Exhibit A (which, in the case of clause (i), (ii), (iii) or (iv), for the avoidance of doubt, shall not include any inertial sensors and related products and services developed, manufactured or sold by the HFM Reporting Unit entitled “C-Systron Donner Inertial Division” and the development of timers and counters by the HFM Reporting Unit entitled “C-Crydom Mexico” under the “Project Milano” development project), which comprises the business and operations the results of which are set forth in the Financial Statements; provided that solely in the event the French Seller does not exercise the European Sale Option, the Business will not include the business and activities conducted by the European Companies.
“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the cities of New York, New York U.S.A., London, England or Paris, France; provided, for the avoidance of doubt that for purposes of calculating the Marketing Period, November 26, 2015, November 27, 2015, July 1, 2016, July 4, 2016 and July 5, 2016 shall not be a Business Day.
“Business Intellectual Property” means all Intellectual Property used in, or necessary to conduct, the Business, free and clear of all Liens (except for Permitted Liens) (including all Owned Intellectual Property).

“Business Products” means the devices, Software or other products or services, either sold or licensed (whether prior to the date hereof or at any time prior to the Closing) or currently under development, by the Business .
“Buyer” has the meaning set forth in the Preamble.
“Buyer DC Plan” has the meaning set forth in Section 4.4(c)(v).
“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to Seller prior to the execution of this Agreement and identified as the Buyer Disclosure Letter.
“Buyer FSA Plans” has the meaning set forth in Section 4.4(c)(vi).
“Buyer Group” means Buyer and its Subsidiaries (including, after the Closing, the Companies and the Transferred Subsidiaries).
“Buyer Indemnitees” has the meaning set forth in Section 8.2.
“Buyer Materials” has the meaning set forth in Section 4.9(a).
“Cap” has the meaning set forth in Section 8.4(a).
“Cash Equivalents” shall mean checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.
“Change in Control Payments” has the meaning set forth in Section 2.16(b).
“China Assets” means all right, title and interest of the China Asset Seller in and to the assets described in Section 9.1(a) of the Seller Disclosure Letter.
“China Asset Seller” has the meaning set forth in the Recitals.
“China Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement for transfer of the China Business substantially in the form attached as Exhibit F.
“China Business” means the business of the China Asset Seller comprised of the China Assets and China Liabilities.
“China Liabilities” means all Liabilities of the China Asset Seller described on Section 9.1(b) of the Seller Disclosure Letter.
“Clean Team Agreement” has the meaning set forth in Section 4.2(d).
“Closing” has the meaning set forth in Section 1.2(a).
“Closing Balance Sheet” has the meaning set forth in Section 1.3(b).

“Closing Cash” means the combined cash and Cash Equivalents of the Company Group, in each case of the Effective Time (and, for the avoidance of doubt, without taking into account the Closing), after deducting the amount of any outstanding uncleared issued checks, drafts or wire transfers or other payments issued on or before the Effective Time not yet deducted from bank accounts and any contractually restricted cash.
“Closing Date” has the meaning set forth in Section 1.2(a).
“Closing Debt” means the combined Indebtedness of the Company Group outstanding as of the Effective Date (but, for the avoidance of doubt, taking into account any Liabilities and obligations in respect of Indebtedness payable as a result of the Closing).
“Closing Statement” has the meaning set forth in Section 1.3(b).
“Closing Trigger Date” has the meaning set forth in Section 1.2(a).
“Closing Working Capital” means (a) the combined current assets of the Company Group of the types set forth in Schedule 1.3(b) (excluding, in each case, cash and Cash Equivalents, income Tax assets (whether current or deferred) and any interest in the Extraction Notes), minus (b) the combined current liabilities of the Company Group of the types set forth in Schedule 1.3(b) (excluding, in each case, Indebtedness, Liabilities in respect of the Company Group Transaction Expenses and income Tax Liabilities (whether current or deferred)), in each case as of the Effective Time (and, for the avoidance of doubt, without taking into account the Closing).
“Closing Year” has the meaning set forth in Section 5.9.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Agreement” has the meaning set forth in Section 4.4(c)(vii).
“Companies” means (i) CST, and (ii) if and only if the Sellers exercise the European Sale Option, the European Companies.
“Company Benefit Plan” means any Benefit Plan (i) that is sponsored, maintained, contributed to or required to be contributed to by any of the Companies or any of the Transferred Subsidiaries, (ii) under or with respect to which any member of the Company Group has any Liability, or (iii) in which any current or former employee or other service provider of any Company or any Transferred Subsidiary (or any dependent or beneficiary thereof) is eligible to participate.
“Company Group” means, collectively, the Companies and all of the Transferred Subsidiaries.
“Company Group Transaction Expenses” means all out-of-pocket costs, fees and expenses payable or otherwise due to any Person that are the obligations of any member of the Company Group or constitute China Liabilities that (i) remain unpaid immediately prior to the Closing and (ii) were incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the evaluation, negotiation or consummation thereof) and the efforts to sell the Business or the Companies or the equity interests therein, or any portion thereof, including any such fees, costs and expenses of outside legal counsel, accountants, advisors and brokers.
“Company Securities” has the meaning set forth in Section 2.4(b).
“Competing Business” has the meaning set forth in Section 4.11(c).
“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Compliant” means, with respect to the Required Financial Information, that: (i) such Required Financial Information does not contain any material inaccuracy; (ii) the Companies have not determined to undertake a restatement of any financial statements included in the Required Financial Information or announced that any such restatement is under consideration (it being understood the Required Financial Information will be Compliant in respect of this clause (ii) if such restatement is completed or the Companies have determined no such restatement is required) and (iii) the interim financial statements included in clause (i)(b) or (ii)(z), as applicable, of the definition of Required Financial Information that are available to the Buyer on each day of the Marketing Period are through and as of a date that is no more than 134 days prior to the last day of the Marketing Period.
“Confidentiality Agreement” has the meaning set forth in Section 4.2(e).
“Consolidated or Combined Return” means any Tax Return that is filed or required to be filed and that includes one or more members of the Company Group, on the one hand, and one or more members of the Seller Group, on the other hand.
“Continuation Period” has the meaning set forth in Section 4.4(a).
“Contract” means any agreement, arrangement, contract, debenture, lease, license, indenture, mortgage, note, collective bargaining agreement, purchase and sales order, evidence of indebtedness, binding commitment or instrument (including amendments and supplements, modifications and side letters or agreements) in each case whether written or oral.
“Crouzet Trademark License Agreement” means the Crouzet Trademark License Agreement to be negotiated in good faith between the parties between the date hereof and the Closing Date substantially on the terms set forth in the term sheet attached hereto as Exhibit J and executed on the Closing Date.
“Crydom SSR” means Crydom SSR Limited (UK), a private limited company organized under the laws of England and Wales.
“Crydom Solid State Relays” means the businesses generally referred to by Sellers or by the general public as “Crydom Solid State Relays” and “Crydom” (and similar references or descriptions).

“CST” has the meaning set forth in the Recitals.
“CST Shares” has the meaning set forth in the Recitals.
“Debt Financing” has the meaning set forth in Section 3.4.
“Debt Financing Commitment” has the meaning set forth in Section 3.4.
“Direct Employees” means wage employees whose employment service relates primarily (a) to manufacturing operations functions, and (b) similar activities that are (x) directly related to manufacturing operations functions, and (y) actually performed at an applicable manufacturing site.
“Dispute” has the meaning set forth in Section 10.4(b).
“Dispute Notice” has the meaning set forth in Section 1.3(c).
“Disputed Item” has the meaning set forth in Section 1.3(c).
“DOJ” has the meaning set forth in Section 4.3(b).
“Effective Time” means 11:59 p.m., applicable local times, on the Business Day immediately prior to the Closing Date.
“Eligible Third Party Proceeds” has the meaning set forth in Section 8.4(e).
“End Date” shall mean the Initial End Date; provided, that, if as of the Initial End Date all of the conditions set forth in Article 6 (other than (x) those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, such conditions are then capable of being satisfied, and (y) the Antitrust Conditions) have been satisfied or waived, then the End Date shall automatically be extended to the Second End Date; provided, further, that, if as of the Second End Date (1) all of the conditions set forth in Article 6 (other than (x) those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, such conditions are then capable of being satisfied, and (y) the Antitrust Conditions) have been satisfied or waived, and (2) Buyer is, in good faith, taking such actions as are reasonably likely to result in the satisfaction of the Antitrust Conditions, then Buyer shall have the option, in its sole and absolute discretion, to extend the End Date to the Final End Date by providing written notice to Sellers of the exercise of such option prior to the Second End Date.
“Enforceability Exceptions” has the meaning set forth in Section 2.2(a).
“Environmental Law” means any Law regulating or relating to public or worker health or safety, pollution, or protection of natural resources or the environment, including without limitation any Law relating to the use, handling, transportation, treatment, storage, Release of Hazardous Substances, or which otherwise controls, classifies, regulates, lists or defines Hazardous Substances or requires remediation of Hazardous Substance contamination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.3(a).
“Estimated Closing Cash” has the meaning set forth in Section 1.3(a).
“Estimated Closing Debt” has the meaning set forth in Section 1.3(a).
“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 1.3(a).
“Estimated Company Group Transaction Expenses” has the meaning set forth in Section 1.3(a).
“Estimated Purchase Price” has the meaning set forth in Section 1.3(a).
“European Companies” means Crydom SSR and BEI France.
“European Company Shares” has the meaning set forth in the recitals.
“European Offer Letter” means that certain binding offer letter in the form of Exhibit K hereto, pursuant to which the Buyer has irrevocably offered to purchase the European Company Shares from the French Seller in accordance with and subject to the terms and conditions set forth therein and in this Agreement.
“European Sale Option” means that irrevocable right, exercisable by the French Seller pursuant to and in accordance with the terms and conditions of the European Offer Letter, to sell to Buyer the European Company Shares.
“Excluded Accounts Receivables” means the accounts receivable from Third Parties held by the members of the Seller Group as of Closing (after giving effect to the Pre-Closing Restructuring) to the extent arising from the sale of Business Products.
“Excluded Employees” has the meaning set forth in Section 4.4(c)(iii).
“Excluded Employment Liabilities” has the meaning set forth in Section 4.4(c)(iii).
“Excluded Plan” has the meaning set forth in Section 4.4(c)(ii).
“Extraction Notes” means the Extraction Notes issued in connection with the Pre-Closing Restructuring, the key terms of which are set forth on Exhibit G.

“Extraction Notes Assignment and Assumption Agreement” means the assignment and assumption agreement for the transfer of the Extraction Notes to be negotiated and agreed upon in good faith between Buyer and Sellers whereby Buyer will assume the Extraction Notes in connection with Closing.
“Facility Consolidation” means the movement and consolidation of the facilities and operations conducted (i) at and from (x) 7230 Hollister Avenue Goleta, CA 93117, (y) 7234 Hollister Avenue, Goleta, CA 93117, and (y) 14401 Princeton Ave, Moorpark, CA 93021, (ii) to the Thousand Oaks Facility.
“Final End Date” means August 2, 2016.
“Financial Statements” has the meaning set forth in Section 2.6.
“Financing Sources” shall mean the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or any alternative debt financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and the officers, directors, employees, agents and representatives of the foregoing involved in the Debt Financing and their successors and assigns, including the Persons specified in Section 3.4.
“French Income Tax” has the meaning set forth in Section 5.9.
“French Seller” has the meaning set forth in the Preamble.
“French Shares” has the meaning set forth in the recitals.
“French Tax Group” means the French tax consolidated group (groupe d’intégration fiscale) within the meaning of Article 223 A et seq. of the French tax code (code général des impôts) formed between Custom Sensors & Technologies S.A.S., as parent company of the French tax consolidated group, French Seller and BEI France.
“FTC” has the meaning set forth in Section 4.3(b).
“Fundamental Representations” has the meaning set forth in Section 8.1.
“Government Bid” means any quotation, bid or proposal by any Company or Transferred Subsidiary that, if accepted or awarded, would result in a Government Contract.
“Government Contracts” means any Contract that is (A) between any of the Companies or any of the Transferred Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or any Contract included in the China Assets to which any Government Authority is a party or (B) entered into by any of the Companies or any of the Transferred Subsidiaries (or included in the China Assets under which the China Asset Seller) pursuant to which a Company, a Transferred Subsidiary or the China Asset Seller acts as a subcontractor in connection with a Contract between another Person and a Governmental Authority.

“Government Official” means: (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government; (iii) any officer, employee or representative of any public international organization; and (iv) any Person acting in an official capacity for any government or government entity, enterprise, or organization identified above.
“Governmental Authority” means the United States, any state or other political subdivision thereof, and any other U.S. or non-U.S. entity exercising executive, legislative, judicial, regulatory self-regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, tribunal, or instrumentality of the United States or any non-U.S. entity, any state of the United States or any political subdivision of any of the foregoing, or any arbitral body (public or private).
“Hazardous Substance” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, (ii) requires removal, remediation or reporting, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning or regulatory effect by any Governmental Authority or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or is regulated as such by any Governmental Authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“IFRS” has the meaning set forth in Section 2.7.
“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or imposed on net income (including, for the avoidance of doubt, Mexican corporate income Tax (impuesto sobre la renta) and flat Tax (impuesto empresarial a tasa única), German corporate income Taxes (Koerperschaftsteuer) and trade Taxes (Gewerbesteuer), French Income Taxes, United Kingdom corporate income Taxes, United States corporate income Taxes, and California corporate franchise and income Taxes, and Oregon corporate excise and income Taxes), together with any interest, penalty, or addition in respect of the foregoing whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Income Tax liability of any other Person.
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Indebtedness” means (i) indebtedness for borrowed money, whether interest bearing or not and whether secured or unsecured, excluding any deductions related to debt issuance cost, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, excluding any deductions related to debt issuance cost, (iii) obligations in respect of any earn-out or other contingent payment relating to any acquisition or divestiture or the deferred purchase price of goods or services (for the avoidance of doubt, trade payables incurred in the ordinary course of business consistent with past practice, including payables in relation to capital expenditures, shall not constitute Indebtedness), (iv) capital lease obligations, (v) obligations evidenced by letters of credit, surety bonds, bank guarantees and similar instruments to the extent drawn, (vi) bank overdrafts, (vii) the net liability under interest rate hedging transactions (it being understood that if the net liability of any Person with respect to such items is negative, such Person’s indebtedness shall be reduced by the negative amount of such net liability), (viii) obligations in respect of accrued but unpaid dividends (other than any dividends payable by any of the Companies or the Transferred Subsidiaries to any other Company or Transferred Subsidiary), (ix) prepayment penalties or other similar amounts payable in connection with the repayment of any indebtedness described in clauses (i) through (viii), (x) all sale, “stay-around,” retention, change of control or similar bonuses, payments or benefits (including related Tax gross-ups or make whole payments) payable to current or former employees, directors or consultants of the Company Group as a result of the transaction contemplated by this Agreement, together with any employer portion of any payroll Taxes imposed with respect to such payments, (xi) obligations with respect to severance accrued or incurred in connection with any closing or relocation of any site or location (including, for the avoidance of doubt, in connection with the Facility Consolidation), or termination or reorganization of any operating or business division or unit, or any other restructuring activities (but, for the avoidance of doubt, excluding any termination of any individual employees in the ordinary course of business), (xii) the U.S. retiree medical liability described in Section 9.1(d) of the Seller Disclosure Letter and (xiii) accrued but unpaid interest, capitalized interest and guarantees of any indebtedness described in clauses (i) through (xii) above of any other Person.
“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Indemnity Threshold” has the meaning set forth in Section 8.4(a).

“Independent Accountant” means an internationally recognized independent registered public accounting firm appointed by mutual agreement of Buyer and Sellers.

“Initial End Date” means March 2, 2016 (the “Stated Initial End Date”); provided, that, if the Antitrust Conditions are first satisfied on a date during the 30-day period ending on the Stated Initial End Date, the Initial End Date will automatically be extended to April 4, 2016.
“Intellectual Property” means all intellectual property and proprietary rights anywhere in the world, including: (i) inventions (whether or not patentable and whether or not reduced to practice), utility models and invention disclosures, (ii) patents, patent applications and patent disclosures, together with (A) all provisional patent applications, industrial designs, industrial models and (B) all revisions, renewals, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations and any applications for any of the foregoing, (iii) trademarks, service marks, trade dress, logos, Internet domain names, trade names and any other source identifiers, including any common law rights, and any applications (including intent to use applications), registrations and renewals for any of the foregoing, and the goodwill of the Business associated therewith, (iv) copyrights, copyrightable works, website content, rights in databases, and other works of authorship, whether or not registered, and all applications, registrations, renewals thereof, (v) rights in Software, databases and documentation related to the foregoing, (vi) trade secrets, know-how, show-how, designs, manufacturing schematics, algorithms, protocols, methods, processes, prototypes, works of authorship, white papers, and models, and all other confidential or proprietary business or technical information and (vii) mask works and integrated circuit topologies, and any applications, registrations and renewals for any of the foregoing.
“Interest Rate” means the average of the daily three-month London Interbank Offered Rate (LIBOR) (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.
“IT Assets” has the meaning set forth in Section 2.11(g).
“Kavlico” means Kavlico Corporation, a California corporation and an indirect, wholly owned Subsidiary of US Seller.
“Knowledge of Sellers” means the knowledge after due inquiry of the Persons specified in Section 9.1(c) of the Seller Disclosure Letter.
“Largest Divisions” means Kavlico Pressure, Kavlico LVDT-RVDT, BEI Position Sensors and Crydom Solid State Relays.
“Laws” has the meaning set forth in Section 2.13(a).
“Leased Real Property” has the meaning set forth in Section 2.10(c).
“Leases” has the meaning set forth in Section 2.10(c).
“Liability” shall mean all indebtedness, commitments, obligations and other liabilities (or claims or contingencies that have not yet become liabilities), whether direct or indirect, absolute, accrued or unaccrued, matured or unmatured, contingent (or based upon any contingency), known or unknown, liquidated or unliquidated, fixed or otherwise, or whether due or to become due, including any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings.
“Lien” means, with respect to any property, asset or right, any mortgage, lien, pledge, charge, security interest, lease, license, encroachment, restriction, title defect, encumbrance or other adverse claim of any kind in respect of such property, asset or right.
“Litigation” means any action, suit, claim, charge, arbitration, investigation, audit or other proceeding by or before any Governmental Authority.
“Losses” means any and all damages, Taxes, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents and expenses incurred in the investigation, defense or settlement of any claim).

“Marketing Period” has the meaning set forth in Section 4.10(a).
“Material Adverse Effect” shall mean an event, circumstance, development, change or effect that, individually or in the aggregate with other events, circumstances, developments, changes or effects, has been or would reasonably be expected to be materially adverse to (i) the business, assets, financial condition or results of operations of the Companies and the Transferred Subsidiaries or the Business, taken as a whole, or (ii) the ability of any Seller to timely perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred for purposes of clause (i) above: (A) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (B) any change in the industry in which the Business operates or in which products of the Business are used or distributed, including increases in energy, electricity, raw material or other operating costs, (C) any change in Laws or accounting standards, or the enforcement or interpretation thereof, applicable to the Companies and the Transferred Subsidiaries, (D) social, political or military conditions in jurisdictions in which the Business operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (E) any change resulting from the announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyer, (F) any action taken by Buyer or its Affiliates, (G) any hurricane, flood, tornado, earthquake or other natural disaster, (H) any actions required to be taken or omitted pursuant to the express terms of this Agreement or the Ancillary Agreements or taken with Buyer’s consent or not taken because Buyer withheld consent, except that this clause (H) shall not apply to any actions normally taken or omitted in the ordinary course of business consistent with past practice, or (I) the failure in and of itself of the Business to achieve any financial projections or forecasts (but not the underlying cause of such failure); provided that any adverse effects resulting from matters described in any of the foregoing clauses (A), (B), (C), (D) or (G) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Companies and the Transferred Subsidiaries or the Business relative to other participants in the industries or geographies in which the Companies and the Transferred Subsidiaries or the Business operate.
“Material Contract” has the meaning set forth in Section 2.9(b).
“Minimum Cash” means $15,000,000 or such lower amount that Buyer reasonably requests in writing and to which Sellers agree (such agreement not to be unreasonably withheld, conditioned or delayed).
“Month Start Date” means the first Business Day of a calendar month.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Names and Source Identifiers” means trade, corporate or business names, trademarks, service marks, domain names, acronyms, tag-lines, slogans, logos and any other name or source identifiers.
“New U.S. Benefit Plans” has the meaning set forth in Section 4.4(a).
“Newall” means the operation of the businesses generally referred to by Sellers or by the general public as “Newall” and “Newall Electronics” (and similar references or descriptions).
“Non-Compete Period” has the meaning set forth in Section 4.11(c).
“Non-U.S. Transferred Employees” has the meaning set forth in Section 4.4(b).
“Non-U.S. Transferred Seller Employees” has the meaning set forth in Section 4.4(c)(ii).
“Nonparty Affiliate” has the meaning set forth in Section 10.11.
“Old U.S. Benefit Plans” has the meaning set forth in Section 4.4(a).
“Orders” has the meaning set forth in Section 2.12.
“Ordinary Course Annual Compensation Increases” means increases to any Transferred Employee’s or Transferred Seller Employee’s base salary, cash bonus opportunities and other benefits and compensation in the ordinary course of business consistent with the past practice of the Business in making annual compensation increases and, for the avoidance of doubt, which does not, in and of itself, cause the total annual payroll expenses of the Business for the year in question to exceed 105% of the annual payroll expenses for the Business for the immediately preceding calendar year.
“Ordinary course of business” or “ordinary course of business, consistent with past practice” or similar phrases, each mean the ordinary course of business consistent with past custom and practice, including with respect to frequency and timing.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Other Bidders” has the meaning set forth in Section 4.12.
“Owned Intellectual Property” has the meaning set forth in Section 2.11(a).
“Owned Real Property” has the meaning set forth in Section 2.10(b).
“Permits” has the meaning set forth in Section 2.13(c).

“Permitted Liens” means (i)  Taxes, assessments, governmental levies, fees or charges or statutory liens (A) not yet due and payable or (B) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not delinquent or are being contested in good faith and for which appropriate reserves have been made in accordance with IFRS, and that would not individually or in the aggregate be materially adverse to the Business, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Real Property, (v) the Liens disclosed in Section 2.10(a) of the Seller Disclosure Letter, (vi) any state of facts which an accurate survey or inspection of the Real Property would disclose and which, individually or in the aggregate, do not materially impair the continued use or occupancy of the Real Property for the purposes for which it is used for the Business, (vii) statutory Liens in favor of lessors arising in connection with any property leased to the Companies or any of the Transferred Subsidiaries, (viii) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, licenses, permits, rights of way, flowage rights, restrictions, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights which, individually or in the aggregate, do not materially impair the continued use of the Real Property for the purposes for which it is used for the Business, and (ix) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, (1) materially detract from the value of any of the property, rights or assets of the business of the Companies, any of the Transferred Subsidiaries or the China Business Assets or (2) materially interfere with the use thereof as currently used by the Companies or any of the Transferred Subsidiaries, as the case may be.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Policies” has the meaning set forth in Section 2.18.
“Post-Closing Covenant” has the meaning set forth in Section 8.1.
“Pre-Closing Covenant” has the meaning set forth in Section 8.1.
“Pre-Closing Restructuring” has the meaning set forth in Section 4.14.
“Pre-Closing Restructuring Representations” means any of the representations or warranties contained in Sections 2.1 through 2.3 in respect of the Pre-Closing Restructuring both as of the date of this Agreement (and without regard to the preamble contained in Article 2) and as of the Closing.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Tax period ending on the Closing Date.

“Product Liability Claim” has the meaning set forth in Section 8.4(a).
“PSSC” has the meaning set forth in the Recitals.
“Purchase Price” has the meaning set forth in Section 1.1.
“Qualifying Loss” means any individual indemnifiable Loss or series of related Losses in excess of $100,000.
“Real Property” means the Owned Real Property and the Leased Real Property, collectively.
“Reference Balance Sheet” means the balance sheet of the Business as of the Balance Sheet Date included in the Financial Statements.
“Registered Intellectual Property” has the meaning set forth in Section 2.11(a).
“Related Parties” has the meaning set forth in Section 2.19(a).
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the environment.
“Representative” means any agent, consultant, special intermediary, lobbyist, broker or other third-party representative acting on behalf of the Companies or the Transferred Subsidiaries.
“Required Financial Information” means (i) if the Closing Date occurs prior to March 1, 2016: (a) the unaudited combined balance sheet of the Business at December 31, 2014 and unaudited combined profit and loss statement of the Business for the fiscal year ended December 31, 2014, previously made available to Buyers by Seller and (b) an unaudited combined balance sheet of the Business as of the last day of the most-recently-completed interim fiscal quarter subsequent to December 31, 2014 that ended at least forty-five (45) days prior to the Closing Date and unaudited combined profit and loss statement of the Business for the period from December 31, 2014 through the date of such unaudited combined balance sheet (and, with respect to the combined profit and loss statements only, the corresponding period for the prior fiscal year), (ii) if the Closing Date shall not have occurred prior to March 1, 2016, (y) an unaudited combined balance sheet of the Business at December 31, 2015 and unaudited combined profit and loss statement of the Business for the fiscal year ended December 31, 2015, and (z) in the event the Closing Date shall not have occurred prior to May 11, 2016, an unaudited combined balance sheet of the Business at March 31, 2016 and unaudited combined profit and loss statement of the Business for the interim period from December 31, 2015 through the date of such unaudited combined balance sheet, including, with respect to the unaudited combined profit and loss statement only, the combined profit and loss statement for the corresponding period of the prior fiscal year (all of which financial statements set forth in clause (1) or (2) shall have been prepared in accordance with IFRS as modified by the Annual Special Purpose Accounting Principles or Interim Special Purpose Accounting Principles, as applicable, and consistent in form with those previously made available to Buyers by Seller), and (iii) such other non-financial descriptive information regarding the Business of the type customarily included in offering materials for Debt Financings in transactions of this type as the Buyer shall reasonably request from the Sellers, and which is within the possession of the Seller and its Subsidiaries and is reasonably capable of being provided by the Sellers in a reasonable period of time without unduly disrupting the operation of the Business.  For the avoidance of doubt, nothing in this definition shall require preparation or delivery of audited financial statements of the Business.
“Resolution Period” has the meaning set forth in Section 1.3(d).
“Retained Businesses” means (i) the Retained US Businesses and the other businesses and operations of the members of the Seller Group, and (ii) solely in the event the French Seller does not exercise the European Sale Option, the business and activities conducted by the European Companies.
“Retained Claims” means the litigation and related matters identified as “Retained Claims” on Section 2.12(a) of the Seller Disclosure Letter.
“Retained Divisions” has the meaning set forth in the Recitals.
“Retained US Businesses” has the meaning set forth in the Recitals.
“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit E.
“Schneider Plans” has the meaning set forth in Section 4.4(c)(i).
“Second End Date” means May 3, 2016 (the “Stated Second End Date”); provided, that, if the Antitrust Conditions are first satisfied on a date during the 30-day period ending on the Stated Second End Date, the Second End Date will automatically be extended to June 2, 2016.
“Sellers” has the meaning set forth in the Preamble.
“Seller Benefit Plan” means any Benefit Plan (i) that is sponsored, maintained, contributed to or required to be contributed to by any Seller or any of its Subsidiaries or (ii) under or with respect to which Sellers or any of their Subsidiaries has any Liability, in the case of each (i) and (ii), other than the Company Benefit Plans, provided, however, that “Seller Benefit Plan” does not include any Benefit Plan with respect to which both of the following (A) and (B) are true: (A) no Transferred Employee and no Transferred Seller Employee participates in such Benefit Plan, and (B) the Companies and the Transferred Subsidiaries will, after the Closing, have no Liability under or with respect to such Benefit Plan.
“Seller DC Plan” has the meaning set forth in Section 4.4(c)(v).
“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.
“Seller Group” means Custom Sensors & Technologies TopCo Ltd. and its Subsidiaries, excluding any member of the Company Group.

“Seller Guarantees” has the meaning set forth in Section 4.8.
“Seller Indemnitees” has the meaning set forth in Section 8.3.
“Seller Materials” has the meaning set forth in Section 4.9(a).
“Seller Names and Marks” has the meaning set forth in Section 4.9(a).
“Severance Costs” has the meaning set forth in Section 4.4(c)(i).
“Shares” means (i) the CST Shares, and (ii) if and only if the Sellers exercise the European Sale Option, the European Company Shares.
“Significant Customer” has the meaning set forth in Section 2.22(a).
“Significant Supplier” has the meaning set forth in Section 2.22(b).
“Software” means computer software, including any software embodied in any Business Product or used in the design, test, and manufacture of any Business Product, in each case, in both object code and source code form, including programmable logic and human readable or any intermediate firmware or hardware logic description language (including HDL and VHDL) that are used to program or configure a device such as an FPGA, a CPLD, or an ASIC.
“Solvent” has the meaning set forth in Section 3.5.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.
“Subcontract Agreement” means the Subcontract Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit H.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing fifty percent or more of such securities or ownership interests are at the time directly or indirectly owned by such Person.
“Target Working Capital” means (i) $59,000,000; provided, that if the French Seller does not exercise the European Sale Option, the Target Working Capital will be $57,000,000.
“Tax” means U.S. or non-U.S. income (including for the avoidance of doubt any amount equivalent to French Income Tax owed by a member of the French Tax Group to Custom Sensors & Technologies S.A.S. with respect to a fiscal year closed prior to the Closing Year), accumulated earnings, franchise, capital stock, profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, real property, personal property, capital gains, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, severance, alternative, add-on, estimated or other tax, duty, fee, assessment or governmental charge or deficiencies thereof of any kind whatsoever, however denominated, including all interest and penalties thereon and additions in respect of the foregoing, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Consolidation Agreement” means the Tax consolidation agreement, dated December 12, 2014 by and among Custom Sensors & Technologies S.A.S., French Seller and BEI France.
“Tax Consolidation Exit Agreement” means the Tax consolidation exit agreement, dated as of the Closing Date, by and among Custom Sensors & Technologies S.A.S. and BEI France in the form attached hereto as Exhibit I.
“Tax Contest” has the meaning set forth in Section 5.3.
"Tax Representations" means the representations and warranties set forth in Section 2.17.
“Tax Return” means any U.S. federal, state, local or non-U.S. return, declaration, statement, estimate, report, schedule, form, claim for refund, attachment, supplement, election, or information return or any amendment to any of the foregoing relating to Taxes filed or required to be filed with a Governmental Authority.
“Tax Sharing Agreement” has the meaning set forth in Section 2.17(d).
“Taxing Authority” means any U.S. federal, state, local or non-U.S. Governmental Authority responsible for the administration, imposition or collection of any Tax.
“Terms and Conditions of Employment” has the meaning set forth in Section 4.4(b).
“Third Party” means any Person, other than (i) members of the Seller Group and (ii) Buyer or any of its Subsidiaries.
“Third Party Claim” has the meaning set forth in Section 8.5(b).
“Thousand Oaks Facility” means 1461 Lawrence Drive, Thousand Oaks, CA 91320.
“Trademark License Agreements” means the BEI Formative Trademark License Agreement and the Crouzet Trademark License Agreement.
“Transfer Regulations” means the Transfer of Undertaking (Protection of Employment) Regulations 1981 or the Transfer of Undertaking (Protection of Employment) Regulations 2006.
“Transfer Taxes” has the meaning set forth in Section 5.6.
“Transferred Employee” has the meaning set forth in Section 4.4(b).
“Transferred Employment Liabilities” has the meaning set forth in Section 4.4(c)(i).
“Transferred Names and Marks” has the meaning set forth in Section 4.9(a).

“Transferred Seller Employees” has the meaning set forth in Section 4.4(c).
“Transferred Subsidiaries” means all Subsidiaries of the Companies (other than PSSC).
“Transferred Subsidiary Securities” has the meaning set forth in Section 2.5(a).
“Transferring Plans” means the Company Benefit Plans and the Seller Benefit Plans, in each case with respect to which the Buyer or any of its Affiliates (including the Companies and the Transferred Subsidiaries) will have any Liability following the Closing.
“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit D.
“Treasury Regulations” means the regulations prescribed under the Code.
“UK Shares” has the meaning set forth in the recitals.
“UK Subsidiaries” means Newall Measurement Systems, Ltd. and Crydom SSR Limited.
“Unreleased Letter of Credit” has the meaning set forth in Section 4.8.
“Unresolved Items” has the meaning set forth in Section 1.3(e).
“US Seller” has the meaning set forth in the Preamble.
“U.S. Transferred Employees” has the meaning set forth in Section 4.4(a).
“WARN Act” has the meaning set forth in Section 2.15(d).
Section 9.2    Construction.
(a)    The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement, unless the context otherwise requires. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Letter but not otherwise defined therein has the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time after the date hereof in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. Any reference to “dollars” or “$” means United States dollars. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Any representation in this Agreement regarding a pending Litigation shall, solely with respect to the existence of an investigation by a Governmental Authority, be deemed to be knowledge qualified. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement.
ARTICLE 10.
MISCELLANEOUS
Section 10.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email transmission with pdf, tiff or similar attachment) and shall be given:
if to Sellers,
c/o Custom Sensors & Technologies, Inc.
1461 Lawrence Drive
Thousand Oaks, CA 91320
United States of America
Fax: +1 (805) 880-4441
Email:tae.rhee@cstsensors.com
Attention: Tae Rhee
with copies (which shall not constitute notice) to:
CECP Investment Advisors France S.à r.l. SICAR
112 avenue Kleber
75784 Paris Cedex 16
France
Fax: +33 1 53 70 35 30
Email :Jonathan.Zafrani@carlyle.com
Attention: Jonathan Zafrani
and
PAI Partners
232 rue de Rivoli

75001 Paris
France
Fax: +33 1 43 16 63 89
Email :laurent.rivoire@paipartners.com
Attention: Laurent Rivoire
and
Latham & Watkins LLP555 Eleventh Street NW, Suite 1000Washington, DC 20004
United States of America
Fax: (202) 637-2201
Email:Dan.Lennon@lw.com and Ted.Keim@lw.com
Attention: Daniel T. Lennon and Ted Keim
if to Buyer,
Sensata Technologies Holding N.V.
529 Pleasant Street
Attleboro, MA 02703
Fax : (508) 236-1960
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Email: jrichards@kirkland.com and kyle.gann@kirkland.com
Attention: Jeffrey W. Richards and Kyle S. Gann

or such other address, facsimile or email address number as such party may hereafter specify to the other parties by written notice in accordance with this Section 10.1 for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., local time, on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 10.2    Amendment; Waivers, Etc. No amendment, supplement, modification or discharge of this Agreement or the Seller Disclosure Letter, the Buyer Disclosure Letter or any schedule or exhibit hereto shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto, and no waiver of any provision hereunder or thereunder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and, except as expressly set forth herein (including Section 7.3, and Section 8.6), none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. Notwithstanding anything to the contrary contained herein, Sections 4.10, 7.2, 7.3, 10.4, 10.9 and this Section 10.2 (and any provision of this Agreement to the extent that an amendment, modification, waiver or termination of such provision would modify the substance of any of those Sections) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.
Section 10.3    Expenses. Except as otherwise provided herein, including with respect to Company Group Transaction Expenses, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such cost or expense, provided that Buyer shall pay all fees associated with filings under the HSR Act and any filing with or approval of any Governmental Authority expressly set forth on Section 2.2(b)(i) of the Seller Disclosure Letter.
Section 10.4    Governing Law, Etc.
(a)    THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)    Except as otherwise provided herein, including Section 1.3 and the last sentence of this Section 10.4(b), all disputes, whether in Law or in equity, whether in contract or in tort or otherwise arising out of or relating to this Agreement, or the breach, termination or validity hereof (each, a “Dispute”) shall be heard and determined exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto hereby (i) submit to the exclusive jurisdiction of the above-named courts for the purpose of any Dispute and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Dispute, any claim that it is not subject personally to the jurisdiction of any of the above named courts, that its property is exempt or immune from attachment or execution, that the Dispute is brought in an inconvenient forum, that the venue of the Dispute is improper or that this Agreement may not be enforced in or by any of the above named courts. Each of the parties hereto agrees that it will not bring or support any Dispute other than in the above-named courts. Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, CONTROVERSY, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, THE DEBT FINANCING COMMITMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO AGAINST ANY FINANCING SOURCE OR ITS AFFILIATES, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION AGAINST ANY FINANCING SOURCE OR ITS AFFILIATES SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.5    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other party, except that Buyer shall have the right to (i) assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates, provided that such Affiliates are, direct or indirect, wholly owned Subsidiaries of Buyer, provided that Buyer shall assign all of its rights with respect to the China Assets and China Liabilities under this Agreement to one or more of its wholly owned Subsidiaries organized in China prior to the Closing, (ii) collaterally assign in whole or in part, this Agreement, and its rights hereunder, as security to one or more lenders or purchasers of debt securities, and (iii) from and after the Closing, assign its rights and obligations hereunder to a Third Party in connection with a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all or any material portion of the Business.
Section 10.6    Entire Agreement.
(a)    This Agreement (including the Seller Disclosure Letter and the Buyer Disclosure Letter and the schedules and exhibits hereto), the Ancillary Agreements (when executed and delivered), any certificates delivered pursuant to this Agreement and the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof.

(b)    The parties hereto acknowledge and agree that, notwithstanding anything contained in this Agreement, the Seller Disclosure Letter or the Buyer Disclosure Letter, no party nor any of its Nonparty Affiliates makes or has made any representation or warranty whatsoever, whether written or oral, express or implied, other than those representations and warranties expressly set forth in this Agreement and the Ancillary Agreements (as applicable), and no party is relying on any statement, representation or warranty, whether written or oral, express or implied, made by the other party or such other party’s Nonparty Affiliates, except for the representations and warranties expressly set forth herein or therein. In addition, Buyer acknowledges and agrees that (i) Buyer (A) has made its own inquiry and investigations into and, based thereon, has formed an independent judgment concerning the Companies, the Transferred Subsidiaries, the Business and the Assets, (B) has been provided with adequate access to such information, documents and other materials relating to the Companies, their respective Subsidiaries, the Business and the Assets as it has deemed necessary to enable it to form such independent judgment, (C) has had such time as Buyer deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (D) has been provided an opportunity to ask questions of Seller and its representatives with respect to such information, documents and other materials and have received satisfactory answers to such questions, and (ii) except for the representations and warranties expressly set forth in Article 2, any cost estimates, projections and predictions contained or referred to in the materials that have been provided or made available to Buyer by or on behalf of any Seller are not, and shall not be deemed to be, representations or warranties of Sellers or any of their Nonparty Affiliates, and none of such Persons has made any representations or warranties, whether written or oral, express or implied, as to the accuracy or completeness of such information, documents and other materials, except for the representations and warranties expressly set forth in Article 2. Notwithstanding the foregoing, nothing in this Section 10.6 shall limit Buyer’s right to rely on the representations and warranties set forth herein and to obtain indemnification for breaches thereof in accordance with Article 8 hereof and nothing herein shall operate to limit any claim for fraud.
Section 10.7    Disclosure Letters. Any item or matter disclosed in any section or subsection of the Seller Disclosure Letter or the Buyer Disclosure Letter shall be deemed disclosed in any other section or subsection only to the extent that such item or matter is reasonably apparent on its face to be so applicable to such other section or subsection. The disclosure of any item or matter in the Seller Disclosure Letter or the Buyer Disclosure Letter shall not be construed as an admission, representation or indication that such item or other matter is “material” or would have a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter or the Buyer Disclosure Letter (as applicable), nor shall such disclosure establish a standard of materiality for any purpose. The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed by any Third Party as an admission or indication that any such breach or violation exists or has actually occurred.
Section 10.8    Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 10.9    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for (i) Sections 5.1, 8.2 and 8.3, which are intended to benefit, and to be enforceable by, the parties specified therein, and (ii) each of the Persons whose liability is limited in accordance with Sections 7.2 and 7.3 to the extent provided therein, including the Financing Sources, who shall be express Third Party beneficiaries of, and shall be entitled to rely on, Sections 7.2, 7.3, 10.2, 10.4, 10.10, 10.11 and this Section 10.9, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 10.10    Specific Performance.
(a)    The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Agreement on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in no event will the Sellers be entitled to receive both a grant of specific performance of Buyer’s obligation to consummate the Closing and recover the Antitrust Reverse Termination Fee.
(b)    Notwithstanding anything in this Agreement to the contrary, including Section 10.10(a), it is acknowledged and agreed that Sellers shall be entitled to specific performance of Buyer’s obligation to consummate the Closing if and only if (i) the Marketing Period has ended, (ii) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature cannot be satisfied until the Closing, provided such conditions are then capable of being satisfied) have been satisfied or waived, (iii) Sellers stands ready, willing and able consummate the transactions contemplated by this Agreement and have irrevocably confirmed by written notice to Buyer that they are prepared to consummate the Closing, and (iv) Buyer shall have failed to consummate the Closing by the date on which the Closing should have occurred pursuant to Section 1.2(a).
Section 10.11    Non-recourse. Except to the extent otherwise expressly set forth in the Confidentiality Agreement (and, in each case, subject to the respective terms, conditions and limitations therein and with respect to only the Persons that are expressly named as parties thereto), all claims, actions, obligations, Liabilities, Litigation or causes of action (in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any Litigation, by virtue of any Law and whether by or through any attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise) that may be based upon, in respect of, arise under, out or by reason of, in connection with or related in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (and their successors and permitted assigns). No Person who is not a party hereto, including any past, present or future incorporator, member, partner, stockholder, equityholder, Affiliate, manager, officer, director, employee, accountant, counsel, consultant, advisor, representative, agent or assignee of, and any financial advisor or Financing Source to, any party hereto, or any past, present or future incorporator, member, partner, stockholder, equityholder, Affiliate, manager, officer, director, employee, accountant, counsel, consultant, advisor, representative, agent or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any Litigation, by virtue of any Law and whether by or through any attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise) for any claims, actions, obligations, Liabilities, Litigation or causes of action arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each party hereto hereby waives and releases all such claims, actions, obligations, Liabilities, Litigation and causes of action against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement (and subject to the respective terms, conditions and limitations therein and with respect to only the Persons expressly named as parties thereto and their successors and permitted assigns), each party hereto disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
US Seller:

CUSTOM SENSORS & TECHNOLOGIES LTD.
By:	/s/ Eric Pilaud
Name:	Eric Pilaud
Title:	Director

French Seller:

CROUZET AUTOMATISMES S.A.S.
By:	/s/ Eric Pilaud
Name:	Eric Pilaud
Title:	President

China Asset Seller:

CUSTOM SENSORS & TECHNOLOGIES (HUIZHOU) LIMITED
By:	/s/ Eric Pilaud
Name:	Eric Pilaud
Title:	Director

[Signature Page to Purchase Agreement]

Buyer:

SENSATA TECHNOLOGIES HOLDING N.V.
By:	/s/ Martha Sullivan
Name:	Martha Sullivan
Title:	President and CEO

[Signature Page to Purchase Agreement]

Exhibit A
Pre-Closing Restructuring
(intentionally omitted)

A-1

Exhibit B
Form of FIRPTA Certificate

STATEMENT THAT A CORPORATION IS NOT A UNITED STATES REAL PROPERTY HOLDING CORPORATION AND THAT STOCK OF THE CORPORATION
IS NOT A UNITED STATES REAL PROPERTY INTEREST

[•], 2015

To:	[Sensata Technologies Holding N.V.]
[Address of Buyer]

Reference is hereby made to that certain Stock and Asset Purchase Agreement (the “Agreement”), dated as of July 30, 2015, by and among Custom Sensors & Technologies Ltd., a private limited company organized under the laws of England and Wales, Crouzet Automatismes S.A.S., a Société par Actions Simplifiée organized under the laws of France, Custom Sensors & Technologies (Huizhou) Limited, a corporation organized under the laws of China, and Sensata Technologies Holding N.V., a besloten vennootschap organized under the laws of the Netherlands ([Sensata Technologies Holding N.V., or its permitted assigns, ]“Buyer”), pursuant to which Buyer will acquire all of the issued and outstanding shares of common stock of Custom Sensors & Technologies US Corporation, a Delaware corporation (the “Company”), upon the terms and subject to the conditions set forth in the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
Under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), no withholding is required upon the acquisition of an interest in a domestic corporation if the transferor provides the transferee with a copy of a statement issued by the corporation pursuant to Treasury Regulation Section 1.897-2(h) certifying that the interest is not a United States real property interest. In general, a corporation may issue such a statement only if the corporation was not a United States real property holding corporation at any time during the previous five (5) years (or the period in which the interest was held by its present holder, if shorter) or if interests in the corporation ceased to be United States real property interests under Section 897(c)(1) of the Code.
This Statement That A Corporation Is Not A United States Real Property Holding Corporation And That Stock Of The Corporation Is Not A United States Real Property Interest (this “Statement”) is provided to Buyer pursuant to Section 1.2(b)(i)(D) of the Agreement and Treasury Regulation Section 1.897-2(h)(2). The undersigned, as an officer of the Company with full power and authority to execute this Statement, certifies the following to Buyer in order to confirm that no withholding under Section 1445 of the Code is required by Buyer and its affiliates in connection with the transactions contemplated by the Agreement:

1.
The stock of the Company does not constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated in connection therewith;

2.
The Company is not as of the date of this Statement, and was not at any time during the applicable holding period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith;

3.	The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations; and

4.	The Company’s name, address, and United States employer identification number are set forth below:

Name: Custom Sensors & Technologies US Corporation
Address: 1461 Lawrence Drive, Thousand Oaks, CA 91320
United States Identification Number: 47-119515.

The undersigned responsible officer of the Company hereby certifies under penalties of perjury that this Statement is true, correct and complete to the best of such officer’s knowledge and belief, and that such officer has the authority to sign this Statement on behalf of the Company. The undersigned further understands that this Statement will be disclosed to the Internal Revenue Service.

CUSTOM SENSORS & TECHNOLOGIES US CORPORATION
By:    _______________________________
Name:    [•]
Its:    [•]

[•], 2015
Director
Internal Revenue Service Center
P.O. Box 409101
FIRPTA Unit
Ogden, UT 84409
Re:     Notice of Certification to [Sensata Technologies Holding N.V.] Required Under the Foreign Investment in Real Property Tax Act and Treasury Regulation Section 1.897-2(h)(2)

Dear Sir/Madam:
In connection with the acquisition by Sensata Technologies Holding N.V., a besloten vennootschap organized under the laws of the Netherlands ([Sensata Technologies Holding N.V., or its permitted assigns, ]“Buyer”), of all of the issued and outstanding shares of common stock of Custom Sensors & Technologies US Corporation, a Delaware corporation (the “Company”), pursuant to that certain Stock and Asset Purchase Agreement (the “Agreement”), dated as of July 30, 2015, by and among Custom Sensors & Technologies Ltd., a private limited company organized under the laws of England and Wales, Crouzet Automatismes S.A.S., a Société par Actions Simplifiée organized under the laws of France, Custom Sensors & Technologies (Huizhou) Limited, a corporation organized under the laws of China, and Buyer, Buyer requested a statement from the Company pursuant to Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h) certifying that the stock of the Company does not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Company hereby certifies to the Internal Revenue Service the following:

1.	This notice is provided to the Internal Revenue Service pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2);

2.	The following information relates to the Company providing the notice:

Name: Custom Sensors & Technologies US Corporation
Address: 1461 Lawrence Drive, Thousand Oaks, CA 91320
United States employer Identification Number: 47-119515

3.
The attached statement provided to Buyer was not requested by any foreign interest holder; it was requested by Buyer as contemplated in Treasury Regulation Section 1.445-2(c)(3)(i) (last sentence). The following information relates to the Buyer:

Name: [Sensata Technologies Holding N.V.]
Address: [•]
United States employer Identification Number: [•]

4.
The Company is not as of the date of this notice, and was not at any time during the applicable holding period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith. The stock of the Company does not constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated thereunder.

Enclosed please find a copy of the statement provided by the Company to the Buyer in connection with the Buyer’s acquisition of all of the issued and outstanding shares of common stock of the Company.
[Signature page follows]

The undersigned responsible officer of the Company hereby certifies under penalties of perjury that such officer has examined this notice (including the statement attachment hereto) and it is true, correct and complete to the best of such officer’s knowledge and belief, and that such officer has the authority to sign this notice on behalf of the Company.
CUSTOM SENSORS & TECHNOLOGIES US CORPORATION
By:    _______________________________
Name:    [•]
Its:    [•]

Exhibit C
Applicable Accounting Principles
CLOSING BALANCE SHEET/WORKING CAPITAL METHODOLOGY
Specific Definitions
Completion Combination

•
The Closing Balance Sheet will be prepared in a consistent basis with Reference Balance Sheet in accordance with IFRS subject to the specific accounting policies set out below and, as applicable, the Annual Special Purpose Accounting Principles.

•
For the avoidance of doubt, Closing Working Capital will exclude cash and Cash Equivalents, income Tax Assets and income Tax Liabilities (whether current or deferred), any interest in the Extraction Notes, Liabilities in respect of Company Group Transaction Expenses, any Third Party Asset or Liability related to the Retained Business, any Third Party Asset or Liability related to the International Affiliate Reporting Units, China Assets and China Liabilities, Indebtedness, any Liability related to D Pressure Claims and any Liabilities in respect of the Pre-Closing Restructuring.

Scope of combination

•	The Closing Balance Sheet will be prepared in respect of the following HFM Reporting Units only:

Name of entity/division	HFM code
Company Group trading units
Kavlico Corp	US1600
Custom Sensors & Technologies de Mexico Transportation de Mexico SA de CV	MX2000
Kavlico GmbH	DE5100
Crydom UK	GB6400
Crydom Mexico	MX1400
Crydom Inc	US6200
Newall Electronics Inc.	US5500
Newall Measurement Systems Ltd	GB6300
BEI Sensors SAS	FR6400
BEI Encoders (division)	US5603
Kimco Motors (division)	US5607
Holdco Group units
Custom Sensors & Technologies Inc	US4700
BEI Sensors & Systems Company Inc	US5600
Custom Sensors & Technologies US Corp.	US1000
Custom Sensors & Technologies US LLC	US1001
Custom Sensors & Technologies Finance UK Limited	GB1003

•
Amounts due between any of the Company Group trading units, on the one hand, and any of the Holdco Group units, on the other hand, will be eliminated and therefore excluded from the calculation of Closing Working Capital.

•
The calculation of Closing Working Capital for CST Inc will expressly exclude any current assets or current liabilities in relation to Insurance and IT contracts given the transition that will take place at Closing, consistent with the calculation of target Working Capital for such Company. Nonetheless the foregoing shall not entitle sellers to exclude any Insurance and IT contracts otherwise to be transferred at Closing.

•
Trade and other receivables and payables between any of the Company Group trading units, on the one hand, and any of the Operating Seller Group trading units (as listed below) will be accounted for in the Closing Date Balance Sheet and included in the calculation of Closing Working Capital.

Name of entity/division	HFM code
Operating Seller Group trading units
Crouzet NA (affiliate)	US5606
Crouzet BV (affiliate)	NL1100
Crouzet Morocco (affiliate)	MA0400
Crouzet Italy (affiliate)	IT1400
Crouzet UK (affiliate)	GB4800
Crouzet GmbH (affiliate)	DE2500
Crouzet AG (affiliate)	CH1400
Crouzet NV (affiliate)	BE0700
Crouzet Mexico (affiliate)	MX1200
Crouzet Brazil (affiliate)	BR0500
Crouzet Shanghai (affiliate)	CN2800
CST Hong Kong (affiliate)	HK0700
CST India (affiliate)	IN0800
CST Korea (affiliate)	KR0700

Foreign exchange rate

•	The entities with non US$ functional currencies will be converted into the US$ at the applicable foreign exchange rates in effect as of Closing Date.

Impact of Closing events

•	The Closing Balance Sheet shall only take account of transactions occurring prior to the Effective Time and shall not take account of any items arising out of the transaction.

Specific accounting policies

•
Inventory, accounts receivables, leases and bonuses will be accounted for in accordance with the following specific policies below, which are consistent with IFRS. In order to ensure ‘apples-to-apples’ comparison between the Target Working Capital and the Closing Working Capital, to the extent the policy below, applied in the preparation of the Closing Working Capital, differs from policies applied historically in formulating the Target Working Capital, a retrospective adjustment will be made to the Target Working Capital so that it is consistent with the policies applied in the preparation of the Closing Working Capital.

Inventory

•
Inventories are valued at the lower of cost and net realizable value after making a reserve for slow moving or obsolete items. Cost includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition and an absorption of manufacturing overhead. A standard to actual adjustment is made to inventory in order to capitalize variances.

•	The inventory reserve shall be calculated as follows:

◦
For inventory held at Tijuana or Moorpark, a forecast annual utilization will be calculated taking into account actual utilization over the past 24 months. This annual utilization will be compared to actual quantities of inventory on hand at the Effective Time to determine the future utilization of those quantities and a reserve booked as follows:

▪	0% reserve on quantities forecast to be used in less than 12 months

▪	50% reserve on quantities forecast to be used between 12 and 24 months

▪	100% reserve on quantities with no forecast utilization or forecast to be used in more than 24 months

▪	The reserve is reviewed by the local controller to take into account any exceptions where past utilization does not reflect the likely forecast annual utilization.

◦	For inventory held at Kavlico GmbH,

▪	0% reserve is booked on inventory with usage in the past 12 months

▪	100% reserve is booked on inventory with usage over the past 12 months, manually adjusted for items with known future demand

◦	For inventory held by LVDT/RVDT division of Kavlico Corporation

▪	50% reserve is booked on inventory with no usage in the last 12 months.

▪	100% reserve is booked on inventory with no usage in the last 24 months

▪	For inventory with usage in the last 12 months but with no demand based on forecast, the amount of reserve is determined by applying 100% rate of inventory with no demand in the next 12 months

▪	100% reserve is booked on inventory if management consider that irrespective of past usage, the inventory is obsolete

◦	For inventory held at BEI Sensors North America and Europe

▪	50% reserve is booked on inventory with no usage in the last 12 months.

▪	100% reserve is booked on inventory with no usage in the last 24 months

▪	For inventory with usage in the last 12 months but with no demand based on forecast, the amount of reserve is determined by applying 100% rate of inventory with no demand in the next 12 months

▪	100% reserve is booked on inventory if management consider that irrespective of past usage, the inventory is obsolete

◦	For inventory held at Kimco Motors

▪	50% reserve is booked on inventory with no usage in the last 12 months.

▪	100% reserve is booked on inventory with no usage in the last 24 months

▪	For inventory with usage in the last 12 months but with no demand based on forecast, the amount of reserve is determined by applying 100% rate of inventory with no demand in the next 12 months

▪	100% reserve is booked on inventory if management consider that irrespective of past usage, the inventory is obsolete

◦	For Inventory held at Newall

▪	50% reserve is booked on inventory with no usage in the last 6 months.

▪	100% reserve is booked on inventory with no usage in the last 12 months.

▪	100% reserve is booked on inventory if management consider that irrespective of past usage, the inventory is obsolete

◦	For Inventory held by Crydom

▪	50% reserve is booked on inventory with no usage in the last 12 months.

▪	100% reserve is booked on inventory with no usage in the last 24 months

▪	For inventory with usage in the last 12 months but with no demand based on forecast, the amount of reserve is determined by applying 100% rate of inventory with no demand in the next 12 months

Accounts receivable

•	Accounts receivable are stated at their face amount, net of a reserve for doubtful accounts.

◦	The reserve shall be calculated based on a receivable-by-receivable review of overdue receivables following a review of unapplied cash

◦
No reserve will be booked unless there is evidence of customer insolvency, cash flow problems or other circumstance placing the collection in doubt or a dispute in respect of the amounts due and the amount of any reserve will take into account all of the available information in respect of the recoverable amount

◦	Any reserve booked shall be net of the sales tax recoverable

Accounting for leases

•
Any lease treated as an operating lease in the Reference Balance Sheet or replacing a lease treated as an operating lease in the Reference Balance Sheet will not be restated as a finance lease in the Closing Balance Sheet.

Accrued Bonuses

•
Bonuses and variable remuneration shall be accrued on a pro-rata temporis basis adjusted if applicable to take into account performance against specific bonus criteria for the stub period from 1 January of the fiscal year where Closing takes place through the Effective Time.

Exhibit D
FORM OF
TRANSITION SERVICES AGREEMENT1
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [•] (the “Effective Date”) by and between CUSTOM SENSORS & TECHNOLOGIES LTD., a private limited company organized under the laws of England and Wales and CROUZET AUTOMATISMES S.A.S., a Société par Actions Simplifiée organized under the laws of France (collectively, “Provider”), and Sensata Technologies Holding N.V., a besloten vennootschap organized under the laws of the Netherlands (“Buyer”) ( “Recipient”). Provider and Recipient are referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (as defined herein).
RECITALS
WHEREAS, Provider and Recipient, among others, are parties to that certain Stock and Asset Purchase Agreement, dated as of [•] (the “Purchase Agreement”), pursuant to which, among other things, (i) Provider has agreed to sell to Recipient, and Recipient has agreed to purchase from Provider, the CST Shares, (ii) if (and only if) French Seller exercises the European Purchase Option, French Seller will sell to Recipient, and Recipient will purchase from French Seller, the European Company Shares and (iii) China Asset Seller has agreed to sell and convey to Recipient, and Recipient has agreed to purchase and assume from China Asset Seller, the China Assets and the China Liabilities; and
WHEREAS, Provider has agreed to provide or to cause one or more of its Affiliates to provide to Recipient or its Affiliates, including, without limitation, the Companies and the Transferred Subsidiaries, from and after the Effective Date, certain services on a transitional basis on the terms and conditions set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the Parties agree as follows:
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1 Note to Draft: This form is intended to be used as the basis, subject to reversing the Parties and other conforming changes, of the Reverse Transition Services Agreement as well.

1.Transition Services.

(a)Recipient and the Business will be affected by the consummation of the transactions contemplated by the Purchase Agreement and, following consummation of the transactions, may not have access to certain support and services as before such consummation. It is the intent of the Parties to this Agreement to provide for the smooth and efficient functional separation of the Business and the retained businesses of Seller and for the efficient operation of the Business and the retained businesses of Seller during such separation. To that end, upon the terms and subject to the conditions set forth in this Agreement, Provider shall provide, or cause one or more of its Affiliates to provide, the services set forth on Schedule A2 (the “Transition Services”) to Recipient.

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2 Note to Draft: Buyer and Seller will cooperate in good faith prior to the Closing Date to further develop the nature and scope of Transition Services to be provided during the term of the Transition Service Agreement and the Reverse Transition Service Agreement (in modification of or addition to those services set forth on the draft Schedule A attached hereto), consistent with objectives set forth in Section 1(a) and the purposes of this Agreement. In furtherance of the foregoing, with respect to any services (and only such services) that (i) are reasonably necessary for Buyer to conduct the Business with the Companies and the Transferred Subsidiaries, or for the Seller to conduct the Retained Businesses, (ii) were provided by the Seller Group to the Business, or by the Business to Seller’s Retained Businesses, as previously conducted at any time during the twelve (12) months prior to the Effective Time, then such services will be added as additional Transition Services hereunder. The Parties agree to negotiate in good faith any terms and conditions regarding the provision of such additional Transition Services, it being understood and agreed that (x) the cost for any such additional Transition Service will be determined on a basis consistent with the manner as the cost for such Transition Service was calculated and allocated to the Business taken as a whole for purposes of the preparation of the Financial Statements, and (y) the term of providing such additional Transition Service will be consistent with the period for which similar Transition Services are provided as set forth on Schedule A hereto, or as otherwise reasonably necessary to permit a smooth and efficient transition of the Business and of such service from the Provider to the Recipient and its Affiliates. With repect to any Transition Services set forth on the draft Schedule A, the Parties will (i) to the extent either Buyer or Seller notifies the other that they reasonably believe it is necessary to specify additional detail with respect to the Transition Services set forth on Schedule A, negotiate in good faith to further specify such services and (ii) more fully specify the pricing with respect to such Transition Services set forth on Schedule A on a basis consistent with the principles specified thereon.

(b)In the event a service performed by Provider or an Affiliate prior to the Closing is not included in the services listed in Schedule A, but is required for the conduct of the Business3 after the Closing (each an “Omitted Service”), Provider shall provide, or cause to be provided, such Omitted Service at Recipient’s written request in the same manner (in accordance with Section 4) as such Omitted Service was previously provided prior to the Closing Date. Such Omitted Service shall be provided for a fee calculated in the same manner as the cost of such Omitted Service was calculated and allocated to the Business taken as a whole for purposes of the preparation of the Financial Statements. Any Omitted Service provided shall thereafter be deemed “Transition Services” for all purposes of this Agreement, and Schedule A shall be amended by the Parties in good faith to reflect any such Omitted Services.

(c)Recipient acknowledges that Provider may provide the Transition Services directly, through any of their Affiliates or (subject to the restrictions set forth in this Agreement) through one or more third parties engaged by Provider to provide the Transition Services in accordance with the terms of this Agreement.

(d)Subject to the provisions of Article 7, nothing in this Agreement shall require Provider to perform or cause to be performed any Transition Service if the provision of such Transition Service by Provider conflicts with or violates any applicable Law, any contract or agreement to which Provider is a party or the rights of any third party with respect thereto. If Provider becomes aware of any potential conflict or violation on the part of Provider, Provider may suspend or cease providing such Transition Service; provided that Provider uses commercially reasonable efforts to promptly advise Recipient in writing of such potential conflict or violation and to cooperate in good faith with Recipient to implement any alternative identified by Recipient that resolves such conflict or violation.

2.Term and Termination.

(a)The term and provision of a particular Transition Service shall be as set forth on Schedule A (unless sooner terminated pursuant to the terms hereof). The term of this Agreement shall commence on the Effective Date and shall continue (unless sooner terminated pursuant to the terms hereof) until the date on which the provision of all Transition Services has terminated or as otherwise agreed to in writing by the Parties.

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3 Note to Draft: “Reverse” TSA will reference services performed by the Transferred Companies to the Retained Businesses. Reverse TSA will include a provision that services will not be required to be provided to the extent the Business does not include assets or employees sufficient or necessary to provide such services.

(b)Either Party may terminate this Agreement immediately upon written notice to the other Party on or after the occurrence of any of the following events:

(i)the other Party is in breach of any payment obligation under this Agreement in any material respect (other than any payment that is being disputed in good faith) and fails to cure such breach within thirty (30) days of written notice of such breach from the non-defaulting Party; or

(ii)the other Party voluntarily files or involuntarily has filed against it (which, in the case of an involuntary filing, is not dismissed within ten (10) Business Days of such filing), any bankruptcy, receivership, insolvency or reorganization proceeding.

(c)Recipient may from time to time terminate this Agreement with respect to any particular Transition Service, in whole but not in part, for any reason or no reason upon providing at least thirty (30) days’ prior written notice to Provider of such termination; provided that any cost incurred or continued to be borne by Provider in connection with such termination that would not have been incurred or borne by Provider if the applicable Transition Service had been provided for the entire term set forth on Schedule A (including, but not limited to continuing license fee payments for software licenses or consents acquired specifically to provide Transition Services for the term set forth in Schedule A) shall be borne by Recipient, but only after Provider has taken commercially reasonable efforts to avoid or mitigate such costs. Schedule A shall be deemed amended to reflect any terminated Transition Service. Such termination shall be effective as of the first day that is both the first day of a calendar month and at least thirty (30) days after the date of such notice (or the first day of such later calendar month as is identified as the effective termination date in such written notice). In the event of the termination of a Transition Service that is interdependent with another Transition Service, Provider will upon receipt of such termination notice inform Recipient of the nature of such interdependency and identify the Transition Services that are interdependent on the Transition Service proposed to be terminated. If Recipient does not rescind such termination and informs Provider that it nonetheless wishes to terminate a Transition Service, then the identified interdependent Transition Service shall also be terminated unless the Parties otherwise agree on an alternative means of providing such interdependent service and (if appropriate and agreed) revised fees in connection therewith.

(d)For so long as Provider is providing any Transition Service hereunder and for one year thereafter, Provider will keep and maintain books and records of the Transition Services provided and reasonable supporting documentation of all material costs incurred in connection with providing such Transition Services, which books and records shall be at least as comprehensive and detailed as those Provider keeps for itself. Upon termination or expiration of this Agreement, each Party shall deliver to the other Party all books, records, files or other documents used by such Party in the performance of the Services and owned by the other Party as soon as reasonably practicable; provided that the Party delivering such records may retain a copy of such records and information for archival purposes in accordance with such Party’s document retention policy and to comply with applicable laws and regulations, subject to the requirements of Section 11.

(e)In the event of termination or expiration of this Agreement, this Agreement shall cease to have further force or effect, and neither Party shall have any liability to the other Party with respect to this Agreement; provided that:

(i)termination or expiration of this Agreement shall not release a Party from any liability or obligation that already has accrued as of or prior to the effective date of such termination or expiration, as applicable, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at Law, in equity or otherwise or which may arise out of or in connection with such termination or expiration, subject to the provisions of this Agreement (including Section 10); and

(ii)Section 2(d) (Records), this Section 2(e) (Survival), Section 10 (Disclaimers; Limitation of Liability; Indemnification), Section 11 (Confidentiality) and Section 12 (Miscellaneous) shall survive termination or expiration of this Agreement in accordance with their respective terms unless otherwise agreed to in writing by the Parties.

3.Standard of Care. Provider shall provide, or cause to be provided, the Transition Services with at least the standard of care employed with respect to performance of comparable services for Provider’s own businesses and Affiliates.

4.Manner of Performance; Utilization Levels; Suspension.

(a)Provider shall provide, or cause to be provided, the Transition Services in substantially the same manner (which will be of like kind and amount and provided in the manner and at a relative level of service, for the same purposes and with the same degree of care, skill and attention, including with respect to the quality and timeliness of such services, in all material respects) as any such Transition Services have been provided to the Business4 in the twelve (12) month period prior to the Effective Date (including with respect to the number of employees dedicated to providing such Transition Services); provided that Provider may modify the manner in which it provides the Transition Services to conform to modifications in the manner in which Provider or its Affiliates generally provide services to their own businesses or as required by contracts with third parties or contractors, but only if such modifications would not result in a material impact on the Business or its operations or the Recipient or the Business generally being treated any less favorably than Provider or its Affiliates receiving such services. To the extent Provider may be limited in its ability to provide the Transition Services due to a limitation in resources, Provider agrees to perform the Transition Services in this Agreement on a priority equal to a priority in which it provides services to itself and its Affiliates.

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4 Note to Draft: For the “Reverse TSA”, this Section will reference the Retained Businesses as supported by the Sellers during the 12 months prior to Effective Date.

(b)It is the intention of the Parties that Recipient’s use of any Transition Service shall not be materially higher than or expanded from level of utilization of the Business in the twelve (12) month period prior to the Effective Date and any ordinary increased utilization consistent with past growth rates of the Business in the ordinary course. Provider shall have no obligation to provide Recipient with any levels of Transition Service or changes to Transition Services beyond that which is expressly agreed to herein (including the Omitted Services pursuant to Section 1(b)).

(c)Recipient acknowledges that the Transition Services may, from time to time, in the reasonable discretion of Provider, be interrupted, suspended, allocated, reduced, temporarily altered or changed in whole or in part for (i) reasonable and ordinary course or necessary modifications or maintenance relating to the Transition Services and (ii) any other reasonable matters to the extent such matters affect Provider and its Affiliates receiving the same services (the “Service Suspensions”); provided, however, that Provider shall conduct any Service Suspension for the Transition Services consistent with past practice of the Business and similarly to treatment of the same or similar suspensions by Provider with respect to provision of services to its and its Affiliates’ businesses. Provider shall consider the impact of any such Service Suspension on Recipient, cooperate in good faith with Recipient and use commercially reasonable efforts to minimize any adverse consequences to Recipient consistent with the manner in which it does so for its and its Affiliates’ businesses and the past practice of the Business. Except in emergency situations, Provider shall notify Recipient as promptly as practicable before (or in the case of emergency situations, as promptly as practicable after) any Service Suspension.

(d)If Provider delegates any of its responsibilities under this Agreement to any of its Affiliates or (with the prior consent of Recipient (not to be unreasonably withheld, conditioned or delayed)) uses subcontractors in the performance of its obligations under this Agreement, then Provider will remain ultimately and fully responsible to the same extent as if Provider were performing such obligations itself, including ensuring that the obligations with respect to the nature, quality and standards of care set forth herein are satisfied with respect to any services provided by such Affiliate or subcontractor. Further, if Provider delegates any Transition Service provided hereunder to a subcontractor, then (except to the extent such Transition Service has been historically provided to the Business by such subcontractor prior to the Closing Date) Provider will be responsible for any additional costs, attributable to the delegation, in excess of the costs that were charged to Recipient prior to such delegation to a subcontractor for such Transition Service (such costs, in each case, determined in a manner consistent with the determination and calculation of such cost for purposes of the preparation of the Financial Statements).

5.Service Charges.

(a)Fees and Expenses. The fees or basis for calculating the fees for the Transition Services shall be as set forth in Schedule A. Provider represents that such fees are based on Provider’s costs, determined and calculated on a basis consistent with the manner in which such costs were calculated and allocated to the Business for purposes of the preparation of the Financial Statements, bearing the same relation to actual costs as historically has been the case for the type of service.

(b)Taxes. Except as expressly noted therein, the amounts set forth on Schedule A with respect to each Transition Service do not include any sales, use, value added, goods and services or similar taxes (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Sales Taxes”), and Recipient shall promptly reimburse Provider for any such Sales Taxes (on a grossed up basis) required to be paid or withheld by Provider (including any such Taxes included in amounts paid by Provider to any third party provider of Service) in connection with this Agreement or the performance hereof, which reimbursement shall be in addition to the amounts required to be paid as set forth on Schedule A and shall be made in accordance with Section 5(c). Recipient shall pay the full amount of any Transition Service invoice without deduction or withholding for any taxes, provided that, in the event any amount is required by Law to be withheld on account of any taxes, Recipient shall be entitled to deduct and withhold such amount and will gross-up the amount paid to Provider to equal the amount required to be paid on the invoice inclusive of taxes. Provider and Recipient shall each use their reasonable efforts to mitigate any such requirement to withhold any amounts on account of taxes.

(c)Payment. Provider shall invoice Recipient for the Transition Services on a monthly basis. Each invoice shall set forth in reasonable detail the applicable Transition Services provided during such period, the basis for computing the charges and the corresponding amounts owed. Recipient shall remit payment for all fees and expenses in connection with the Transition Services within sixty (60) days after the date of the applicable invoice.

(d)Finance Charge. If Recipient fails to make any payment within fifteen (15) days of the date such payment was due to Provider, a finance charge of one percent (1.0%) per month or, if less, the maximum rate allowed by applicable Law, payable by Recipient to Provider, shall accrue on such unpaid amount from the date of the applicable invoice to the date such payment is received by Provider. In addition, Recipient shall indemnify Provider for their costs, including reasonable attorneys’ fees and disbursements, incurred to collect any unpaid amount.

6.Cooperation; Information and Access. The Parties will cooperate in good faith in all matters relating to the provision and receipt of the Transition Services. Without limiting the generality of the foregoing, Recipient will provide Provider (and, as applicable, Provider’s Affiliates and third party providers) in a timely manner, with all information and access to facilities required or reasonably requested by Provider (and, as applicable, Provider’s Affiliates), in each case to the extent necessary to provide the Transition Services. If Recipient or its Affiliates is given access, whether on site or through remote facilities, to Provider’s or its Affiliates’ computer systems, electronic data storage systems or software (collectively, the “Systems”) in connection with the Transition Services, they shall comply with the applicable system security policies, information technology procedures and user terms and requirements of Provider, any Affiliate or any third party. Recipient and its Affiliates shall access and use only those Systems for which Provider or its Affiliates have granted access and use and solely for the purpose of receiving the Transition Services. In no event shall Provider be required to provide any information with respect to the Retained Businesses.

7.Third Party Consents.      Notwithstanding any other provision contained herein, to the extent that the provision of any Transition Services to Recipient or its Affiliates under this Agreement requires any third party consents, licenses, sublicenses or approvals (collectively, “Required

Consents”), the obligation to provide such Transition Services is contingent upon receipt of such Required Consents, it being acknowledged and understood that those third parties are not bound to this Agreement. Notwithstanding any other provision in this Agreement, Seller will pay any commercially reasonable amounts required in order to obtain the Required Consents in order to permit Provider to provide the Transition Services as contemplated hereby, and such additional costs will not be “passed through” as costs of the Transition Services except solely to the extent consistent with the costs of such Transition Services prior to the Closing Date and for purposes of the preparation of the Financial Statements. To the extent that Provider fails to obtain any Required Consents, Provider and Recipient will cooperate in good faith to secure an arrangement, at Seller’s cost (to the extent incremental to the costs of such Transition Service as determined and calculated in accordance with past practice prior to the Closing Date and for purposes of the preparation of the Financial Statements), that is reasonably acceptable to both Parties under which Buyer would obtain the benefit of such Transition Service. Provider shall also, at Recipient’s cost and expense, provide reasonable assistance necessary to facilitate Recipient’s efforts to transfer (or “split off” as the case may be) to Recipient and/or its Affiliates that portion of outstanding third party vendor software and system licenses remaining in Provider’s or its Affiliate’s name/account and being utilized in the Business after the Closing.

8.Migration Assistance; Additional Services.

(a)In connection with the separation of the Business from Provider’s other businesses, upon the written request of Recipient, Provider shall transfer or copy, as the case may be, all data in its possession or under its control related to the Business in its existing data format or as otherwise agreed to by the Parties. The transfer or copying of such data, together with reasonable consultation in connection therewith , shall be Provider’s sole obligations with respect to migration of systems and services to Recipient and/or its Affiliates and shall be set out in a mutually agreed upon migration plan or as otherwise reasonably requested by Recipient. Recipient shall reimburse Provider for the cost of providing such assistance as set forth on Schedule B or on such other basis as they mutually agree in writing.

(b)If requested in writing by Recipient, Provider shall also use commercially reasonable efforts to provide the services described on Schedule A under the heading “Additional Services”. The obligation to provide such services shall be subject to the continued employment by Provider or its Affiliates. of the employees who are capable of providing such services and such commercially reasonable efforts shall not require Provider or its Affiliates to retain such employees. The parties acknowledge that such services were not included in the Financial Statements and shall be recharged at the fully loaded employment cost (meaning salary, payroll taxes, bonus, vacation pay, fringe benefits) for the applicable employees according to the actual time spent providing such Additional Services, without attribution of general and administrative overhead. Recipient shall reimburse Provider for any out-of-pocket costs incurred by Provider in connection with the provision of such services including, in the case of the FP&A Services, an allocated share of the HFM License equal to $7,000 per month.

9.Intellectual Property.     Except with respect to the Intellectual Property Rights transferred or assigned to Recipient pursuant to the Purchase Agreement, all firmware and software

(including any license rights or rights of use) copyright and any and all other Intellectual Property Rights in all materials, including computer programs, documentation, reports, modifications thereof, and all other information shall be owned by the Party that (or whose Affiliate or third party service provider) developed, wrote, or produced such Intellectual Property. No license, express or implied, is being granted by the Parties under this Agreement, other than to the extent necessary for performance of the applicable Transition Services.

10.Disclaimers; Limitation of Liability; Indemnification.

(a)Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT (INCLUDING AS TO STANDARD OF CARE), THE TRANSITION SERVICES ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, AND RECIPIENT HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTY, CONDITION, GUARANTEE OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSITION SERVICES.

(b)Limitation of Liability. EXCEPT FOR LOSSES OR DAMAGES ARISING FROM PROVIDER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOSS OF ANTICIPATED REVENUES OR PROFITS, FAILURE TO REALIZE EXPECTED SAVINGS, EXPENSES OF INVESTIGATION, ENFORCEMENT AND COLLECTION AND ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES) ARISING FROM ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES, WHETHER SUCH ACTION IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE. EXCEPT FOR LOSSES OR DAMAGES ARISING FROM PROVIDER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL PROVIDER BE LIABLE UNDER THIS SECTION 10 OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY BREACH HEREOF FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE FEES THAT PROVIDER IS ENTITLED TO RECEIVE PURSUANT TO THIS AGREEMENT FOR THE SERVICE THAT IS THE SUBJECT OF THE DISPUTE.

(c)Indemnification.

(i)Recipient agrees to indemnify and hold harmless Provider and its Affiliates and each of their respective employees, agents, stockholders, members, partners, officers and directors harmless from and against any losses, costs, judgments, awards, claims, suits, liabilities, damages and other penalties (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from any actions, suits, claims, proceedings or demands brought by any third party to the extent related to the provision of Transition Services by Provider or its designees or use of the Transition Services by Recipient; provided, however, that the foregoing indemnity shall not apply to Losses arising out of or resulting from Provider’s gross negligence or willful misconduct.

(ii)Provider agrees to indemnify and hold harmless Recipient and its Affiliates and each of their respective employees, agents, stockholders, members, partners, officers and directors harmless from and against any Losses arising out of or resulting from any actions, suits, claims, proceedings or demands brought by any third party to the extent arising out of or resulting from Provider’s gross negligence or willful misconduct.

(d) Except for defective performance of a Transition Service arising out of gross negligence, willful misconduct or fraud, Recipient’s sole remedy for defective performance of any Transition Service is correction or compliant re-performance of such Transition Service.

11.Confidentiality.

(a)The following shall be considered “Confidential Information” for purposes of this Agreement: all proprietary and confidential information furnished by any Party, its Affiliates or its Representatives (the “Disclosing Party”) to another Party, its Affiliates or its Representatives (the “Receiving Party”) in connection with the provision of the Transition Services hereunder, whether or not in writing and whether or not labeled or identified as confidential or proprietary, including information relating to the Disclosing Party’s business, business relationships and financial affairs, including inventions, trade secrets, technical information, know-how, product and pricing information and plans, research and development activities, marketing plans and activities, customer, supplier and prospect information and employee and financial information; provided that Confidential Information shall not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure in breach of this Agreement by the Receiving Party, (ii) the Receiving Party can demonstrate was or became available to the Receiving Party from a third party not bound by any confidentiality obligation to the Disclosing Party or (iii) is developed independently by the Receiving Party without reference to the Confidential Information.

(b)Each Party, in its capacity as the Receiving Party, agrees to (i) treat the Confidential Information of the Disclosing Party as confidential; (ii) safeguard the Confidential Information of the Disclosing Party with the same degree of care used by such Party to protect its own similar Confidential Information, but in no event less than a reasonable degree of care; (iii) only use the Confidential Information of the Disclosing Party for purposes of this Agreement; (iv) only disclose the Confidential Information of the Disclosing Party to its employees, directors, suppliers, agents, subcontractors and professional advisers who need to know such Confidential Information for purposes of this Agreement.

(c)Notwithstanding anything contained herein to the contrary, Sections 11(a) and 11(b) shall not restrict the Receiving Party from disclosing Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by applicable Law or legal or regulatory process, including any tax audit or litigation. In the event that the Receiving Party, its Affiliates or its service providers become legally required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, formal regulatory request or similar judicial or administrative process to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent permitted by Law, provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other similar remedy to cause such Confidential Information not to be disclosed. The Receiving Party shall reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s seeking of such protective order or similar remedy. In the event that such protective order or other similar remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 11(c), the Receiving Party, its Affiliate or its service provider, as the case may be, shall furnish only that portion of the Confidential Information that has been legally required to be disclosed, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such disclosed Confidential Information.

12.Miscellaneous.

(a)Governing Law, Etc.

(i)THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(ii)All disputes, whether in Law or in equity, whether in contract or in tort or otherwise arising out of or relating to this Agreement, or the breach, termination or validity hereof (each, a “Dispute”) shall be heard and determined exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto hereby (i) submit to the exclusive jurisdiction of the above-named courts for the purpose of any Dispute and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Dispute, any claim that it is not subject personally to the jurisdiction of any of the above named courts, that its property is exempt or immune from attachment or execution, that the Dispute is brought in an inconvenient forum, that the venue of the Dispute is improper or that this Agreement may not be enforced in or by any of the above named courts. Each of the parties hereto agrees that it will not bring or support any Dispute other than in the above-named courts. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, CONTROVERSY, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss. In the event of breach of or default in any of the terms of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to obtain specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, and any defense in any action for specific performance that a remedy at law would be adequate is waived.

(b)Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission or email transmission with pdf, tiff or similar attachment) and shall be given:
If to Provider:

c/o Custom Sensors & Technologies, Inc.
1461 Lawrence Drive
Thousand Oaks, CA 91320
United States of America
Fax: +1 (805) 880-4441
Email: tae.rhee@cstsensors.com
Attention: Tae Rhee

with copies (which shall not constitute notice) to:

CECP Investment Advisors France S.à r.l.
112 avenue Kleber
75784 Paris Cedex 16
France
Fax: +33 1 53 70 35 30
Email : Jonathan.Zafrani@carlyle.com
Attention: Jonathan Zafrani

and
PAI Partners
232 rue de Rivoli
75001 Paris
France
Fax: +33 1 43 16 63 89
Email : laurent.rivoire@paipartners.com
Attention: Laurent Rivoire

and

Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, DC 20004
Fax: (202) 637-2201
Email: Dan.Lennon@lw.com and Ted.Keim@lw.com
Attention: Daniel T. Lennon and Ted Keim

If to Recipient:
Sensata Technologies Holding N.V.
529 Pleasant Street
Attleboro, MA 02703
Fax : (508) 236-1960
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Email: jrichards@kirkland.com and kyle.gann@kirkland.com
Attention: Jeffrey W. Richards and Kyle S. Gann

or such other address, facsimile or email address number as such Party may hereafter specify to the other Party hereto by written notice in accordance with this Section 12(b) for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., local time, on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
(c)Force Majeure. Provider shall be excused from performance under this Agreement to the extent any force majeure, including but not limited to disaster, hurricane, fire, war, civil commotion, strike, labor shortage, slowdown or the unavailability of labor, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of Provider occurs and hinders, limits or makes impracticable the performance by Provider of any of its obligations under this Agreement. In any such event, Provider’s obligations under this Agreement shall be postponed for such time as their performance is suspended or delayed on account thereof. Provider shall notify Recipient, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Provider shall use commercially reasonable efforts to resume their performance with the least practicable delay.

(d)Amendment; Waivers, Etc. No amendment, supplement, modification or discharge of this Agreement or any schedule hereto shall be valid or binding unless set forth in writing and duly executed by each of the Parties hereto, and no waiver of any provision hereunder or thereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and, except as expressly set forth herein, none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

(e)Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Party, except that Recipient shall have the right to (i) assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates, provided that such Affiliates are, direct or indirect, wholly owned Subsidiaries of Recipient, (ii) collaterally assign in whole or in part, this Agreement, and its rights hereunder, as security to one or more lenders or purchasers of debt securities, and (iii) from and after the Closing, assign its rights and obligations hereunder to a third party in connection with a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all or any material portion of the Business.

(f)Other Definitions; Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any statute shall be deemed to refer to such statute as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars unless a different currency is specifically stated. All references to any time herein shall refer to Eastern Time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent “ shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)Entire Agreement. This Agreement (including the schedules hereto) and the Purchase Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the Parties with respect to the subject matter hereof.

(h)Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

(i)Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 10(c), which is intended to benefit, and to be enforceable by, the Parties specified therein, this Agreement, together with the schedules hereto are not intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CUSTOM SENSORS & TECHNOLOGIES LTD
By:
Name:
Title:

SENSATA TECHNOLOGIES HOLDING N.V.
By:
Name:
Title:

Schedule A
Transition Services5
____________________
5 Note to Draft: The “Reverse TSA” Schedule will be used for “Reverse TSA.”

Exhibit E
Form of Reverse Transition Services Agreement

[Please refer to the footnotes describing terms of
Reverse Transition Services Agreement included on the form of
Transition Services Agreement attached as Exhibit D]

E-1

Exhibit F
CHINA BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS CHINA BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is made as of [•] (the “Closing Date”) by and between [Custom Sensors & Technologies (Huizhou) Limited (科施传感科技 (惠州) 有限公司), a wholly-foreign-owned enterprise organized under the laws of the PRC (the “China Asset Seller”)], and [•], a wholly-foreign-owned enterprise organized under the laws of the PRC (the “China Asset Buyer”).
WHEREAS, the China Asset Seller, Sensata Technologies Holding N.V., a corporation organized under the laws of the Netherlands that [directly/indirectly] wholly owns the China Asset Buyer (the “Parent”) and certain other parties named therein entered into that certain Stock and Asset Purchase Agreement, dated as of [•], 2015 (the “Purchase Agreement”);
WHEREAS, the Parent has assigned all of its rights and obligations with respect to the China Assets and China Liabilities under the Purchase Agreement to the China Asset Buyer purchase to Section 10.5 of the Purchase Agreement; and
WHEREAS, in connection with the Purchase Agreement, the China Asset Seller desires (i) to sell, transfer, assign, convey and deliver to the China Asset Buyer all right, title and interest that the China Asset Seller possesses in and to all of the China Assets (as defined in the Purchase Agreement and described in Exhibit A) and (ii) to assign, transfer and delegate all of the China Liabilities (as defined in the Purchase Agreement and described in Exhibit B) to the China Asset Buyer.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Purchase Agreement, the China Asset Seller and the China Asset Buyer agree as follows:
1.Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings assigned to such terms in the Purchase Agreement.
2.Sale and Assignment. Subject to and in accordance with the terms of this Bill of Sale and the Purchase Agreement, the China Asset Seller (i) hereby sells, transfers, assigns, conveys and delivers to the China Asset Buyer and its successors and assigns, at and as of the Closing Date, all right, title and interest that the China Asset Seller possesses in and to all of the China Assets, free and clear of all Liens other than Permitted Liens, and (ii) hereby assigns, transfers and delegates all of the China Liabilities to the China Asset Buyer.

3.Purchase and Assumption. Subject to and in accordance with the terms of this Bill of Sale and the Purchase Agreement, the China Asset Buyer (i) hereby purchases, accepts and acquires from the China Asset Seller such China Assets at and as of the Closing Date, and (ii) hereby assumes and agrees to pay, discharge and perform when due, as applicable, such China Liabilities.

4.Limitation on Assignment of China Assets. Notwithstanding anything in this Bill of Sale to the contrary, this Bill of Sale shall not constitute an agreement to assign or convey any such Assets or any right thereunder if an attempted assignment or conveyance, without the consent of, or other action (including any filing, registration or approval procedure with respect to such assignment or conveyance) (collectively, the “Consent and Action”) by, any person or entity, would constitute a breach of any applicable legal or contractual restriction upon such assignment or conveyance and such Consent and Action has not been obtained or completed on or prior to the date hereof (collectively, the “Non-Assignable Assets”). The China Asset Buyer and the China Asset Seller shall take such actions with respect to the Non-Assignable Assets as are reasonably necessary to obtain or complete such Consent and Action. With respect to each Non-Assignable Asset, (i) if such Consent and Action is obtained or completed, such Non-Assignable Asset shall be deemed to have been automatically assigned and transferred to the China Asset Buyer as of the date hereof on the terms set forth in this Bill of Sale and without the requirement of any further action by any other person or entity and (ii) if such Consent or Action is not obtained or completed, (1) the China Asset Seller shall retain legal ownership of such Non-Assignable Asset solely as nominee and agent for the China Asset Buyer, (2) the China Asset Buyer shall be the beneficial owner of such Non-Assignable Asset for all legal and tax purposes and shall be entitled to receive all of the benefits under such Non-Assignable Asset and shall comply with all applicable covenants and obligations with respect to such Non-Assignable Asset, including the payment of any costs or expenses in connection therewith, and (3) neither the China Asset Seller nor the China Asset Buyer shall take any position to the contrary, in each case, until such time as the Non-Assignable Asset is acquired by the China Asset Buyer.

5.Purchase Price. In consideration for the sale of the China Assets, the China Asset Buyer shall (i) pay to the China Asset Seller the sum of [•] and (ii) assume the China Liabilities pursuant to this Bill of Sale.

6.Representations and Warranties. This Bill of Sale is being delivered pursuant to the Purchase Agreement and is not intended to create any representation or warranty inconsistent with, in addition to, or extending beyond the term of, those contained in the Purchase Agreement. Nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, expand, exceed or enlarge or reduce or in any way affect the provisions, including the warranties, covenants, agreements, conditions, or in general, any rights, remedies or obligations of the China Asset Seller or the China Asset Buyer set forth in the Purchase Agreement. In the event of any conflict, inconsistency or ambiguity between the provisions of this Bill of Sale and the Purchase Agreement, the provisions of the Purchase Agreement shall govern and prevail, and any such provision in this Bill of Sale shall be deemed to be amended to the extent necessary to eliminate any such conflict, inconsistency, ambiguity or difference.

7.Further Assurances. Each party agrees, upon the reasonable request of the other party hereto, it will execute and deliver, without any additional consideration, but otherwise at no cost to such party, any other documents or instruments of any kind or character and to perform any acts that may be reasonably necessary or desirable to properly carry out the terms and provisions of this Bill of Sale.

8.Amendment; Waivers. No amendment, supplement, modification or discharge of this Bill of Sale or any exhibit hereto shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto, and no waiver of any provision hereunder or thereunder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Bill of Sale, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Bill of Sale or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9.Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Bill of Sale is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

10. Successors and Assigns. This Bill of Sale shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

11. Applicable Law. THIS BILL OF SALE SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS.

12. Counterparts. This Bill of Sale may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

13. Language. This Bill of Sale in the English language will be the definitive and controlling text, notwithstanding any translation into another language.
[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale and Assignment and Assumption Agreement as of the date first above set forth.

Custom Sensors & Technologies (Huizhou) Limited

By: ____________________________________
Name: [Claude Eugene Maison]
Title: [Legal Representative]

[•]

By: ____________________________________
Name: [•]
Title: [•]

Exhibit A
CHINA ASSETS

Exhibit B
CHINA LIABILITIES

Exhibit G
EXTRACTION NOTES
TERM SHEET

The following terms will be determined on a market, arms-length basis, with the final form of the Extraction Notes documentation subject to the review, comment and approval by Buyer (not to be unreasonably withheld, conditioned or delayed).

Term	Description
Parties	_______________ (“Obligor”) and _______________(“Obligee”)
Amount	Fair market value of entities whose stock is being transferred, which fair market value shall be determined by PwC
Interest Rate	[Applicable Federal Rate (AFR)]
Duration / Maturity	[One year or less]
Currency	[U.S. Dollar ($)]
Interest Payment Period	[Quarterly/Semiannually/Annually]
Form of Payment	Cash
Prepayment	Prepayable by Obligor with no penalty or fee

G-1

Exhibit H
FORM OF
SUBCONTRACT AGREEMENT

This SUBCONTRACT AGREEMENT (“Subcontract Agreement”) is made and entered into as of the ____ day of _____ __, 201_, by and among BEI Sensors & Systems Company, Inc. a Delaware corporation (“Prime Contractor”), [SDI NewCo], a Delaware [corporation] (“Subcontractor”) and Custom Sensors & Technologies Ltd., a private limited company organized under the laws of England and Wales (“US Seller”) as financial guarantor of Subcontractor. Capitalized terms used, but not defined, herein shall have the meaning given to them in the Stock and Asset Purchase Agreement (as defined below).

RECITALS

A.    Prime Contractor has entered into certain Government Contracts with the United States Government listed on Exhibit A (the “Subject Contracts”).

B.    US Seller, Crouzet Automatismes S.A.S., a Société par Actions Simplifiée organized under the laws of France (“French Seller”), Custom Sensors & Technologies (Huizhou) Limited, a corporation organized under the laws of China (“China Asset Seller”; and together with US Seller and French Seller, “Sellers”), and and Sensata Technologies Holding N.V., a corporation organized under the laws of the Netherlands (“Buyer”) have entered into a Stock and Asset Purchase Agreement, dated as of July 30, 2015 (the “Stock and Asset Purchase Agreement”) whereby Buyer will purchase Prime Contractor from Sellers.

C.    As a result of the Pre-Closing Restructuring (and, for the avoidance of doubt, subject to and in accordance to the terms of the Stock and Asset Purchase Agreement), prior to the Closing Date the assets and certain Excluded Employees required by the Prime Contractor to perform the Subject Contracts will be transferred to Subcontractor as part of the Retained US Businesses.

D.    Subcontractor and Prime Contractor intend to enter into a customary Novation Agreement (as defined below) which, upon the approval and acceptance of the United States Government, will transfer and assign the Subject Contracts to Subcontractor.

E.    Pending acceptance of the aforementioned Novation Agreement by the United States Government, Subcontractor and Prime Contractor desire to enter into this Subcontract Agreement whereby Subcontractor will perform the Subject Contracts, to the same extent as if the Subject Contracts had already been novated, on a basis as provided in the Stock and Asset Purchase Agreement and this Subcontract Agreement.

AGREEMENT

In consideration of the mutual covenants contained herein and in the Stock and Asset Purchase Agreement, Prime Contractor and Subcontractor agree as follows:

ARTICLE I.
PURPOSE OF SUBCONTRACT

Prime Contractor hereby subcontracts to Subcontractor, and Subcontractor agrees to provide, any and all goods, equipment and services required or agreed to be provided by Prime Contractor under each Subject Contract, including any and all amendments, options, modifications, and purchase orders thereunder executed prior to the Closing Date or on or after the Closing Date in accordance with Article IV hereof (collectively, the “Subcontractor Services”).

Each of Prime Contractor and Subcontractor acknowledge and agree that the intent of this Subcontract Agreement is to provide to Subcontractor, to the fullest extent permissible under each Subject Contract and applicable Law, the economic and operational benefits and burdens as though the parties shall have received the necessary consent to assignment or novation of each such Subject Contracts. In furtherance of the foregoing, Subcontractor acknowledges and agrees that all Losses incurred by Prime Contractor under this Subcontract Agreement or any Subject Contract constitute indemnifiable Losses pursuant to Section 8.2(e) of the Stock and Asset Purchase Agreement.

Except for (x) a reorganization or change of corporate form that would not have a material adverse effect on the ability of Subcontractor to receive the economic benefits and burdens of the applicable Subject Contract or to novate any Subject Contract, or (y) any failure resulting from, arising out of or relating to a breach or inaccuracy of any representation or covenant provided by Sellers under the Stock and Asset Purchase Agreement, Prime Contractor shall remain a valid and existing corporation duly organized under applicable Law until the 18 month anniversary of the Closing Date.

ARTICLE II.
TERM

The term of this Subcontract Agreement is from the date of execution of this Subcontract Agreement until all of the Subject Contracts covered by this Subcontract Agreement have been (1) duly assigned and/or novated to Subcontractor, (2) fully performed by Subcontractor, (3) replaced by a successor contract between Subcontractor and the applicable Governmental Authority, or (4) terminated in accordance with its terms; provided, however, that the terms of this Subcontract Agreement will terminate with respect to any specific Subject Contract covered by this Subcontract Agreement on the date on which such Subject Contract is (1) duly assigned to Subcontractor, and/or, if required by the applicable Governmental Authority, novated to Subcontractor, (2) fully performed by Subcontractor, (3) replaced by a successor contract between Subcontractor and the applicable Governmental Authority, or (4) terminates in accordance with its terms (the events contemplated by this provision, a “Partial Termination”).

ARTICLE III.
INCORPORATION AND STATEMENTS OF WORK

Any reference to the Subject Contracts in this agreement shall be deemed to include (but not be limited to) any of the contracts and modifications, statements of work, delivery orders, supplements, schedules, amendments, and change orders issued and to be issued by the United States Government, each of which have become effective prior to the date hereof (or are approved by Subcontractor under Article IV), listed in Exhibit A and hereby incorporated by reference herein.

Once made part of this Subcontract Agreement, any reference in such Subject Contracts to the “Government” or the “Contracting Officer” will mean Prime Contractor, and any reference to the “Seller” or “Contractor” will mean Subcontractor, except “Government” and “Contracting Officer” do not change (i) in the phrase “Government Property,” “Government Owned Property,” “Government Equipment,” and “Government Owned Equipment;” (ii) when a right, act, authorization, or obligation can be granted or performed only by the Government or the Contracting Officer or his duly appointed representative; (iii) except as otherwise provided in the Stock and Asset Purchase Agreement or this Subcontract Agreement, when access to Prime Contractor’s proprietary financial information or other proprietary data is required by the Government; (iv) when title to property is to be transferred directly to the Government; and (v) when rights to Intellectual Property are to be granted to the Government. With respect to these incorporated clauses, the parties agree that said clauses are not subject to literal interpretation if such interpretation is inconsistent with the prime/subcontractor relationship as specified by provisions that have been included specifically in this Subcontract Agreement or the Stock and Asset Purchase Agreement.

ARTICLE IV.
RELATIONSHIP OF PARTIES
PRIOR TO ASSIGNMENT/NOVATION

With respect to any Subject Contracts covered by this Subcontract Agreement that have not been assigned or novated to Subcontractor prior to the date of execution of this Subcontract Agreement, until the obligation in respect of such Subject Contract is terminated in accordance with Article II, Prime Contractor and Subcontractor will take such actions as are reasonably necessary to relieve Prime Contractor of any and all liability with respect to, and provide Subcontractor with, to the fullest extent permissible under each Subject Contract and applicable Law, the economic and operational benefits and burdens as though the parties shall have received the necessary consent to assignment or novation of each such Subject Contract. Notwithstanding the foregoing, except for (x) the Prime Contractor’s obligations to cooperate with the novation of the Prime Contracts as provided hereunder and (ii) routine administration of the Subject Contracts including, without limitation, (w) the submission of invoices in respect of the Subject Contracts, (x) the collection of amounts due thereunder, (y) the remittance of such amounts to the Subcontractor and (z) the submission of certifications, correspondence and other paperwork prepared by Subcontractor to the Contracting Officer or other third parties in connection with the Subject Contracts in the ordinary course of business, Prime Contractor shall not be required to take any action requested by Subcontractor with respect the performance of its obligations hereunder, the performance of which would interfere with the Business in any material respect.
In furtherance of the foregoing, Prime Contractor agrees that until the Partial Termination expiration of a Subject Contract, (1) any correspondence, invoices, or other written submissions, including bids or proposals for new or additional work, requests for equitable adjustments, claims, contract modifications, and requests for final decisions in connection with the Subject Contracts will be prepared by Subcontractor in the name of Prime Contractor and coordinated with and submitted for approval, and certification if appropriate, of Prime Contractor (which approval and certification may not be unreasonably withheld, delayed or conditioned), signed or certified promptly by Prime Contractor, if approved, and submitted by Prime Contractor (at Subcontractor’s expense) to the United States Government; (2) Prime Contractor shall not agree to any bilateral modification to the Subject Contracts or waiver of any of Subcontractor’s rights under the Subject Contracts without the prior written consent of Subcontractor (which consent may not be unreasonably withheld, delayed or conditioned); (3) Prime Contractor shall maintain (at Subcontractor’s expense) an active registration in the System for Award Management (“SAM”) located at www.sam.gov; and (4) any correspondence, proposed amendment or modification, claim, cure notice, notice of default, or other written communication received by Prime Contractor in connection with the Subject Contracts will promptly be forwarded by Prime Contractor to Subcontractor.

ARTICLE V.
INDEPENDENT CONTRACTOR

Prime Contractor and Subcontractor shall perform their obligations hereunder at all times as independent contractors and personnel shall not be considered or represented as employees or agents of the other party. Each party shall be solely responsible for (1) management and control of its personnel, (2) without limiting Subcontractor’s other obligations hereunder (or the intent of the parties to pass on the burden of the Subject Contract to the Subcontractor), making the actual payment of compensation owed to its personnel, including payment (if applicable) of employment‑related taxes, benefits, and worker’s compensation insurance, (3) the filing of all required employment returns and reports, and (4) the withholding and/or paying of all applicable federal, state, provincial and/or local taxes and other assessments based on wages or employment, including but not limited to income taxes, social security taxes, and unemployment insurance premiums for its personnel; provided, however, that nothing in this clause shall be construed to alter in any respect the obligations or arrangements undertaken by the parties in the Stock and Asset Purchase Agreement.

ARTICLE VI.
PAYMENT

Prime Contractor shall, as promptly as reasonably practicable following receipt thereof, pay over to Subcontractor all proceeds received by Prime Contractor under each such Subject Contract, fee or other adjustment, net of any out of pocket costs and expenses incurred by

Prime Contractor in connection with any Subject Contract or this Subcontract Agreement. Subcontractor shall have the right, upon reasonable request, with reasonable advance notice and during reasonable business hours, to review documents and other information evidencing the costs and expenses incurred by Prime Contractor and deducted from such payments.

ARTICLE VII.
GOVERNMENT CONTRACT CLAIMS

The Parties agree that Prime Contractor will reasonably cooperate with Subcontractor in preserving any claim as defined under FAR 33.001 the Prime Contractor may have against the United States Government which arises under or is related to the Subject Contracts. However, Prime Contractor shall have no obligation to submit the appeal of any claim to a Board of Contract Appeals or to the Court of Federal Claims under the “Disputes” clause of any Subject Contract, nor shall Prime Contractor have any obligation to pursue any other form of litigation against the United States Government or any other person during the term of this Subcontract Agreement. Subcontractor may freely pursue any and all such litigation upon the execution of the Novation Agreements by the United States Government.
ARTICLE VIII.
NOVATION OF SUBJECT CONTRACTS
Within ten (10) Days following the Pre-Closing Restructuring, Subcontractor shall prepare, and Prime Contractor shall, in accordance with and to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12 or applicable Law, and in consultation with Subcontractor and at Subcontractor’s expense, submit in writing to the responsible government contracting officer(s) a request that the government (A) recognize Subcontractor (instead of Prime Contractor) as the prime contractor party to the Subject Contracts and (B) if required, enter into a novation agreement (the “Novation Agreement”) in substantially the form contemplated by such regulations.

Subcontractor shall use reasonable best efforts (and Prime Contractor shall reasonably cooperate in connection therewith) in order to (A) promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement, including responding to requests for information by any applicable Governmental Authority and (B) provide all reasonable information and take all other actions reasonably necessary to obtain, execute and consummate such Novation Agreement (subject to confidential treatment with respect to any information provided to the extent reasonably requested by the party providing such information).

Subcontractor and US Seller shall provide all assurances reasonably requested or required by the United States Government including without limitation any financial guarantees in connection with the novation of the Subject Contracts.

Upon the request of Prime Contractor, Subcontractor shall provide Prime Contractor updates on the status of the Novation Agreement for each of the Subject Contracts including any correspondence from the United States Government regarding the timing of the completion of the Novation Agreements as well as the Subcontractor’s estimate of the date of completion of the novations for each Subject Contract.

ARTICLE IX.
MISCELLANEOUS
A.    Severability. If any provision of this Subcontract Agreement shall to any extent be invalid or unenforceable, the remainder of this Subcontract Agreement (or the application of such provisions to Persons or circumstances other than those in respect to which it is invalid or unenforceable) shall not be affected thereby, and each provision of this Subcontract Agreement, unless specifically conditioned upon such invalid or unenforceable provision, shall be valid and enforceable to the fullest extent permitted by applicable Law.

B.    Notices. All notices required or permitted hereunder shall be deemed to have been given if hand delivered or mailed in any United States post office by certified or registered mail, postage prepaid, addressed to Prime Contractor or Subcontractor at the following addresses or to such other addresses as the parties may designate in writing from time to time and shall be effective upon receipt or refusal of receipt:

If to Prime Contractor:
[Insert contact information]

If to Subcontractor:
[Insert contact information]

If to US Seller:
[Insert contact information]

C.    Assignment and Successors. This Subcontract Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Prime Contractor and Subcontractor, such consent not to be unreasonably withheld, delayed or denied, to the extent such Subcontract is assigned to any successor in interest to the business of Subcontractor. This Subcontract Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns to the extent permitted by the Stock and Asset Purchase Agreement.

D.    Amendment. This Subcontract Agreement will not be deemed or construed to be modified, amended, rescinded, canceled or waived in whole or in part except by written amendment that refers specifically to the section(s) of this Subcontract Agreement to be modified, amended, canceled, or waived and that is signed by the parties hereto and, to the extent necessary, approved by the United States Government.

E.    Impact on Stock and Asset Purchase Agreement. Neither this Subcontract Agreement nor any provision herein, nor any subsequently executed novation or assignment agreement shall be interpreted or construed to supersede, modify, qualify or condition in any way or manner the Stock and Asset Purchase Agreement or any agreement, covenant, commitment, undertaking, representation, warranty or other provision set forth therein. Unless otherwise indicated, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Stock and Asset Purchase Agreement.

F.    Representation of Parties. Each party to this Subcontract Agreement represents and warrants to the other party that (a) this Subcontract Agreement constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms and (b) the execution, delivery and performance of this Subcontract Agreement by such party will not violate any of its organizational documents or any agreement, judgment, order, decree, or other obligation or legal requirement to which such party is subject or by which it is bound.

G.    Injunctive Relief and Governing Law. The parties hereto agree that a breach of any of the terms, conditions, or other obligations under this Subcontract Agreement may result in irreparable harm to the non-breaching party. Therefore, the failure on the part of any party hereto to perform all of the terms, conditions, and obligations established by this Subcontract Agreement shall give rise to a right in the non-breaching party to seek enforcement of this Subcontract Agreement in a court of equity by a decree of specific performance or injunction. Except as otherwise provided herein, this remedy shall be cumulative and in addition to any other remedy the parties may have. This Subcontract Agreement shall in all respects be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to its conflicts of laws principles except to the extent of provisions included herein by virtue of the requirements applicable to United States Government procurement, which provisions shall be construed and interpreted according to federal Law, including the federal common Law of United States Government contracts as enunciated and applied by federal judicial bodies, boards of contract appeals and quasi-judicial agencies of the United States Government. Each of the parties hereby irrevocably and unconditionally submits to the jurisdiction of the Federal court of the United States District Court for the Southern District of New York or, to the extent such court does not have jurisdiction under applicable law, the Supreme Court of the State of New York, County of New York (and appellate courts thereof) and irrevocably agrees that all actions, suits or other proceedings arising out of or related to this Subcontract Agreement or the other documents contemplated hereby, the transactions contemplated hereby and thereby, or the enforcement of any provision hereof or thereof, shall be litigated exclusively in such courts. Each of the parties agrees not to commence any such actions, suits or other proceedings except in such courts. Each of the parties irrevocably waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

I.    Counterparts. This Subcontract Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. This Subcontract Agreement may be delivered by facsimile or electronic transmission and such facsimile or electronic transmission shall be valid and binding to the same extent as if it was an original.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Subcontract Agreement to be executed for its benefit by its officers thereto duly authorized, all as of the date first written above.

PRIME CONTRACTOR: By: _________________________________ Name: Title:	SUBCONTRACTOR: By:______________________________ Name: Title:

US SELLER: By:______________________________ Name: Title:

Exhibit I
TAX CONSOLIDATION EXIT AGREEMENT

This TAX CONSOLIDATION EXIT AGREEMENT (the “Agreement”) is entered into as of [ ˜ ], 2015 by and among Custom Sensors & Technology, a Société par Actions Simplifiée organized under the laws of France and registered with the trade and companies register of Paris under number 800 678 427 (“Parent”), BEI SENSORS, a Société par Actions Simplifiée organized under the laws of France and registered with the trade and companies register of Strasbourg under number 419 890 728 (“BEI France”), [ ˜ ], a company organized under the laws of [ ˜ ] (“French Buyer”), and Crouzet Automatismes, a Société par Actions Simplifiée organized under the laws of France and registered with the trade and companies register of Romans under number 663 820 413 (“Crouzet”). Parent, French Buyer, Crouzet and BEI France are referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, Parent owns, indirectly through Crouzet, all of the issued and outstanding shares of BEI France;

WHEREAS, with effect as from November 1, 2014, BEI France has been included in a tax consolidated group headed by Parent in accordance with the provisions of Article 223 A et seq. of the French Tax Code (the “French Tax Group”), pursuant to which Parent is liable for French Income Tax on the consolidated taxable result of the French Tax Group;

WHEREAS, BEI France entered into that certain tax consolidation agreement dated December 12, 2014 with Parent to define the financial arrangements with respect to the contributions of BEI France to the French Income Tax liabilities of the French Tax Group (the “Tax Consolidation Agreement”);

WHEREAS, pursuant to the Tax Consolidation Agreement, BEI France is liable to Parent of an amount equivalent to the amount of the French Income Tax it would have been subject to if it had been taxed on a standalone basis instead of being member of the French Tax Group for such tax periods in which BEI France was a member of the French Tax Group;

WHEREAS, pursuant to a Stock and Asset Purchase Agreement (the “Purchase Agreement”), dated as of [ ˜ ], 2015, Crouzet (the “French Seller” under the Purchase Agreement) will, on the Closing Date, sell to the French Buyer (a permitted assignee of “Buyer” under the Purchase Agreement) all of the issued and outstanding shares of BEI France;

WHEREAS, as a result of the completion of the transactions contemplated in the Purchase Agreement, BEI France will leave the French Tax Group with effect as of January 1, [2015/20161]

WHEREAS, the Purchase Agreement provides for the execution and delivery of this Agreement on the Closing Date, this Agreement being concluded subject to the consummation of French Buyer’s purchase of all of the issued and outstanding shares of BEI France from Crouzet under the Purchase Agreement;

WHEREAS, the Parties have discussed the consequences of BEI France leaving the French Tax Group with effect as of January 1, [2015/2016] in accordance with the Purchase Agreement and in light of the corporate interest of each Party and the applicable French tax legislation, as construed by French Courts and guidelines released by the French tax authorities.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions and Interpretation

Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as set forth in the Purchase Agreement.

2.	Termination of the Tax Consolidation Agreement

The Tax Consolidation Agreement is terminated in all respects as it relates to the French Income Tax relationships between Parent and the French Tax Group, on the one hand, and BEI France, on the other hand, with effect as of the date hereof. This Agreement shall supersede the Tax Consolidation Agreement and any such other agreements related to the French Tax Group with respect to BEI France as from the date hereof.

3.	Tax Consequences of the Leaving of the French Tax Group by BEI France

Without prejudice to the provisions of Section 4 (Tax Attributes) below, Parent will bear all Taxes and other financial consequences relating to any add-backs to the taxable income of the French Tax Group resulting from the leaving by BEI France of the French Tax Group, which encompass any add-backs provided for by Articles 223 F, 223 R and 223 S of the French Tax Code and, as the case may be, any penalties and interest for late payment incurred in connection with such add-backs.

_________________
1 January 1, 2015 or January 1, 2016 depending upon whether the transfer of the BEI France shares takes place in 2015 or 2016

4.	Tax Attributes

As previously agreed between the Parties under Section 10 of the Tax Consolidation Agreement, BEI France will not be entitled to any indemnification for any tax attributes (such as tax losses, deferred financial expenses or tax credits, if any, generated during the Tax Consolidation Period) which are surrendered to Parent pursuant to the relevant provisions of the French Tax Code and which Parent will legally retain.

5.	French Income Tax installments for the Closing Year

(a)Pursuant to Article 223 N-2 of the French Tax Code, Parent will pay on behalf of BEI France to the French public treasury all the French Income Tax installments (acomptes) of BEI France in respect of the twelve-month period starting as from January 1, [2015/2016]. BEI France will pay in advance to Parent the amount of all such installments at least five (5) Business Days before their due date to the French public Treasury.

(b)The aggregate amount of French Income Tax installments required to be paid in respect of the period from January 1, [2015/2016] to the Closing Date will however become due to the French public treasury on the Closing Date, as a result of the Closing. They will be paid by Parent no later than on the payment date of the first installment falling due after the Closing Date in accordance with French administrative guidelines (Bofip-Impôts BOI-IS-GPE-30-30-10-20130611, paragraph 330). The amount to be paid by BEI France to Parent pursuant to Section 5 § (a) above will be decreased by the amount of the French Income Tax installments that have already been paid by BEI France before the Closing Date pursuant to Section 4 of the Tax Consolidation Agreement.

(c)The French Income Tax installments to be paid by Parent on behalf of BEI France pursuant to Article 223 N-2 of the French Tax Code shall be computed in accordance with Article 1668 § 1 of the French Tax Code and, as a matter of principle, on the basis of the taxable result of BEI France for the last fiscal year preceding the Closing Year, as shown on form 2058-A of its French corporation tax return. BEI France shall provide Parent with the relevant items for the computation of the amount of each French Income Tax installments by no later than ten (10) business days before such installements are due.

(d)Any late payment by BEI France of the amounts due pursuant to this Agreement will give rise to the payment by BEI France of an interest computed at the regulatory late payment interest rate (taux d’intérêt légal) provided for by Article L313-2 of the French monetary and Financial code (Code monétaire et financier) applicable on the date on which the related payment was due.

If, by reason of any insufficiency or late payment by BEI France, Parent is held liable for late-payment interest, penalties or additional French Income Tax which total amount exceeds the Interest, BEI France shall pay to Parent all such interest, penalties or additional French Income Tax due by Parent in respect of such insufficiency or delay, in addition to the Interest.

6.	Tax Audits and Tax Reassessments

(a)The conduct of any tax audit of BEI France by the French tax authorities for a tax period of the French Tax Group during which it was a member of the French Tax Group relating to French Income Taxes for which Sellers may be responsible pursuant to the Purchase Agreement (including pursuant to [Article 8] thereof) will be governed by the provisions of Section 5.3 (Tax Contest) of the Purchase Agreement.

(b)Any French Income Tax reassessment of BEI France for a tax period of the French Tax Group during which it was a member of the French Tax Group that is paid or payable by Parent will result in BEI France being reinvoiced by Parent for the corresponding reassessed French Income Tax, penalties and interest for late payment that would have been borne by BEI France in the absence of tax consolidation under French Tax Law.
The corresponding payment by BEI France will take place:

(i)
for French Income Tax reassessments which would not entail an effective payment of French Income Tax, penalties and/or interest for late payment by Parent on behalf of BEI France, by no later than twenty (20) days from the decision which makes the reassessments final; or

(ii)
for French Income Tax reassessments which would entail an actual payment of French Income Tax, interest for late payment and/or penalties by BEI France, by no later than twenty (20) days following the later of (x) receipt of the tax bill for the corresponding French Income Tax and (y) the date on which such French Income Tax, interest for late payment and/or penalties become due and payable should a deferral of payment be obtained from the Tax authorities in accordance with Article L 277 of the Book of Fiscal Procedures (Livre des Procédures Fiscales) or any similar provisions.

7.	Miscellaneous

Tax matters relating to the tax periods of the French Tax Group during which BEI France was member of the French Tax Group and which are not addressed in this Agreement will be governed by the relevant provisions of the Purchase Agreement. In case of a contradiction or inconsistency between this Agreement and the Purchase Agreement, the provisions of the Purchase Agreement will prevail.

8.	Substitution - Assignment

The provisions of this Agreement shall inure to the benefit of, and be binding upon, any successors, assigns and heirs of the Parties hereto.

The rights and obligations of Parent and BEI France hereunder may not be assigned, pledged or otherwise transferred without the prior written consent of, respectively, BEI France or Parent, except that French Buyer shall have the right to assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates, provided that such Affiliates are, direct or indirect, wholly owned Subsidiaries of “Buyer” as defined in the Purchase Agreement.

9.	Governing Law - Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of France. Any and all disputes arising out of, relating to or in connection with this Agreement shall be brought before the territorially competent French commercial court.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

In five (5) originals.

CROUZET AUTOMATISMES S.A.S.

By: ___________________________
      Name:
      Title: Président

BEI SENSORS S.A.S.

By: ___________________________
      Name:
      Title: Président

Custom Sensors & Technology

By: ___________________________
      Name:
      Title: Président

[FRENCH BUYER]

By: ___________________________
      Name:
      Title: Président

Exhibit J

Term Sheets for Proposed Trademark License Agreements

CROUZET TRADEMARK LICENSE TERM SHEET

Licensor:	Crouzet Automotive SAS (or such other member of the Seller Group as has the rights to the applicable marks in the applicable jurisdictions)
Licensee:	The Crydom SSR business of CST, including Crydom, Inc.
Licensed Trademarks:
“CROUZET” family of marks worldwide used by Licensee prior to the date hereof (and any successor mark developed by Licensor or its Affiliates to replace such mark in its business during the term hereof).

License Grant / Scope:
Subject to the terms and conditions set forth herein and to be set forth in a definitive document to be executed substantially simultaneously with the Closing:
Licensor will grant to Licensee a non-exclusive, worldwide right and license to use the Licensed Trademarks upon or in connection with such solid state relays and contactors included in the Business Products that it is selling under the Licensed Trademarks (as of the Closing Date), including subsequent generations of such currently branded products. Such license shall be fully paid-up and royalty-free in the initial three year term. With the consent of Licensor (such consent not to be unreasonably withheld, delayed or denied), the Licensed Trademarks may be used in conjunction with any other trademark used by CRYDOM
Licensor will covenant not to license the Licensed Trademarks to any other person for use in the manufacture, marketing or sale of solid state relays or contactors (other than for aerospace/defense applications to the extent permitted under the noncompetition covenant in Section 4.11 of Stock and Asset Purchase Agreement).

Limitations:
The Licensed Trademarks may only be used in the form and manner of appearance in which the Licensed Trademarks have been used immediately prior to the signing of the Purchase Agreement and/or the Closing, subject to reasonable quality control by Licensor.

Term:
Unless otherwise terminated by Licensor in accordance with the terms of the license for default or non-use (subject to customary notice and cure periods), the license shall become effective upon the Closing Date and shall continue in full force and effect until the date that is 3 years from the Closing Date. Licensee shall have an option to extend the term for two additional one year terms in which event a royalty shall be paid in the amount of $125,000 per year payable quarterly in advance.

Use of Licensed Trademarks and Quality Control:	Licensee's use of the Licensed Trademarks upon or in connection with products shall be subject to customary use, disambiguation and quality control restrictions.
Maintenance of Licensed Trademarks:	Subject to customary exceptions, Licensor shall be solely responsible, at its expense and in its sole discretion, for maintaining registrations of the Licensed Trademarks.
Enforcement of Licensed Trademarks:
Each party shall promptly notify the other if it becomes aware of any third party infringement of, or invalidity allegations relating to, any of the Licensed Trademarks.
Licensor shall have the sole right, but not the obligation, to elect to bring an action or enter into settlement discussions relating to any such third party infringement or invalidity allegations.

Sublicensing / Assignment:
The license shall be sublicensable by Licensee to its affiliates and distributors. Any such sublicense must (i) be in writing, (ii) include provisions at least as protective of Licensor as the provisions of the license, and (iii) include Licensor as a third party beneficiary with the right to enforce the terms of such sublicense.
The license shall only be transferable or assignable by Licensee without consent to a third-party acquiror in connection with an acquisition of substantially all of the assets of the business of Licensee to which this License pertains (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise).

Indemnification:	Each party will provide customary indemnification of third party claims to the other party with respect to the other party’s use of the Licensed Trademarks.
Governing Law:	The license shall be governed by the laws of New York.

BEI FORMATIVE TRADEMARK LICENSE TERM SHEET

Licensor:	BEI Sensors and Systems Company Inc.
Licensee:	BEI Precision Systems and Space Company
Licensed Trademarks:
“BEI” as a portion of the marks: “BEI Precision Systems & Space Company”, “BEI PSSC”, “BEI PRECISION” and any other BEI formative trademarks used or held for use by Licensor or its Affiliates prior to Closing.

License Grant/Scope:
Subject to the terms and conditions set forth herein and to be set forth in a definitive document to be executed substantially simultaneously with the Closing:
Licensor will grant to Licensee a non-exclusive, fully paid-up, royalty-free, worldwide right and license to use the Licensed Trademarks:
(1) as part of its or its trade names or corporate names (including any and all uses incidental, related thereto or resulting therefrom);
(2) upon or in connection with Licensee’s or its Affiliates’ existing products and services (as of the Closing Date) and similar products and services within the same product family / service category as such existing products and services, but in any event, not for use in connection with the activities of the “Business” as defined in the Purchase Agreement (collectively, the “Licensee’s Field”); and
(3) as part of the domain name BEIPRECISION and for metatags and search engine result optimization purposes solely for use in the Licensee’s Field.

Term:
Unless otherwise terminated by Licensor in accordance with the terms of the license for default or non-use (subject to customary notice and cure periods), the license shall become effective upon the Closing Date and shall continue in full force and effect in perpetuity.

Use of Licensed Trademarks and Quality Control:	Licensee's use of the Licensed Trademarks upon or in connection with products shall be subject to customary use, disambiguation and quality control restrictions.
Maintenance of Licensed Trademarks:	Subject to customary exceptions, Licensor shall be solely responsible, at its expense and in its sole discretion, for maintaining registrations of the Licensed Trademarks.
Enforcement of Licensed Trademarks:
Each party shall promptly notify the other if it becomes aware of any third party infringement of, or invalidity allegations relating to, any of the Licensed Trademarks.
Licensor shall have the sole initial right, but not the obligation, to elect to bring an action or enter into settlement discussions relating to any such third party infringement or invalidity allegations.

Sublicensing / Assignment:
The license to use the Licensed Trademarks upon or in connection with products shall be sublicensable by Licensee to its distributors. Any such sublicense must (i) be in writing, (ii) include provisions at least as protective of Licensor as the provisions of the license, (iii) preclude the sublicensee from granting further sublicenses and (iv) include Licensor as a third party beneficiary with the right to enforce the terms of such sublicense.
The license shall only be transferable or assignable by Licensee without consent to a third-party acquiror in connection with an acquisition of Licensee (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise).

Indemnification:	Licensee shall provide customary indemnification of third party claims to Licensor (including for losses arising from Licensee’s breach of the license or Licensee’s use of the Licensed Trademarks).
Governing Law:	The license shall be governed by the laws of New York.

Exhibit K

European Offer Letter

SENSATA TECHNOLOGIES HOLDING N.V.
Kolthofsingel 8
7602 EM Almelo
The Netherlands

July 30, 2015

STRICTLY CONFIDENTIAL

To the attention of:

Crouzet Automatismes S.A.S.
2 rue du Docteur Abel
26000 Valence
FRANCE

Re: Binding Offer

Ladies and Gentlemen:

Sensata Technologies Holding N.V. (“Buyer”) is pleased to submit this binding and irrevocable offer (but, which, for the avoidance of doubt, is subject to the conditions set forth in the Purchase Agreement and the Closing occurring in connection therewith) (this “Offer” or the “Offer”) to Crouzet Automatismes S.A.S. (“French Seller”) to purchase and acquire the European Company Shares from French Seller for an aggregate purchase price of $43.0 million (subject to adjustment as provided in the Purchase Agreement (as defined below)), in each case, on the terms and subject to the conditions set forth in that certain Stock and Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), among Buyer, French Seller, Custom Sensors & Technologies Ltd. and Custom Sensors & Technologies (Huizhou) Limited. Capitalized terms used herein without definition shall have the meanings specified in the Purchase Agreement.

This Offer may be accepted by French Seller only after Completion (if ever) and thereafter, at any time prior to the earlier of (i) two (2) Business Days after Completion (as defined below), and (ii) the termination of the Purchase Agreement in accordance with its terms, by delivery of written notice to such effect by French Seller to Buyer (the “Offer Period”), which notice shall be valid, binding, irrevocable and fully effective upon delivery and, for the avoidance of doubt, shall not require any acceptance, agreement or other acknowledgement on behalf of Buyer (any such notice of acceptance, an “Acceptance Notice”). This Offer may not be revoked by the Buyer in any respect or for any reason prior to termination of this Offer.

1.	Consultation and Notification Processes.

a.Prior to acceptance of this Offer by French Seller, French Seller shall, and shall cause its applicable Subsidiaries to, comply with all applicable Laws regarding: (i) the information and/or consultation of the employee representative bodies/works councils (comités d'entreprise) (collectively, “Employee Representative Bodies”) and/or any other relevant employee representative body of the French Seller and BEI France (including, without limitation, such actions as necessary or desirable to enable the receipt by the French Seller, BEI France and any other applicable Persons of the opinion (avis) of the Employee Representative Bodies in connection with the applicable transactions contemplated by the Purchase Agreement), and (ii) the requirement to inform the applicable employees of BEI France of the proposed sale of BEI France/the French Shares in accordance with the provisions of French Law 2014-856 dated 31 July 2014 (Loi sur l’Economie Sociale et Solidaire), including, without limitation, delivery of notification letters to each of such employees informing them of their rights thereunder (collectively, the “Consultation and Notification Processes”). For the purposes hereof, “Completion” shall mean (x) the delivery to French Seller of executed minutes of the meetings of the Employee Representative Bodies or such other writing in a form reasonably acceptable to French Seller evidencing that such Employee Representative Bodies have delivered a final formal opinion in connection with the sale of European Company Shares (the “European Company Sale”) or are deemed to have delivered such opinion in accordance with Articles L. 2323-3, R. 2323-1 and R. 2323-1-1 of French labor code, and (y) the expiration or termination of all notification, waiting or similar periods, and the compliance with, and satisfaction of any other conditions or requirements under, applicable Law related to the information and/or consultation of the Employee Representative Bodies in connection with the transactions contemplated by this Offer.

b.French Seller agrees to use its reasonable best efforts (i) to have a first meeting of the Employee Representative Bodies initiate the Consultation and Notification Processes as soon as is reasonably practicable, but in any event on or before September 10, 2015, and (ii) to cause the Consultation and Notification Processes with each of the Employee Representative Bodies and the applicable employees to be completed as soon as possible after the date hereof. French Seller further undertakes to keep Buyer regularly informed of the status of such Consultation and Notification Processes and to promptly provide Buyer with a copy of duly executed minutes of the meetings of the relevant Employee Representative Bodies or such other writing evidencing that such Employee Representative Bodies have delivered or are deemed to have delivered a final formal opinion in connection with the European Company Sale (provided that the French Seller may redact any information that is not related to the sale of the European Company Shares contemplated by this Offer). French Seller agrees to keep Buyer reasonably apprised of the status and timing of any meeting with the Employee Representative Bodies and to provide Buyer reasonable advance written notice of any meetings with the Employee Representative Bodies that Buyer is required or requested (as described in further detail in the following sentence) to attend. By its execution hereof, Buyer agrees to cooperate and use its reasonable best efforts to assist French Seller in effecting and completing the Consultation and Notification Processes, including providing such information (subject to applicable confidentiality obligations and other legal constraints) to, and attending such meetings with, the applicable Employee Representative Bodies, in each case as may be required by applicable Law or as may be reasonably requested by French Seller or such Employee Representative Bodies or their respective agents or advisors in connection with the Consultation and Notification Processes. French Seller and Buyer shall each refrain from, and shall cause its respective Affiliates to refrain from, doing anything that is reasonably likely to prejudice the expeditious completion of the Consultation and Notification Processes. French Seller shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent, enter into any agreement or understanding with, or make any commitment to, the relevant Employee Representative Bodies or any employee that would impose any obligations on Buyer, its Affiliates or the Company Group (including with respect to the terms of employment and employment benefits granted to employees of the European Companies). The parties will consult with each other and will discuss and consider in good faith any issues and proposals in relation to the European Company Sale that may be raised by the Employee Representative Bodies as part of the Consultation and Notification Processes; provided that (i) without Buyer’s prior written consent (not to be unreasonably withheld, delayed or conditioned), French Seller shall not (and shall cause its Affiliates not to) enter into any material agreement or understanding with, or make any material commitment to, the Employee Representative Body as part of the Consultation and Notification Processes that would bind Buyer or impose any obligations on Buyer, the Companies or any Transferred Subsidiary (including the European Companies) after the Closing, and (ii) Buyer shall not be obliged to agree to any modification to this Offer, the Purchase Agreement or the transactions contemplated hereby and thereby.

2.Exclusivity. French Seller hereby agrees and confirms that it will, and will cause its Subsidiaries to, comply with the provisions of Section 4.12 (No Solicitation: Other Bidders) of the Purchase Agreement, which are hereby incorporated herein by reference and shall be deemed part of this Offer as though restated herein, mutatis mutandis; provided that, (i) for the purpose of this Section 2, the terms “Companies” and “Shares” used in Section 4.12 (No Solicitation: Other Bidders) of the Purchase Agreement shall be deemed to have the meanings assigned to such terms following acceptance of the Offer, and (ii) the term of such provisions shall be deemed to continue to apply to French Seller in respect of the European Companies until the earlier of (x) termination of the Purchase Agreement in accordance with its terms, and (y) the Final End Date. For the avoidance of doubt, it is agreed that French Seller may transfer all or part of the European Company Shares to any Affiliates in accordance with the Pre-Closing Restructuring, such Affiliates being then held to transfer the relevant European Company Shares on the terms and conditions set forth in the Purchase Agreement in the event of acceptance of this Offer by the French Seller under the terms set out here above.

3.Publicity. With respect to this Offer and the transactions contemplated hereby and by the Purchase Agreement, Buyer and French Seller each hereby agree to comply with the restrictions set forth in Section 4.6 (Public Announcements) of the Purchase Agreement; provided, however, that without limiting French Seller’s or Buyer’s ability to make such disclosures as may be required by applicable Law or stock exchange rules, in connection with the Consultation and Notification Processes French Seller may make available to the applicable Employee Representative Bodies such information as French Seller determines is reasonably necessary to effect such Consultation and Notification Processes.

4.Termination; Consideration for the Offer; Fees.

a.This Offer shall terminate and cease to be of any further force or effect immediately upon expiration of the Offer Period if, prior to such time, French Seller has not delivered to Buyer an Acceptance Notice. In the event of a termination of this Offer pursuant to this Section 4(a) prior to termination of the Purchase Agreement, Sections 2 through 5 shall survive any such termination.

b.In consideration of the Offer and of the considerable resources Buyer has expended and is expected to expend in furtherance of the European Company Sale, French Seller hereby agrees that (i) if, for any reason, it does not accept the Offer on or prior to the expiration of the Offer Period, and (ii) the Closing under the Purchase Agreement occurs and the European Company Shares are not transferred to Buyer in connection therewith, then French Seller shall pay, or cause to be paid to Buyer, concurrently with the Closing of the transactions under the Purchase Agreement an amount equal to $2,150,000, as compensation for the costs and expenses incurred by Buyer in connection with the transactions contemplated hereby, and the opportunity cost incurred by Buyer and its Affiliates.

5.Miscellaneous. The provisions of Article 10 (Miscellaneous) of the Purchase Agreement are hereby incorporated herein by reference, mutatis mutandis.

6.Countersignature. This Offer is countersigned by the French Seller exclusively to acknowledge the agreement of the French Seller on its provisions, in particular on the undertakings of the French Seller provided in Articles 1 to 5 of this Offer. French Seller’s countersignature of this Offer shall in no event be construed as an acceptance by French Seller of the Offer, exercise of which shall only result from actions described under the acceptance procedure set out on page 1 of this Offer.

Signature page follows.

Sincerely,
SENSATA TECHNOLOGIES HOLDING N.V.
By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

CROUZET AUTOMATISMES S.A.S.
By:
Name:
Title:

Exhibit L

Alternative Pre-Closing Restructuring

(intentionally omitted)

L-1